Exhibit 10.42

DATED 28 July 2009
MI ENERGY CORPORATION
as Borrower
THE BANKS AND OTHER FINANCIAL INSTITUTIONS
named herein as Lenders
CITIC KA WAH BANK LIMITED
as Facility Agent
CHINA CITIC BANK CORPORATION LIMITED, Guangzhou Branch
as Onshore Security Agent
CITIC KA WAH BANK LIMITED
as Offshore Security Agent

FACILITY AGREEMENT
US$200,000,000
TRANSFERABLE TERM LOAN AND
REVOLVING CREDIT FACILITY
to MI ENERGY CORPORATION

THIS AGREEMENT is made on the 28th day of July 2009
BETWEEN:
(1)	MI ENERGY CORPORATION, a company with limited liability incorporated under the laws of Cayman Islands, with its registered address at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands as borrower (the “Borrower”);

(2)	THE BANKS AND OTHER FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders; and

(3)	CITIC KA WAH BANK LIMITED, a company with limited liability incorporated under the laws of Hong Kong, with its registered office at No. 232 Des Voeux Road Central, Hong Kong as facility agent (in this capacity, the “Facility Agent”);

(4)	CHINA CITIC BANK CORPORATION LIMITED, Guangzhou Branch, a company with limited liability incorporated under the laws of the People’s Republic of China, with its business address at 48/F, CITIC Plaza, 233 Tianhe Road North, 510613 Guangzhou, People’s Republic of China as onshore security agent (in this capacity, the “Onshore Security Agent”); and

(5)	CITIC KA WAH BANK LIMITED, a company with limited liability incorporated under the laws of Hong Kong, with its registered office at No. 232 Des Voeux Road Central, Hong Kong as offshore security agent (in this capacity, the “Offshore Security Agent”).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions. In this Agreement, unless the context requires otherwise:

“Advance” means the Tranche A Advance, a Tranche B Advance and/or a Tranche C Advance, as the context may require;

“Adverse Variation” means, in relation to the Material Insurances:
(a)	any material reductions of amounts or scope of cover;

(b)	any material increase to levels of deductible or excess or self insurance arrangements;

(c)	any material reduction in the scope of risks insured or to coverage terms, or the inclusion of new exclusions or exceptions; and

(d)	any material reduction in or cancellation, discontinuance, non-renewal or avoidance of any cover provided under any Material Insurance.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;
“Assignee” means any person to which an assignment of all or part of the rights of any Lender has taken effect in accordance with Clause 22.3;
“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;
“Business Day” means a day (excluding Saturday, Sunday and statutory holidays) on which banks are open for business in Hong Kong, Guangzhou, Beijing and, if on that day a payment is to be made under this Agreement, in New York City;
“Calculation Period” means (a) the period commencing from the date falling one (1) month after the date of this Agreement up to the date falling three (3) months thereafter and (b) after the expiry of the period referred to in (a) above, each successive three (3) month period, provided that the last of such period shall end on the last day of the Tranche C Availability Period;
“Charge over Debt Service Reserve Account” means a charge over the Debt Service Reserve Account executed or to be executed by the Borrower and the Offshore Security Agent, in an agreed form;
“Charge over Offshore Account” means a charge over the MIE Offshore Account executed or to be executed by the Borrower and the Offshore Security Agent, in an agreed form;
“Charge over Onshore Account” means a charge over the MIE Onshore Account executed or to be executed by the Borrower and the Onshore Security Agent, in an agreed form;
“China National Petroleum Corporation” or “CNPC” means China National Petroleum Corporation;

“CITIC Group” means CITIC Group (formerly China International Trust and Investment Corporation) and such companies that are subsidiaries and/or affiliates and are listed under the heading “Finance” on the internet web page http://www.citic.com/wps/portal/citicen/st from time to time (or the equivalent replacement internet web page and/or heading thereon);
“Commitments” means, in relation to each Lender, its Tranche A Commitment, Tranche B Commitment and/or Tranche C Commitment;
“Commitment Fee Commencement Date” means the date falling one (1) month after the date of this Agreement;
“Commitment Fee Payment Dates” means (a) the last day of each consecutive three (3) month period commencing from the Commitment Fee Commencement Date and (b) and the last day of the Tranche C Availability Period;
“Corporate Shareholder” means MIE Holdings Corporation, a limited liability company incorporated under the laws of the Cayman Islands, with its registered address at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;
“Crude Oil Sales Contract” means collectively (a) the Crude Oil Sales Contract of the Daan Oilfield, the Moliqing Oilfield and the Miao 3 Oilfield of Jilin Province made between Microbes, Inc. and China Petroleum Sales Corporation dated 28 December 2000 and (b) the Supplemental Memorandum to the Crude Oil Sales Contract of the Daan Oilfield, the Miao 3 Oilfield and the Moliqing Oilfields of Jilin Province made among PetroChina, Microbes, Inc. and China Petroleum Sales Co., Ltd. dated 5 March 2004 (including any amendments and supplemental agreements to such agreements from time to time);
“Daan PSC” means collectively (a) the Contract for Petroleum Development and Production of the Daan Oilfield of Jilin Province of the People’s Republic of China made between CNPC and Global Oil Corporation dated 16 December 1997, (b) the Amendment Agreement to the Contract for Petroleum Development and Production of the Daan Oilfield of Jilin Province of the PRC made among CNPC, Global Oil Corporation and Microbes, Inc. dated 25 October 2000, (c) the Transfer Agreement dated 26 May 2001 between Microbes, Inc. and the Borrower and (d) the Amendment Agreement to the Contract for Petroleum Development and Production of the Daan Oilfield of Jilin Province of the PRC made among the Borrower, CNPC, Microbes, Inc. and Global Oil Corporation dated 20 December 2001 (including any amendments and supplemental agreements to such agreements from time to time);
“Daan Oilfield” means the Daan Oilfield located in the Jilin Province of the PRC;
“Daan Oilfield Project” means the project with respect to the development and operation of the Daan Oilfield by the Borrower and CNPC pursuant to the Daan PSC;

“Debt Service Reserve Account” means the US Dollar denominated bank account designated as such and opened or to be opened by the Borrower with the Facility Agent pursuant to paragraph 1.1 of Schedule 5;
“Designated Accounting Firms” means:
(a)	PricewaterhouseCoopers;

(b)	Deloitte Touche Tohmatsu;

(c)	Ernst & Young; and

(d)	KPMG;
“Eligible Transferee” means (a) any authorised institution within the meaning of section 2 of the Banking Ordinance (Chapter 155 of the Laws of Hong Kong) or (b) any other bank or financial institution authorised by the banking supervisory authorities of its place of incorporation to conduct banking or deposit-taking business;
“Encumbrance” means, in relation to any person:
(a)	any mortgage, charge, pledge, lien, encumbrance, hypothecation or other security interest or security arrangement of any kind;

(b)	any arrangement whereby any rights are subordinated to any rights of any third party where such arrangement affects or may affect the priority of any amount owing to the Finance Parties; and

(c)	any contractual right of set-off (other than any right of set off arising under contracts entered into by such person in the ordinary course of its day to day operations or under standard banking mandate or documentation for the opening of bank accounts by such person with banks or financial institutions);
“Event of Default” means any event or circumstance specified as such in Clause 15;
“Existing Accounts” means the bank accounts opened by the Borrower as specified in Schedule 14;
“Existing Agent” means Standard Bank Asia Limited;
“Existing Facility” means a loan facility of up to US$150,000,000 made available by the lenders under the Existing Facility Agreement to the Borrower;
“Existing Facility Agreement” means a facility agreement dated 29 October 2007 (as amended from time to time) entered into between, among others, the Existing Agent, the lenders named therein and the Borrower with respect to the Existing Facility;
“Existing Security Documents” means all Encumbrances granted to secure the obligations of the Borrower under the Existing Facility, being:

(a)	a share charge dated 12 January 2009 executed by the Corporate Shareholder in respect of 33,500 shares in the Borrower;

(b)	a borrower debenture dated 26 November 2007 executed by the Borrower;

(c)	an accounts assignment dated 26 November 2007 executed by the Borrower;

(d)	a rights pledge contract dated 30 October 2007 executed by the Borrower;

(e)	an assignment of a guarantee executed by Mr. Zhang Rui Lin dated 12 January 2009 executed by the Borrower;
“Facility” means the facilities to be made available under this Agreement including the Tranche A Facility, the Tranche B Facility and the Tranche C Facility;
“Far East Energy” means Far East Energy Limited, company with limited liability incorporated under the laws of Hong Kong, with its registered office at Room 2105, 21/F, Office Tower, Langham Place, 8 Argyle Street, Mongkok, Kowloon, Hong Kong;
“Fee Letter” means any letter referred to in Clause 11.2 or 11.3;
“Final Repayment Date” means the date falling sixty (60) months after the date of this Agreement;
“Finance Documents” means this Agreement, any Fee Letter, any Security Document and any other document designated as such by the Facility Agent and the Borrower and “Finance Document” means any one of them;
“Finance Parties” means the Facility Agent, the Offshore Security Agent, the Onshore Security Agent and the Lenders and “Finance Party” means any one of them;
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;
“Indonesia JVs” has the meaning ascribed to it in Clause 14.2(e);
“Insurance Adviser” means Marsh & McLennan Ltd. or any other independent insurance consultant approved by the Majority Lenders;
“Insurance Assignment” means an insurance assignment executed or to be executed by the Borrower and the Offshore Security Agent, in an agreed form;
“Interest Payment Date” means the last day of an Interest Period;
“Interest Period” means, in relation to any Advance or the Term Loan, an interest period ascertained in accordance with Clause 7;

“JMC” means, in relation to any Oilfield Project, the Joint Management Committee established under the PSC related to such Oilfield Project;
“Legal Reservations” means:
(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and

(c)	any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered to the Facility Agent pursuant to Clause 3.1(y);
“Lenders” means the banks and financial institutions listed in Schedule 1 as Lenders and each Assignee and Transferee but such term shall not include any Lender in respect of which (a) no amount is or may become owing to or by it under this Agreement and (b) whose Commitment has been cancelled or reduced to nil;
“Lending Office” means, in relation to each Lender, its office at the address specified in Schedule 1 or such other office as may be selected by it from time to time pursuant to Clause 22.12;
“LIBOR” means, in relation to any Advance or the Term Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Advance or the Term Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. (London time) on the second (2nd) Business Day before the first day of the Interest Period for that Advance or the Term Loan for which an interest rate is to be determined for the offering of deposits in US Dollars of that Advance or the Term Loan and for a period comparable to the Interest Period for that Advance or the Term Loan;
“Loan” means the Tranche A Loan, the Tranche B Loan and the Tranche C Loan;
“London Business Day” means a day on which US Dollar deposits may be dealt in on the London interbank market;
“Main Operating Account” means the US Dollar denominated bank account designated as such and opened or to be opened by the Borrower with the Facility Agent pursuant to paragraph 1.3 of Schedule 5;
“Majority Lenders” means at any time Lenders whose aggregate Participations in the Loan exceed fifty one per cent (51%) of the Loan or, if no Advance has yet been made, whose aggregate Commitments exceed fifty one per cent (51%) of all the Commitments;
“Margin” means four point five per cent (4.5%);
“Material Adverse Effect” means, in the opinion of the Majority Lenders, a material adverse effect on:
(a)	the ability of the Borrower or the Corporate Shareholder to perform its obligations under any of the Finance Documents to which it is or is to be a party;

(b)	the business, operations, assets, financial or other condition or prospects of the Borrower or the Corporate Shareholder; or

(c)	the validity or enforceability of any Finance Document or the rights or remedies of any Finance Party under the Finance Documents;
“Material Insurances” has the meaning ascribed to such term in Schedule 13;
“Miao 3 PSC” means collectively (a) the Petroleum Contract for Development and Production of the Miao 3 Oilfield of Jilin Province of the People’s Republic of China made between CNPC and Global Oil Corporation dated 16 December 1997, (b) the Amendment Agreement to the Contract for Petroleum Development and Production of the Miao 3 Oilfield of Jilin Province of the PRC made among CNPC, Global Oil Corporation and Microbes, Inc. dated 25 October 2000, (c) the Transfer Agreement dated 26 May 2001 between Microbes, Inc. and the Borrower and (d) the Amendment Agreement to the Contract for Petroleum Development and Production of the Miao 3 Oilfield of Jilin Province of the PRC made among the Borrower, CNPC, Microbes, Inc. and Global Oil Corporation dated 20 December 2001 (including any amendments and supplemental agreements to such agreements from time to time);
“Miao 3 Oilfield” means the Miao 3 Oilfield located in the Jilin Province of the PRC;
“Miao 3 Oilfield Project” means the project with respect to the development and operation of the Miao 3 Oilfield by the Borrower and CNPC pursuant to the Miao 3 PSC;
“MIE Offshore Account” means the US Dollar denominated bank account designated as such opened or to be opened by the Borrower with the Facility Agent pursuant to paragraph 1.1 of Schedule 5;
“MIE Onshore Account” means the Renminbi denominated bank account designated as such opened or to be opened by the Borrower with the Onshore Account Bank pursuant to paragraph 1.2 of Schedule 5;

“Ministry of Commerce” or “MOC” means the Ministry of Commerce of the PRC or, as the context may require, the relevant local commerce administration authority duly authorised by it;
“Moliqing PSC” means collectively (a) the Petroleum Contract for Development and Production of the Moliqing Oilfield of Jilin Province of the People’s Republic of China made between CNPC and Global Oil Corporation dated 25 September 1998, (b) the Amendment Agreement to the Contract for Petroleum Development and Production of the Moliqing Oilfield of Jilin Province of the PRC made among CNPC, Global Oil Corporation and Microbes, Inc. dated 25 October 2000, (c) the Transfer Agreement dated 26 May 2001 between Microbes, Inc. and the Borrower and (d) the Amendment Agreement to the Contract for Petroleum Development and Production of the Moliqing Oilfield of Jilin Province of the PRC made among the Borrower, CNPC, Microbes, Inc. and Global Oil Corporation dated 20 December 2001 (including any amendments and supplemental agreements to such agreements from time to time);
“Moliqing Oilfield” means the Moliqing Oilfield located in the Jilin Province of the PRC;
“Moliqing Oilfield Project” means the project with respect to the development and operation of the Moliqing Oilfield by the Borrower and CNPC pursuant to the Moliqing PSC;
“Notice of Drawing” means a notice substantially in the form set out in the Appendix;
“Novation Certificate” means a certificate substantially in the form of Schedule 2;
“Oilfields” means the Daan Oilfield, the Miao 3 Oilfield and the Moliqing Oilfield and “Oilfield” means any one of them;
“Oilfield Projects” means the Daan Oilfield Project, the Miao 3 Oilfield Project and the Moliqing Oilfield Project and “Oilfield Project” means any one of them;
“Offshore Security Documents” means the Charge over Offshore Account, the Insurance Assignment, the Pledge over Entitlements under PSCs, the Charge over Debt Service Reserve Account, the Share Mortgage (Borrower), the Share Mortgage (FEE), the Share Mortgage (MIEH), the Subordination Deed and the other Security Documents to which the Offshore Security Agent is a party;
“Onshore Account Bank” means China CITIC Bank Corporation Limited;
“Onshore Security Documents” means the Charge over Onshore Account and the other Security Documents to which the Onshore Security Agent is a party;
“Participation” means in relation to each Lender, in respect of any amount owing to the Lenders hereunder, the proportion of such amount which is owing to that Lender and, in respect of an Advance, the proportion of that Advance which is to be made available by that Lender and “Participation in the Facility” shall be construed accordingly;
“Personal Shareholders” means:
(a)	Zhao Jiang Wei (holder of PRC identity card no: ), whose correspondence address is Room 402, Block C, Yuanda Center, Huizhong Road, Chaoyang, Beijing, PRC;

(b)	Zhang Rui Lin (holder of PRC identity card no: ), whose correspondence address is Room 402, Block C, Yuanda Center, Huizhong Road, Chaoyang, Beijing, PRC; and

(c)	Shang Zhi Guo (holder of PRC identity card no: ), whose correspondence address is Room 402, Block C, Yuanda Center, Huizhong Road, Chaoyang, Beijing, PRC;
“PetroChina” means PetroChina Company Limited;
“Pledge over Entitlements under PSCs” means a pledge agreement in respect of the entitlements of the Borrower under the PSCs executed or to be executed by the Borrower and the Offshore Security Agent, in an agreed form;
“Potential Event of Default” means any event or circumstance which with the giving of notice, the passage of time or any determination of materiality (or any combination of them) would reasonably be expected to become an Event of Default;
“PRC” or “China” means the People’s Republic of China, excluding, for the purpose of this Agreement, the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau and Taiwan;
“PSCs” means the Daan PSC, the Miao 3 PSC and the Moliqing PSC and “PSC” means any one of them;
“Reference Bank” means the principal London office of The Hongkong and Shanghai Banking Corporation, Standard Chartered Bank plc and Royal Bank of Scotland plc or such other banks as may be appointed by the Facility Agent in consultation with the Borrower;
“RMB” or “ Renminbi” means the lawful currency for the time being of the PRC;
“Rollover Tranche C Advance” means one or more Tranche C Advances:
(a)	made or to be made on the same day that a maturing Tranche C Advance is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Tranche C Advance; and

(c)	made or to be made to the Borrower for the purpose of refinancing a maturing Tranche C Advance;
“SAIC” means the State Administration of Industry and Commerce or, as the context may require, any of its local branches duly authorised by it;
“SAFE” means the State Administration of Foreign Exchange or, as the context may require, any of its local branches duly authorised by it;
“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for US Dollars and for the applicable period as displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;
“Security Documents” means the Offshore Security Documents, the Onshore Security Documents and any other document executed from time to time by whatever person as a further guarantee of or security for all or any part of the Borrower’s obligations under this Agreement;
“Security Provider” means each of the Corporate Shareholder, Far East Energy, the Personal Shareholders and, where the context permits, any person other than the Borrower which has provided or subsequently provides a guarantee of or security for all or any part of the Borrower’s obligations under this Agreement;
“Share Mortgage (Borrower)” means a share mortgage in respect of the entire issued share capital of the Borrower executed or to be executed by the Corporate Shareholder and the Offshore Security Agent, in an agreed form;
“Share Mortgage (FEE)” means a share mortgage in respect of the issued share capital of Far East Energy owned by the Personal Shareholders (which constitutes 51% of the entire issued share capital of Far East Energy) executed or to be executed by the Personal Shareholder and the Offshore Security Agent, in an agreed form;
“Share Mortgage (MIEH)” means a share mortgage in respect of the issued share capital of the Corporate Shareholder owned by Far East Energy (which constitutes 51% of the entire issued share capital of the Corporate Shareholder) executed or to be executed by Far East Energy and the Offshore Security Agent, in an agreed form;
“Subordination Deed” means a deed of subordination in respect of the indebtedness owing by the Borrower to the Corporate Shareholder executed or to be executed by the Borrower, the Corporate Shareholder and the Offshore Security Agent, in an agreed form;
“Subsidiary” in relation to any company means any other company or other entity directly or indirectly under the control of the first-mentioned company; for this purpose “control” means ownership of more than fifty per cent (50%) of the voting share capital or equivalent right of ownership of such company or entity, or power to direct its policies and management whether by contract or otherwise and “Holding Company” in relation to any company means the company of which such last-

mentioned company is a Subsidiary;
“Term Advances” means the Tranche A Advance, the Tranche B Advances and the last Tranche C Advance to be made pursuant to Clause 6.7, and “Term Advance” means any one of them;
“Term Loan” means the Tranche A Loan, the Tranche B Loan and the Tranche C Loan to the extent that it is converted into a term facility pursuant to Clause 6.7;
“TPG” means TPG Star Energy Ltd.;
“Tranche A Advance” means the advance under the Tranche A Facility pursuant to Clause 4.1 or, as the context may require, the principal amount advanced to the Borrower on such occasion;
“Tranche A Availability Period” means the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the date falling one (1) month after the date of this Agreement and (b) the date on which the Tranche A Facility is fully drawn, cancelled or terminated under the provisions of this Agreement;
“Tranche A Commitment” means, in relation to each Lender, the principal amount set opposite that Lender’s name under the heading “Tranche A Commitment” in Schedule 1 or, as the case may be, in any Novation Certificate, in each case as reduced by its Participation in the Tranche A Advance or otherwise cancelled, reduced or transferred in accordance with this Agreement, being the maximum amount from time to time which that Lender is committed to make available under the Tranche A Facility;
“Tranche A Facility” means the facility designated as such in Clause 2.1(a)(i);
“Tranche A Loan” means the aggregate principal amount drawn and for the time being outstanding under the Tranche A Facility;
“Tranche B Advance” means each advance under the Tranche B Facility pursuant to Clause 4.2 or, as the context may require, the principal amount advanced to the Borrower on each such occasion;
“Tranche B Availability Period” means the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the date falling twenty four (24) months after the date of this Agreement and (b) the date on which the Tranche B Facility is fully drawn, cancelled or terminated under the provisions of this Agreement;
“Tranche B Commitment” means, in relation to each Lender, the principal amount set opposite that Lender’s name under the heading “Tranche B Commitment” in Schedule 1 or, as the case may be, in any Novation Certificate, in each case as reduced by its Participation in Tranche B Advances made from time to time or otherwise cancelled, reduced or transferred in accordance with this Agreement, being the maximum amount from time to time which that Lender is committed to make available under the Tranche B Facility;

“Tranche B Facility” means the facility designated as such in Clause 2.1(a)(ii);
“Tranche B Loan” means the aggregate principal amount drawn and for the time being outstanding under the Tranche B Facility;
“Tranche C Advance” means each advance under the Tranche C Facility pursuant to Clause 6.1 or, as the context may require, the principal amount advanced to the Borrower on each such occasion;
“Tranche C Availability Period” means the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the date falling thirty six (36) months after the date of this Agreement and (b) the date on which the Tranche C Facility is cancelled or terminated under the provisions of this Agreement;
“Tranche C Commitment” means, in relation to each Lender, the principal amount set opposite that Lender’s name under the heading “Tranche C Commitment” in Schedule 1 or, as the case may be, in any Novation Certificate, in each case as reduced by its Participation in Tranche C Advances made from time to time or otherwise cancelled, reduced or transferred in accordance with this Agreement, being the maximum amount from time to time which that Lender is committed to make available under the Tranche C Facility;
“Tranche C Facility” means the facility designated as such in Clause 2.1(a)(iii);
“Tranche C Loan” means the aggregate principal amount drawn and for the time being outstanding under the Tranche C Facility;
“Transferee” means an Eligible Transferee to which all or any part of a Lender’s rights, benefits and/or obligations under this Agreement have been transferred pursuant to Clause 22.4;
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower or any Security Provider under the Finance Documents;
“US Dollars” and “US$” mean the lawful currency for the time being of the United States of America;
1.2	Construction. In this Agreement, unless the context requires otherwise, any reference to:

a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Facility Agent or, if not so agreed, is in the form reasonably specified or approved by the Facility Agent;

an “authorisation” includes any approvals, consents, licences, permits, franchises, permissions, registrations, resolutions, directions, declarations and exemptions;

an Event of Default or Potential Event of Default which is “continuing” means an Event of Default or Potential Event of Default which has not been remedied or waived;

“including” or “includes” means including or includes without limitation;

“indebtedness” includes any obligation of any person for the payment or repayment of money, whether present or future, actual or contingent, including but not limited to, any such obligation:
(a)	under or in respect of any acceptance, bill, bond, debenture, note or similar instrument;

(b)	under or in respect of any guarantee, indemnity, counter-security or other assurance against financial loss;

(c)	in respect of the purchase, hire or lease of any asset or service; or

(d)	in respect of any indebtedness of any other person whether or not secured by or benefiting from an Encumbrance on any property or asset of such person;
“law” and/or “regulation” includes any constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, rules and regulations having the force of law and rules of civil and common law and equity;
an “order” includes any judgment, injunction, decree, determination or award of any court, arbitration or administrative tribunal;
a “person” includes any individual, company, body corporate or unincorporate or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any thereof;
“tax” includes any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof and “taxation” shall be construed accordingly.
1.3	Successors and Assigns. The expressions “Borrower”, “Lenders”, “Facility Agent” “Offshore Security Agent”, “Onshore Security Agent” and “Finance Party” shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

1.4	Miscellaneous. In this Agreement, unless the context requires otherwise, references to provisions of any law or regulation shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement or any other Finance Document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; unless otherwise stated, references to Clauses, Schedules and the Appendix are to clauses of and schedules and the appendix to this Agreement and references to this Agreement include its Schedules and the Appendix. Clause headings are inserted for reference only and shall be ignored in construing this Agreement.
2.	THE FACILITY

2.1	Amount and Participations. Subject to the provisions of this Agreement:
(a)	the aggregate principal amount of the Facility available to the Borrower is US$200,000,000, comprising:
(i)	a term facility of up to US$125,000,000;

(ii)	a term facility of up to US$60,000,000; and

(iii)	a revolving credit facility (which may be converted into a term facility pursuant to Clause 6.7) of up to US$15,000,000 plus (as from the last day of the Tranche A Availability Period) any amount of the Tranche A Facility which becomes part of the Tranche C Facility in accordance with Clause 4.7 (the “Additional Tranche C Amount”).
(b)	Each Lender will participate in:
(i)	the Tranche A Advance in the proportion which its Tranche A Commitment (if any) bears to the aggregate Tranche A Commitments of all the Lenders;

(ii)	each Tranche B Advance in the proportion which its Tranche B Commitment (if any) bears to the aggregate Tranche B Commitments of all the Lenders; and

(iii)	each Tranche C Advance in the proportion which its Tranche C Commitment (if any) bears to the aggregate Tranche C Commitments of all the Lenders.
2.2	Purpose. The Borrower shall:
(a)	Tranche A Facility. use the proceeds of the Tranche A Facility to refinance the Existing Facility and to pay the associated expenses in respect of the Facility;

(b)	Tranche B Facility. use the proceeds of the Tranche B Facility to finance the costs incurred by the Borrower in respect of the exploration, development, expansion and production of the Oilfield Projects; and

(c)	Tranche C Facility. use the proceeds of the Tranche C Facility to meet the general corporate requirements of the Borrower.
Neither the Facility Agent nor any Lender shall have any responsibility to see to the application of the proceeds by the Borrower.

2.3	Lenders’ Several Liability. The rights and obligations of the Lenders hereunder are several and accordingly:
(a)	the amount at any time owing by the Borrower hereunder to each Lender or the Facility Agent shall be a separate and independent debt and each Lender and the Facility Agent shall be entitled to protect and enforce its respective rights arising out of this Agreement;

(b)	the failure of any Lender to perform its obligations hereunder shall not relieve any other Lender, the Facility Agent or the Borrower of any of its respective obligations, nor shall any Lender or the Facility Agent be responsible for the obligations of any other Lender.
3.	CONDITIONS PRECEDENT

3.1	Conditions. The Lenders shall not be obliged to make any Advance to the Borrower unless the Facility Agent shall have received:

Facility Agreement
(a)	this Agreement duly executed by all the parties;

Corporate Documents

(b)	in relation to the Borrower, certified true copies of:
(i)	its certificate of incorporation and memorandum and articles of association;

(ii)	its current business licence issued by SAIC which evidences that it has duly passed the annual examination in 2008;

(iii)	a list of its directors with their specimen signatures;

(iv)	a list of its shareholders and their respective shareholdings;

(v)	resolutions of its board of directors approving the borrowing and the giving of security on the terms of this Agreement and the Security Documents to which it is a party and the opening and operation of the MIE Offshore Account, the Debt Service Reserve Account and the MIE Onshore Account and authorising a person or persons to execute this Agreement, the relevant Security Documents, all Notices of Drawing and any other notices or documents required in connection herewith or therewith and to open and operate such bank accounts, and the specimen signature(s) of such person(s);
(c)	in relation to each of the Corporate Shareholder and Far East Energy, certified true copies of:

(i)	its certificate of incorporation, memorandum and articles of association, bye-laws (if any) and all other constitutional documents;

(ii)	(only in relation to Far East Energy) its current business registration certificate;

(iii)	a list of its directors with their specimen signatures;

(iv)	a list of its shareholders and their respective shareholdings;

(v)	resolutions of its board of directors and shareholders approving the execution of the relevant Security Documents to which it is a party and authorising a person or persons to execute such Security Documents and any other notices or documents required in connection therewith, and the specimen signature(s) of such person(s);
Security Documents
(d)	(subject to Clause 3.3) the Pledge over Entitlements under PSCs duly executed by the Borrower and the Offshore Security Agent together with (i) the written notice issued by the Borrower to PetroChina in respect of the Pledge over Entitlements under PSCs; and (ii) the signed but undated notice (but excluding the written acknowledgement from PetroChina to such notice) from the Borrower and the Lenders to PetroChina in respect of the payment arrangements of the relevant oil proceeds (each in an agreed form);

(e)	(Subject to Clause 3.3) the Charge over Debt Service Reserve Account duly executed by the Borrower and the Offshore Security Agent;

(f)	(Subject to Clause 3.3) the Charge over Offshore Account duly executed by the Borrower and the Offshore Security Agent;

(g)	(Subject to Clause 3.3) the Charge over Onshore Account duly executed by the Borrower and the Onshore Security Agent;

(h)	(Subject to Clause 3.3) the Insurance Assignment duly executed by the Borrower and the Offshore Security Agent including the written notice(s) issued by the Borrower to the insurer(s) but excluding the written acknowledgement(s) from the insurer(s) to such notice(s) (each in the form specified in the Insurance Assignment);

(i)	(subject to Clause 3.3) the Share Mortgage (Borrower) duly executed by the Corporate Shareholder and the Offshore Security Agent together with the documents required to be provided pursuant to Clause 2.2 of the Share Mortgage (Borrower) (including the certificates in respect of 16,500 shares in the Borrower and instruments of transfer in respect the shares subject to the Share Mortgage (Borrower), duly executed by the Corporate Shareholder in blank) and an irrevocable authorisation letter issued by the Corporate Shareholder authorising the Facility Agent to date and release the Share Mortgage (Borrower) pursuant to Clause 4.3;

(j)	the Share Mortgage (FEE) duly executed by the Personal Shareholders and the Offshore Security Agent together with the documents required to be provided pursuant to Clause 2.2 of the Share Mortgage (FEE);

(k)	the Share Mortgage (MIEH) duly executed by Far East Energy and the Offshore Security Agent together with the documents required to be provided pursuant to Clause 2.2 of the Share Mortgage (MIEH);

(l)	the Subordination Deed duly executed by the Corporate Shareholder, the Borrower and the Offshore Security Agent;
Miscellaneous
(m)	certified true copies of the PSCs and the Crude Oil Sales Contract;

(n)	certified true copies of the PRC identity cards of the Personal Shareholders;

(o)	evidence reasonably satisfactory to the Facility Agent that (i) each of the Debt Service Reserve Account and the MIE Offshore Account has been duly opened with the Facility Agent and (ii) the MIE Onshore Account has been duly opened with the Onshore Account Bank;

(p)	the report dated 17 April 2009 issued by Ryder Scott Company Petroleum Consultants in respect of the oil reserve of the Oilfields;

(q)	a certified true copy of the environmental evaluation report issued by ENSR International;

(r)	the following authorisations required for or in connection with the development, construction and operation of the Oilfield Projects:
(i)	a copy of the approval issued by the National Environmental Bureau of the PRC in respect of the Daan Oilfield Project;

(ii)	certified true copies of the approvals issued by the Jilin Provincial Environmental Bureau in respect of the Moliqing Oilfield Project and the Miao 3 Oilfield Project;

(iii)	copies of the approvals issued by the MOC in respect of the PSCs;

(iv)	copies of the approvals issued by the MOC in respect of the transfer of the PSCs to the Borrower;

(v)	copies of the approvals issued by the National Development and Reform Commission of the PRC in respect of the Oilfield Projects; and

(vi)	any other authorisations required to be obtained by the Borrower from any governmental authority and any other material authorisations required to be obtained by any other person from any governmental authorities for the aforesaid purpose arising as a result of the change in any applicable law or regulation after the date of this Agreement;
(s)	the current insurance policies issued by AON Hong Kong Limited or Ping An Property and Casualty Insurance Company of China in respect of the Borrower’s insurance coverage which shall be customary for operations of similar type in the oil industry;

(t)	evidence satisfactory to the Majority Lenders that the Borrower has put in place adequate internal hedging policies in respect of oil price volatility, interest rate fluctuation and RMB/US Dollar currency risk which are customary for operations of similar type in the oil industry (such hedging policies shall be in the form set out in Schedule 4);

(u)	a copy of the investment agreement entered into between TPG and the Corporate Shareholder in respect of the equity investment of US$50,000,000 by TPG in the Corporate Shareholder, certified as a true copy by the Chief Financial Officer, the Chief Operating Officer or a director of the Borrower;

(v)	a letter or e-mail from the Existing Agent confirming the total amount required to be paid by the Borrower to the Existing Agent to discharge the Existing Facility in full on the date on which the Tranche A Advance is proposed to be made and the details of the bank account of the Existing Agent to which such amount shall be paid;

(w)	the draft releases in respect of the Existing Security Documents in an agreed form together with a copy of the deed of release executed by the Existing Agent in respect of a share charge dated 12 January 2009 executed by the Corporate Shareholder in respect of 8,000 shares in the Borrower;

(x)	evidence that all authorisations and filings, registrations and other formalities which arise as a result of the change in any applicable law or regulation after the date of this Agreement have been or will be obtained or completed in order to ensure that the Finance Documents are valid and enforceable and to preserve the priority of the Offshore Security Agent or, as the case may be, the Onshore Security Agent under any Security Document (other than the evidence relating to the authorisations, filings, registrations and other formalities specified in Clauses 14.1(s) and 14.1(t));

(y)	(i) a legal opinion in relation to Hong Kong law issued by Baker & McKenzie, (ii) a legal opinion in relation to the Cayman Islands law issued by Conyers Dill & Pearman and (iii) a legal opinion in relation to PRC law issued by Global Law Office;

(z)	a written confirmation of acceptance of appointment from Law Debenture Services (H.K.) Limited as (in its standard form) process agent in Hong Kong for the Borrower, the Corporate Shareholder and the Personal Shareholders.
3.2	Facility Agent’s Approval. All the documents and evidence referred to in Clause 3.1 shall be in form and substance satisfactory to the Facility Agent and shall be supplied in such number of copies or counterparts as the Facility Agent may require. Copies required to be certified shall be certified in a manner satisfactory to the Facility Agent by a director or responsible officer of the Borrower or other party concerned.

3.3	Escrow. The Security Documents listed in Clause 3.1(d) to Clause 3.1(i) (the “Escrow Security Documents”) shall be held undated by the Facility Agent pending their dating and delivery in accordance with Clause 4.3(c).

3.4	Waiver of Conditions Precedent. Upon receiving the written instructions of the Majority Lenders, the Facility Agent may waive the provision of any document or evidence referred to in Clause 3.1 as a condition precedent to the making of any Advance.

3.5	Notice. After all the documents and evidence referred to in Clause 3.1 have been received by the Facility Agent or otherwise waived by the Facility Agent pursuant to Clause 3.4, the Facility Agent shall give notice of that fact to the Borrower and the Lenders. The status of the documents and evidence referred to in Clause 3.1 as at the date of this Agreement is set out in a report annexed in Schedule 11, and the Facility Agent hereby confirms that (i) the items stated as “satisfied” have been received and confirmed acceptable by the Facility Agent; (ii) the items stated as “agreed form” shall be acceptable to the Facility Agent on receipt of such items in such agreed form.

4.	TRANCHE A ADVANCE AND TRANCHE B ADVANCES

4.1	Availability of Tranche A Advance. Subject to Clause 4.3 and the other terms and conditions of this Agreement, the Borrower may request the making of the Tranche A Advance up to the full amount available under the Tranche A Facility on any one (1) Business Day during the Tranche A Availability Period.

4.2	Availability of Tranche B Advances. Subject to Clauses 4.3 and 4.4 and the other terms and conditions of this Agreement, the Borrower may request the making of a Tranche B Advance on any Business Day during the Tranche B Availability Period, provided that:
(a)	the amount of each Tranche B Advance shall be at least US$5,000,000 and an integral multiple of US$1,000,000;

(b)	the aggregate principal amount of all Tranche B Advances shall not exceed the aggregate principal amount of the Tranche B Facility available for drawing under this Agreement.
4.3	Conditions to the Making of Tranche A Advance and Tranche B Advances. The making of the Tranche A Advance and each Tranche B Advance is also subject to the conditions that:
(a)	the requirements of Clause 3 shall have been satisfied before the first Notice of Drawing is signed by the Chief Financial Officer, the Chief Operating Officer, a director or any other duly authorised person of the Borrower and is given or at such later time as the Facility Agent may agree;

(b)	the Facility Agent shall have received not later than 11:00 a.m. (Hong Kong time) on the third (3) Business Day before the date on which such Advance is to be made a duly completed and signed original Notice of Drawing;

(c)	in relation to the Tranche A Advance only, the Facility Agent shall have received on or before the date of the Notice of Drawing for such Advance evidence reasonably satisfactory to it that, contemporaneously with the disbursements by the Facility Agent of the proceeds of the Tranche A Advance into the bank account of the Existing Agent as specified in the letter or e-mail referred to in Clause 3.1(v), the Facility Agent will receive the following;
(i)	the original formal releases signed by the Existing Agent in respect of the Existing Security Documents (which shall be in substantially the same form as the draft releases referred to in Clause 3.1(w));

(ii)	the original share certificates in respect of the 33,500 shares in the Borrower subject to the share charge referred to in paragraph (a) of the definition of “Existing Security Documents”;

(iii)	a certified true copy of the cancellation letter signed by the Existing Agent in respect of the payment arrangements in connection with the rights pledge agreement referred to in paragraph (d) of the definition of “Existing Security Documents” (and the Borrower shall arrange for such cancellation letter together with the notice referred to in Clause 3.1(d)(ii) (which notice shall be dated on the same date as cancellation letter) to be issued to PetroChina forthwith upon receiving the same from the Existing Agent);
(d)	no Event of Default or Potential Event of Default shall have occurred (or would be likely to occur as a result of such Advance being made) and all representations and warranties made by the Borrower in or in connection with this Agreement shall be true and correct in all material respects as at the date such Advance is to be made with reference to the facts and circumstances then subsisting;

(e)	not later than 11:00 a.m. (Hong Kong time) on the date on which such Advance is to be made, the Facility Agent shall have received and found satisfactory such additional information, legal opinions and documents relating to the Borrower or any Security Provider or any Finance Document as the Facility Agent may reasonably require as a result of circumstances which could have a Material Adverse Effect arising or becoming known to the Facility Agent or the Lenders since the date of any previous Advance or, if no previous Advance has been made, the date of this Agreement; and

(f)	in relation to any Tranche B Advance only, the Tranche A Advance shall have been made during the Tranche A Availability Period.

It is hereby agreed that, contemporaneously with the disbursements by the Facility Agent of the proceeds of the Tranche A Advance into the bank account of the Existing Agent as specified in the letter or e-mail referred to in Clause 3.1(v), the Facility Agent shall be entitled to date and unconditionally deliver the Escrow Security Documents and the Escrow Security Documents will automatically take effect.

4.4	Further Conditions to making of Tranche B Advances. Prior to the making of each Tranche B Advance, the Facility Agent shall have received the following:
(a)	the following evidence that TPG has duly completed its investment into the Corporate Shareholder and that the Corporate Shareholder has duly injected a sum equal to the amount of such investment proceeds (in an amount of not less than US$50,000,000) into the Borrower:
(i)	certified true copies of the share certificate(s) in respect of the shares of the Corporate Shareholder issued to TPG;

(ii)	certified true copies of the bank account statements of the Corporate Shareholder and the Borrower evidencing that such proceeds have been injected by TPG into the Corporate Shareholder and a sum equal to the amount of such proceeds has been transferred by the Corporate Shareholder into the Borrower; and

(iii)	(if such proceeds are injected by the Corporate Shareholder into the Borrower by way of equity contribution) certified true copies of the share certificate(s) in respect of the new shares of the Borrower issued to the Corporate Shareholder;
(b)	the documents and evidence referred to in Clauses 4.3(c), 14.1(s) and 14.1(t);

(c)	a report issued by the Insurance Adviser in respect of the compliance of the scope of the Borrower’s insurance coverage with the applicable industry practice.
4.5	Notification. Upon receipt of the Notice of Drawing in respect of the Tranche A Advance or a Tranche B Advance, the Facility Agent shall promptly notify the Lenders whereupon each Lender shall, subject to the provisions of this Agreement, make available to the Borrower its Participation in the Tranche A Advance or, as the case may be, the relevant Tranche B Advance in accordance with Clause 12.1.

4.6	Notice of Drawing Irrevocable. A Notice of Drawing under the Tranche A Facility or the Tranche B Facility once given shall be irrevocable and the Borrower shall be bound to draw the Tranche A Advance or, as the case may be, the relevant Tranche B Advance in accordance therewith, except as otherwise provided in this Agreement. If such Advance is not made in accordance with the relevant Notice of Drawing as a result of any default or negligence by the Borrower, the Borrower shall on demand pay to the Facility Agent for the account of each Lender, each such Lender’s Break Costs arising as a consequence of the proposed Advance not having been made in accordance with the Notice of Drawing.

4.7	Cancellation. Any part of the Tranche A Facility which remains undrawn at the end of the Tranche A Availability Period shall, at the written request of the Borrower to the Facility Agent, be transferred to and form a part of the Tranche C Facility. Any part of the Tranche B Facility undrawn at the end of the Tranche B Availability Period shall be cancelled.

5.	REPAYMENT, PREPAYMENT AND CANCELLATION — TERM FACILITY

5.1	Repayment. The Borrower shall repay the Term Loan (including the Tranche C Loan which has been converted into a term facility pursuant to Clause 6.7) outstanding at the date falling thirty six (36) months after the date of this Agreement by five (5) equal successive half-yearly instalments, the first instalment to be paid on the date falling thirty six (36) months after the date of this Agreement. Any prepayment pursuant to Clause 5.2 or Clause 5.6 shall reduce the amount of the repayment instalments in inverse order of maturity. Any prepayment of a Lender’s Participation in the Term Loan pursuant to Clause 9.1 or 9.2 shall reduce the amount of the repayment instalments pro rata.

5.2	Voluntary Prepayment. The Borrower may prepay all or part of the Term Loan, Provided that:
(a)	the Borrower shall have given to the Facility Agent not less than thirty (30) days’ prior written notice specifying the amount and date of prepayment;

(b)	all other sums then due and payable under this Agreement shall have been paid; and

(c)	if the prepayment is made from funds provided to the Borrower or the Corporate Shareholder by any other bank or financial institution (but not funds provided by any private equity fund or obtained by way of initial public offering, placement, rights offering or other equity issue of the shares of the Borrower or the Corporate Shareholder), at the time of prepayment the Borrower shall pay to the Facility Agent for the account of the Lenders a prepayment fee equal to:
(i)	zero point five percent (0.5%) of the amount prepaid if such prepayment is effected within three (3) years from the date of this Agreement; and

(ii)	zero point two percent (0.2%) of the amount prepaid if such prepayment is effected on any day falling after three (3) years from the date of this Agreement.
For the avoidance of doubt, such prepayment fee is payable only in the case of a voluntary prepayment under this Clause 5.2, and all other prepayments under this Agreement shall be payable without premium or penalty, except for Break Costs (if any).

5.3	Provisions Applicable to Prepayments. Any notice of prepayment given by the Borrower under any provision of this Agreement shall be irrevocable and the Borrower shall be bound to make a prepayment in accordance therewith. The Borrower may not prepay the Term Loan or any part thereof except in accordance with the express terms of this Agreement. Amounts prepaid may not be reborrowed under this Agreement.

5.4	Other Amounts. If the Term Loan or any part thereof is prepaid under any provision of this Agreement, the Borrower shall also pay to the Facility Agent for the account of each Lender concerned:
(a)	at the time of prepayment, such Lender’s proportion of interest and commitment fee accrued up to the date of prepayment and all other sums payable by the Borrower under this Agreement for the account of such Lender; and

(b)	on demand, such amount as such Lender may certify to be its Break Costs if such prepayment is not made on the last day of any Interest Period applicable to the amount to be prepaid.
5.5	No Voluntary Cancellation. Except as otherwise provided for in this Agreement, the Borrower may not cancel (a) the undrawn Tranche A Facility before the end of the Tranche A Availability Period and (b) all or any part of the undrawn Tranche B Facility before the end of the Tranche B Availability Period.

5.6	Mandatory Prepayment. If the Borrower proposes to provide any of the loans referred to in Clause 14.2(f)(i)(ee) or Clause 14.2(f)(i)(ff) (and such amount(s) has not previously been provided in accordance with Clause 14.2(f)(i)(ee) or Clause 14.2(f)(i)(ff) and then repaid), the Borrower shall make a prepayment in respect of the Term Loan and/or Tranche C Advances on or before the Business Day immediately before any such loan is provided and such prepayment shall be made in an amount determined in accordance with the formula below:
whereby:
(a)	PA means the amount required to be prepaid by the Borrower;

(b)	LA means the amount (or if applicable the US Dollar equivalent thereof) of the relevant loan to be provided by the Borrower to the Corporate Shareholder pursuant to Clause 14.2(f)(i)(ee) or Clause 14.2(f)(i)(ff).
Notwithstanding any contrary provisions of this Agreement, any Tranche C Advances prepaid pursuant to this Clause 5.6 shall not thereafter be available for further drawing under the Tranche C Facility.

5.7	Final Repayment. The balance (if any) of the Term Loan together with all accrued interest and other monies outstanding in connection with the Term Facility shall be repaid on the Final Repayment Date.

6.	TRANCHE C ADVANCES, REPAYMENTS AND CANCELLATION — TRANCHE C FACILITY

6.1	Availability. Subject to Clause 6.2 and the other terms and conditions of this Agreement, the Borrower may request the making of a Tranche C Advance on any Business Day during the Tranche C Availability Period, Provided that:
(a)	the amount of each Tranche C Advance shall be at least US$1,000,000 and an integral multiple of US$1,000,000;

(b)	the aggregate principal amount of all Tranche C Advances outstanding at any one time shall not exceed the aggregate principal amount available under the Tranche C Facility at such time.
6.2	Conditions of Drawing. The making of each Tranche C Advance is also subject to the conditions that:
(a)	the requirements of Clause 3 shall have been satisfied before the first Notice of Drawing is signed by the Chief Financial Officer, the Chief Operating Officer, a director or such other duly authorised person of the Borrower and is given or such later time as the Facility Agent may agree;

(b)	the Facility Agent shall have received not later than 11:00 a.m. (Hong Kong time) on the third (3) Business Day before the date on which the Tranche C Advance is to be made a duly completed and signed original Notice of Drawing;

(c)	prior to the making of each Tranche C Advance, the Facility Agent shall have received the documents and evidence referred to in Clauses 4.4(a), 4.4(b) and 4.4(c);

(d)	no Event of Default or (in relation only to a Tranche C Advance not being a Rollover Tranche C Advance) Potential Event of Default shall have occurred (or would be likely to occur as a result of such Tranche C Advance being made) and all representations and warranties made by the Borrower in or in connection with this Agreement shall be true and correct in all material respects as at the date such Tranche C Advance is to be made with reference to the facts and circumstances then subsisting;

(e)	not later than 11.00 a.m. (Hong Kong time) on the date on which such Tranche C Advance is to be made, the Facility Agent shall have received and found satisfactory such additional information, legal opinions and documents relating to the Borrower or any Security Provider or any Finance Document as the Facility Agent may reasonably require as a result of circumstances which could have a Material Adverse Effect arising or becoming known to the Facility Agent or the Lenders since the date of the previous Advance, or if no previous Advance has been made, the date of this Agreement; and

(f)	the Tranche A Advance shall have been made during the Tranche A Availability Period.
6.3	Notification. The Facility Agent shall promptly notify the Lenders of each Notice of Drawing with respect to the Tranche C Facility whereupon each Lender shall, subject to the provisions of this Agreement, make available to the Borrower its Participation in the relevant Tranche C Advance in accordance with Clause 12.1.

6.4	Notice of Drawing Irrevocable. A Notice of Drawing under the Tranche C Facility once given shall be irrevocable and the Borrower shall be bound to draw a Tranche C Advance in accordance therewith, except as otherwise provided in this Agreement. If a Tranche C Advance is not made in accordance with a Notice of Drawing as a result of any default or negligence by the Borrower, the Borrower shall on demand pay to the Facility Agent for the account of each Lender such amount (if any) as such Lender may certify to be its Break Costs arising as a consequence of the proposed Tranche C Advance not having been made in accordance with such Notice of Drawing.

6.5	Repayments. The Borrower shall repay each Tranche C Advance (other than the Final Tranche C Advance (as defined in Clause 6.7)) in full on the Interest Payment Date applicable to that Tranche C Advance. Any amount so repaid shall, subject to the terms of this Agreement, be available for further Advances. Other than the Final Tranche C Advance made pursuant to Clause 6.7, all Tranche C Advances and all accrued interest and other monies outstanding in connection with the Tranche C Facility shall be repaid not later than the last day of the Tranche C Availability Period. The Borrower may not prepay any Tranche C Advance or any part thereof except in accordance with the express terms of this Agreement.

6.6	Renewals. If on any Interest Payment Date a Tranche C Advance is to be repaid and a new Tranche C Advance made, then no actual payments by the Borrower or the Lenders shall be required hereunder to the extent of the amount which is to be repaid and readvanced.

6.7	Conversion. Subject to the foregoing provisions of this Clause 6 and the other terms of this Agreement, the Borrower may, during the period commencing from the fifteenth (15th) Business Day before the last day of the Tranche C Availability Period and ending on and including the last day of the Tranche C Availability Period, elect to convert the Tranche C Facility into a term facility and make a final Tranche C Advance (the “Final Tranche C Advance”) under the Tranche C Facility up to an amount equal to the aggregate of the total principal amount of all existing Tranche C Advances then outstanding and the amount of the Tranche C Facility then remaining available to be drawn. For the avoidance of doubt, no further Tranche C Advance shall be made under the Tranche C Facility after the Final Tranche C Advance is made. The Borrower shall repay the principal amount outstanding under the Final Tranche C Advance in accordance with Clause 5.1.

6.8	No Voluntary Cancellation. Except as otherwise provided for in this Agreement, the Borrower may not cancel all or any part of the undrawn Tranche C Facility.

7.	INTEREST

7.1	Interest. The Borrower shall pay interest on each Tranche C Advance and on the Term Loan (or each part thereof) in accordance with the provisions of this Clause.

7.2	Interest Periods — Term Loan. The Interest Periods applicable to each Term Advance or, as the case may be, the Term Loan shall be one (1), two (2), three (3) or (subject to availability) six (6) months as selected by the Borrower in accordance with Clause 7.3, Provided that:
(a)	the first Interest Period in relation to each Term Advance shall commence on the date on which that Term Advance is made;

(b)	in relation to each Term Advance after the first Term Advance, the first Interest Period shall end on the last day of the then current Interest Period in respect of the Term Loan so that all existing Term Advances shall be consolidated upon the expiry of each Interest Period (to the extent not already consolidated in accordance with this paragraph);

(c)	each Interest Period (except the first Interest Period) in relation to each Term Advance or, as the case may be, the Term Loan shall commence on the last day of the preceding Interest Period;

(d)	any Interest Period which would otherwise end on a non-Business Day shall instead end on the next following Business Day or, if that Business Day is in another calendar month, on the immediately preceding Business Day;

(e)	if any Interest Period commences on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month one (1), two (2), three (3) or six (6) months thereafter as the case may be, that Interest Period shall, subject to paragraphs (b) and (f), end on the last Business Day of such later calendar month; and

(f)	any Interest Period which would otherwise extend beyond a repayment date under Clause 5.1 shall instead end on that repayment date, subject to adjustment in accordance with Clause 12.5.
7.3	Selection — Term Loan. Subject to Clause 7.2, the Borrower may select the length of an Interest Period for any Term Advance or, as the case may be, the Term Loan by written notice to be received by the Facility Agent not later than 12:00 noon (Hong Kong time) on the third (3) Business Day before the start of that Interest Period, and if the Borrower does not give such a notice it shall be deemed to have selected a one (1) month Interest Period.

7.4	Interest Periods — Tranche C Advances. The Interest Period for each Tranche C Advance (other than the Final Tranche C Advance made pursuant to Clause 6.7) shall commence on the date on which the Tranche C Advance is made and end on the date one (1), two (2), three (3) or (subject to availability) six (6) months thereafter as selected by the Borrower in the relevant Notice of Drawing Provided that:

(a)	any Interest Period which would otherwise end on a non-Business Day shall instead end on the next following Business Day or, if that Business Day is in another calendar month, on the immediately preceding Business Day;

(b)	any Interest Period which commences on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month one (1), two (2), three (3) or six (6) months thereafter (as the case may be) shall, subject to paragraph (c), end on the last Business Day of such later calendar month; and

(c)	any Interest Period which would otherwise end after the Final Repayment Date shall instead end on that date.
For the avoidance of doubt, the Interest Period for the Final Tranche C Advance shall be determined in accordance with Clause 7.2.

7.5	Non Availability. If the Borrower selects a six (6) month Interest Period and the Facility Agent determines (which determination shall be conclusive and binding) that six (6) month deposits in the relevant amount and currency are not for the time being available in the London interbank market, the Borrower shall, subject as aforesaid, be deemed to have selected a one (1) month Interest Period.

7.6	Rate and Calculation. The rate of interest applicable to the Term Loan (or any part thereof) and to each Tranche C Advance shall be the rate per annum determined by the Facility Agent to be the aggregate of LIBOR for that Interest Period and the Margin. Interest shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 360 day year, including the first day of the period during which it accrues but excluding the last, and shall be paid in arrear on each Interest Payment Date. The Agent shall notify the Borrower and the Lenders of each interest rate determined under this Clause.

8.	MARKET DISRUPTION

8.1	Market Disruption. If a Market Disruption Event (as defined below) occurs in relation to an Advance or the Term Loan for any Interest Period, then the rate of interest on each Lender’s share of that Advance or the Term Loan for the Interest Period shall be the rate per annum which is the sum of:
(a)	the Margin; and

(b)	the higher of (x) the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance or the Term Loan from whatever source it may reasonably select and (y) in relation to a Market Disruption Event under Clause 8.2(b), LIBOR.
8.2	Market Disruption Events. In this Agreement, “Market Disruption Event” means:

(a)	at or about 12:00 noon on the second London Business Day before the first day of the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant Interest Period; or

(b)	before close of business in London on the second London Business Day before the first day of the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty five per cent (35%) of that Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
8.3	Alternative Basis of Interest or Funding. If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis so agreed above shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties to this Agreement. For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

9.	CHANGE OF LAW OR CIRCUMSTANCES

9.1	Unlawfulness. If it becomes, or it becomes apparent that it is or will be, unlawful or contrary to any legal requirement of any governmental, fiscal, monetary or other authority or any other requirement of any supervisory or licensing authority of any Lender for any Lender to give effect to its obligations hereunder, such Lender shall through the Facility Agent so notify the Borrower, whereupon such Lender’s outstanding Commitment shall be cancelled and its obligation to maintain its Participation in the Loan shall cease. The Borrower shall forthwith after such notification, or such longer period as such Lender may certify as being permitted by the relevant law, prepay such Lender’s Participation in the Loan in full together with interest accrued thereon to the date of prepayment and any other monies owing hereunder to such Lender.

9.2	Increased Cost. If a Lender determines that the introduction of, or any change in, any applicable law or regulation or in the interpretation or application thereof or compliance by such Lender with any applicable direction, request or requirement (whether or not having the force of law, and including any such direction, request or requirement which affects the manner in which such Lender of such Lender is required to or does allocate or maintain capital in support of its assets or liabilities) of any competent governmental, fiscal, monetary, or other authority does or will:
(a)	subject such Lender to any tax or other payment with reference to sums advanced or to be advanced by such Lender or payable by the Borrower under this Agreement (except (i) tax on such Lender’s overall net income in the jurisdiction of its principal office or Lending Office or (ii) as referred to in Clause 10); or

(b)	impose on such Lender any other condition the effect of which is to (i) increase the cost to such Lender participating in the Facility or (ii) reduce the amount of any payment receivable by, or the effective return to, such Lender in respect of the Facility or (iii) impose an additional cost on such Lender resulting from such Lender’s Participation in the Facility, such Lender may through the Facility Agent so notify the Borrower, and the Borrower shall from time to time upon demand (whether or not such Lender’s Participation in the Loan has been repaid) pay to the Facility Agent for the account of such Lender such amounts as such Lender may certify in good faith to be necessary to compensate it for such tax, payment, increased cost or reduction (each an “increased cost”). Where such increased cost arises from circumstances contemplated above which affect the Lender’s business generally or the manner in which or extent to which that Lender allocates capital resources, the Lender shall be entitled to such increased cost as it determines and certifies in good faith is fairly allocable to its Participation in the Facility. Nothing in this Clause 9.2 shall require any Lender to disclose confidential information relating to the organisation of its business or the business of any Holding Company. The Borrower and the Facility Agent, in consultation with such Lender, shall discuss whether any alternative arrangement may be made to avoid such increased cost. So long as the circumstances giving rise to such increased cost continue, the Borrower may, after giving the Facility Agent not less than thirty (30) days’ prior written notice (which shall be irrevocable), prepay all (but not only part of) such Lender’s Participation in the Loan in accordance with Clauses 5.3 and 5.4, and upon the giving of such notice such Lender’s outstanding Commitments shall be cancelled.

10.	TAXES AND OTHER DEDUCTIONS

10.1	No Deductions or Withholdings. All sums payable by the Borrower under any Finance Documents shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Borrower or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of any Finance Party, the Borrower shall, together with such payment, pay such additional amount as will ensure that such Finance Party receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. The Borrower shall promptly forward to the Facility Agent copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

10.2	Advance Notification. If at any time the Borrower becomes aware that any such deduction, withholding or payment contemplated by Clause 10.1 is or will be required, it shall immediately notify the Facility Agent and supply all available details thereof.

11.	FEES AND EXPENSES

11.1	Commitment Fee. If the Tranche A Advance has been made under this Agreement, the Borrower shall pay to the Facility Agent for the pro rata account of the Lenders a commitment fee in respect of each Calculation Period calculated on the daily available but undrawn balance of the Facility on the basis of the actual number of days elapsed and a 360 day year at the rate of:
(a)	if the average amount of the Tranche B Loan and all outstanding Tranche C Advances during any Calculation Period exceeds fifty percent (50%) of the aggregate of the Tranche B Commitments and the Tranche C Commitments of all the Lenders as at the date of this Agreement (as reduced by (i) any principal amount repaid or prepaid by the Borrower under the Tranche B Facility from time to time, (ii) any principal amount repaid or prepaid by the Borrower under the Tranche C Facility which is not available for reborrowing following such repayment or prepayment and (iii) any amount of the Tranche B Facility and/or the Tranche C Facility cancelled from time to time), one percent (1%) per annum; or

(b)	if the average amount of the Tranche B Loan and all outstanding Tranche C Advances during any Calculation Period is equal to or less than fifty percent (50%) of the aggregate of the Tranche B Commitments and the Tranche C Commitments of all the Lenders as at the date of this Agreement (as reduced by (i) any principal amount repaid or prepaid by the Borrower under the Tranche B Facility from time to time, (ii) any principal amount repaid or prepaid by the Borrower under the Tranche C Facility which is not available for reborrowing following such repayment or prepayment and (iii) any amount of the Tranche B Facility and/or the Tranche C Facility cancelled from time to time), one point five percent (1.5%) per annum.
The commitment fee shall accrue from day to day and be paid in arrears on each Commitment Fee Payment Date.

11.2	Agency Fee. The Borrower shall pay to the Facility Agent for its own account an agency fee in accordance with a letter of even date herewith addressed by the Facility Agent to and accepted by the Borrower in accordance with the terms stated therein.

11.3	Arrangement Fee. The Borrower shall pay to the Facility Agent (for distribution to the Lenders in such manner as agreed by the Lenders) a work and arrangement fee specified in a letter of even date herewith (the “Work and Arrangement Fee Letter”) addressed by the Facility Agent to and accepted by the Borrower in accordance with the terms stated therein. In the event that the Tranche A Advance has not occurred during the Tranche A Availability Period, the Borrower may, by notice to the Facility Agent, cancel all Commitments under the Facility, and in such case no commitment fees or agency fees shall be payable under this Clause 11 and the only payment to be made by the Borrower under the Work and Arrangement Fee Letter shall be the Work Fee as specified in paragraph (a) of the Arrangement Fee Letter.

11.4	Expenses. The Borrower shall forthwith on demand and whether or not any Advance is made pay to or reimburse each Finance Party for its own account for all reasonable costs, charges and expenses (including legal and other fees on a full indemnity basis and travel and all other out-of-pocket expenses, provided that such travel expenses are incurred in relation to the economy class of the relevant type of the transportation involved) incurred by it in connection with:
(a)	the negotiation, preparation, execution and (where relevant) registration of the Finance Documents and any other documentation required thereunder;

(b)	any amendment, waiver or consent to any Finance Document if the same is requested by the Borrower or any Security Provider.
11.5	Enforcement Costs. The Borrower shall from time to time forthwith on demand pay to or reimburse each of the Finance Parties for all costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) incurred by it in investigating any event which it reasonably believes is an Event of Default or Potential Event of Default or in exercising any of its rights or powers under any Finance Document or in suing for or seeking to recover any sums due under any Finance Document or otherwise preserving or enforcing its rights under any Finance Document or in defending any claims brought against it in respect of any Finance Document or in releasing or re-assigning any Security Document.

11.6	Taxes. The Borrower shall pay all present and future stamp and other like duties and taxes (other than the stamp duty levied in the PRC which is payable by China CITIC Bank Corporation Limited or CITIC Ka Wah Bank (China) Limited in respect of this Agreement) and all notarial, registration, recording and other like fees which may be payable in respect of any Finance Document and shall indemnify each Finance Party against all liabilities, costs and expenses which may result from any default in paying such duties, taxes or fees.

11.7	Recovery of Costs. If any Finance Party is entitled to seek the payment or reimbursement of any costs and expenses from any Security Provider under the terms of any Security Documents to which such Security Provider is a party (the “Relevant Costs and Expenses”), such Finance Party shall:
(a)	firstly, make a demand to the Borrower for its payment or reimbursement of the Relevant Costs and Expenses;

(b)	secondly, if the Borrower fails to meet such demand within ten (10) Business Days, make a demand to the Corporate Shareholder (if the Corporate Shareholder is liable for such Relevant Costs and Expenses) for its payment or reimbursement of the Relevant Costs and Expenses;

(c)	thirdly, if the Corporate Shareholder fails to meet such demand within ten (10) Business Days, make a demand to Far East Energy (if Far East Energy is liable for such Relevant Costs and Expenses) for its payment or reimbursement of the Relevant Costs and Expenses;

(d)	fourthly, if Far East Energy fails to meet such demand within ten (10) Business Days, make a demand to the Personal Shareholders (if the Personal Shareholders are liable for such Relevant Costs and Expenses) for their payment or reimbursement of the Relevant Costs and Expenses.

12.	PAYMENTS AND EVIDENCE OF DEBT

12.1	Advances. Amounts to be advanced by the Lenders to the Borrower under this Agreement shall be made available to the Facility Agent not later than 10:00 a.m. (Hong Kong time) on the date on which such Advance is to be made by remittance to the bank account (No. ) of the Facility Agent with JPMorgan Chase Bank, New York (for account of CITIC Ka Wah Bank Limited, Hong Kong and quoting reference: Loan Service Centre — “MI Energy”) (or to such other account as the Facility Agent may designate). The Facility Agent shall make available to the Borrower the amounts received by it by payment to such other account in Hong Kong as the Borrower shall have previously agreed with the Facility Agent, provided that the proceeds of the Tranche A Advance borrowed for the purpose of refinancing the Existing Facility shall be paid by the Facility Agent to the bank account of the Existing Agent as specified in the letter or e-mail from the Existing Agent referred to in Clause 3.1(v). The Borrower shall be deemed to have borrowed the relevant amount when such payment is made by the Facility Agent.

12.2	Payments by Borrower. All payments by the Borrower under this Agreement shall be made to the Facility Agent on the relevant due date in same day funds settled through the Clearing House Automated Transfer System operated by the Hong Kong Interbank Clearing Limited (or in such other funds as may then be customary for the settlement in US Dollars of transactions of this nature) to the bank account (No. ) of the Facility Agent with JPMorgan Chase Bank, New York (for account of CITIC Ka Wah Bank Limited, Hong Kong and quoting reference: Loan Service Centre — “MI Energy”) (or to such other account as the Facility Agent may designate), provided that (a) if the relevant payment is made through a transfer from the Debt Service Reserve Account or the MIE Offshore Account, such payment shall be made to the Facility Agent by no later than 1:00 p.m. (Hong Kong time) on the relevant due date and (b) in any other cases, the Borrower shall procure that the Facility Agent shall receive an authenticated SWIFT message in respect of the relevant payment by no later than 1:00 p.m. (Hong Kong time) on the relevant due date. The Facility Agent shall forthwith distribute to each Lender its due proportion (if any) of the amounts received by it in like funds as are received by the Facility Agent and to such account in New York City as such Lender shall have previously notified to the Facility Agent.

12.3	Allocation of Receipts. If any amount received by the Facility Agent in respect of sums due from the Borrower hereunder is less than the full amount due, the Facility Agent shall allocate the amount received towards sums owing under this Agreement in the following order of priority: (a) expenses owing to the Facility Agent; (b) other expenses and fees owing to the Offshore Security Agent and the Onshore Security Agent, (c) other expenses and fees owing to the other Finance Parties; (d) interest on the Loan and on such interest; (e) principal of the Loan; and (f) other sums.

12.4	Payments by Facility Agent and Refunds. Where any sum is to be paid to the Facility Agent under any Finance Document for the account of the Borrower or any Finance Party, the Facility Agent shall not be obliged to pay that sum to the Borrower or such

Finance Party (as the case may be) or enter into or perform any related exchange contract unless and until the Facility Agent has established to its satisfaction that it has actually received that sum. Where any sum is to be paid under this Agreement to the Facility Agent for the account of another person, the Facility Agent may assume that the payment will be made when due and may (but shall not be obliged to) make such sum available to the person so entitled and:
(a)	Amounts Due from Borrower: if the Facility Agent distributes to a Finance Party an amount which the Facility Agent should have but has not in fact received from the Borrower (or from any other person for the Borrower’s account), such Finance Party shall on request promptly refund such amount to the Facility Agent together with interest thereon for the relevant period at the rate per annum certified by the Facility Agent to represent the cost to it of funding such amount for such period;

(b)	Refunds to Borrower: if the Facility Agent has distributed to a Finance Party an amount which is required to be repaid to the Borrower (or to any other person for the Borrower’s account), such Finance Party shall on request promptly refund such amount to the Facility Agent together with such interest thereon (if any) as is required to be paid to the Borrower; and

(c)	Amounts Due from Finance Parties: if the Facility Agent makes an amount available to the Borrower which the Facility Agent should have but has not in fact received from a Finance Party, the Borrower shall on request promptly refund such amount to the Facility Agent together with interest thereon for the relevant period at the rate per annum certified by the Facility Agent to represent the cost to it of funding such amount for such period, and, in each such case, the person by which such sum was payable shall indemnify the Facility Agent for all losses, liabilities, damages, costs and expenses which the Facility Agent may incur as a consequence of such sum not having been paid when due.

12.5	Business Days. If any sum would otherwise become due for payment on a non-Business Day that sum shall become due on the next following Business Day and interest shall be adjusted accordingly, except that if any repayment due under Clause 5.1 or Clause 6.5 would then become due in another calendar month such repayment shall become due on the immediately preceding Business Day.

12.6	Evidence of Debt. The Facility Agent shall maintain on its books in accordance with its usual practice a set of accounts recording the amounts from time to time owing by the Borrower hereunder. In any legal proceeding and otherwise for the purposes of this Agreement the entries made in such accounts shall, in the absence of manifest error, be conclusive and binding on the Borrower as to the existence and amounts of the obligations of the Borrower recorded therein.

12.7	Certificate Conclusive and Binding. Where any provision of this Agreement provides that a Finance Party may certify or determine an amount or rate payable by the Borrower, a certificate by such Finance Party as to such amount or rate shall be conclusive and binding on the Borrower in the absence of manifest error.

13.	REPRESENTATIONS AND WARRANTIES

13.1	Representations and Warranties. The Borrower represents and warrants to each Finance Party that:
(a)	Status: the Borrower is a company duly incorporated with limited liability and validly existing under the laws of the Cayman Islands, and has full power, authority and legal right to own its property and assets and to carry on its business;

(b)	Power and authority: the Borrower has full power, authority and legal right to enter into and engage in the transactions contemplated by the Finance Documents to which it is a party and has taken or obtained all necessary corporate and other action and consents to authorise the execution and performance of the Finance Documents to which it is a party;

(c)	Binding obligations: subject to Legal Reservations, the Finance Documents to which the Borrower is a party constitute, or when executed and delivered will constitute, legal, valid and binding obligations of the Borrower enforceable in accordance with their terms;

(d)	No conflict with other obligations: neither the execution of the Finance Documents to which the Borrower is a party nor the performance by the Borrower of any of its obligations or the exercise of any of its rights thereunder will conflict with or result in a material breach of any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or cause any limitation placed on it or the powers of its directors to be exceeded or result in the creation of or oblige the Borrower to create an Encumbrance in respect of any of its property or assets except in favour of the Offshore Security Agent or the Onshore Security Agent under or pursuant to the Security Documents to which the Borrower is a party;

(e)	No Encumbrances: no Encumbrance exists over all or any part of the property, assets or revenues of the Borrower except (i) as created by the Existing Security Documents until they are released and discharged by the Existing Agent, (ii) as created by the Security Documents or (iii) liens arising by operation of law in the ordinary course of business or (iv) as previously disclosed in writing to and agreed by the Facility Agent (details of all Encumbrances over the property, assets or revenue of the Borrower as at the date of this Agreement are set out in Schedule 6, and are permitted);

(f)	No indebtedness: the Borrower has no indebtedness to any party except indebtedness arising in the ordinary course of its business or as permitted under Clause 14.2(g);

(g)	Investment interests: other than Global Oil Corporation which owns ten percent (10%) of the foreign investment interest under the PSCs, the Borrower is the sole foreign investment party under the PSCs and beneficially owns all rights and interests attributable to it under the PSCs, and all authorisations required from any governmental or other authority (including without limitation the MOC) in connection with the Borrower’s ownership of such rights and interests have been obtained and are in full force and effect, other than the approvals referred to in Clause 14.1(u)(i);

(h)	Authorisations for Oilfield Projects: all material authorisations required from any governmental or other authority or from any shareholders or creditors of the Borrower for or in connection with the development and operation of the Oilfields by the Borrower and the consummation of transactions under the PSCs and the Crude Oil Sales Contract (including without limitation (i) the approvals issued by the MOC in respect of the PSCs, (ii) the approvals issued by the MOC in respect of the transfer of the PSCs to the Borrower, (iii) the approvals issued by the National Development and Reform Commission in respect of the Oilfield Projects and (iv) the business licence issued to the Borrower by the SAIC) have been obtained and are in full force and effect or, by the date on which the first Notice of Drawing is given, will have been obtained and be in full force and effect and there has been no material default under the conditions of any of the same;

(i)	Authorisations for Finance Documents: all authorisations required from any governmental or other authority or from any shareholders or creditors of the Borrower for or in connection with the execution, validity and performance of the Finance Documents to which the Borrower is a party have been obtained and are in full force and effect or, by the date on which the first Notice of Drawing is given, will have been obtained and be in full force and effect and there has been no default under the conditions of any of the same;

(j)	No filings or taxes: other than (i) the registrations and filings as specified in Clauses 14.1(s) and 14.1(t)(i), (ii) the registration of the Share Mortgage (MIEH) with the Hong Kong Companies Registry and (iii) the stamp tax payable in the PRC by China CITIC Bank or CITIC Ka Wah Bank (China) Limited on execution and/or drawdown of the Facility and (iv) any taxes payable by any other Lenders from time to time in the PRC, it is not necessary in order to ensure the validity, enforceability, priority or admissibility in evidence in proceedings of any of the Finance Documents in Hong Kong, the Cayman Islands or the PRC that any of them or any other document be filed or registered with any authority in Hong Kong, the Cayman Islands or the PRC or that any tax be paid in respect thereof, except if any of the Finance Documents to which it is a party is executed in, brought into or produced before a court in the Cayman Islands or the PRC;

(k)	No litigation: no litigation, arbitration or administrative proceeding is currently taking place or (to the best of its knowledge and belief) pending or threatened against the Borrower or its assets or revenues or any of its Subsidiaries or their respective assets or revenues or otherwise in respect of any of the Oilfields or the Oilfield Projects which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(l)	No default: the Borrower is not in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or its assets or revenues, the consequences of which default could have a Material Adverse Effect, and no Event of Default or Potential Event of Default has occurred;

(m)	Financial statements: the most recent audited financial statements of the Borrower for the time being (including the audited profit and loss account and balance sheet) were prepared in accordance with the International Financial Reporting Standards or the generally accepted accounting principles in the United States of America and show a true and fair view of the financial position of the Borrower as at the end of, and the results of its operations for, the financial period to which they relate and, as at the end of such period the Borrower did not have any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by or reserved against in, such financial statements, and there has been no material adverse change in the business or financial condition of the Borrower since the date of such financial statements;

(n)	No misleading information: all information provided to the Finance Parties by or on behalf of the Borrower in connection with the Facility is true and accurate in all material respects and all forecasts and projections contained therein were arrived at after due and careful consideration on the part of the Borrower and were, in its considered opinion, fair and reasonable when made; the Borrower is not aware of any fact which has not been disclosed in writing to the Facility Agent which might have a material effect on any such information, forecasts or projections or which might affect the willingness of the Lenders to lend upon the terms of this Agreement;

(o)	Confirmation Letter: the letter or e-mail issued by the Existing Agent as referred to in Clause 3.1(v) remains true and accurate and has not been amended or modified by the Existing Agent or the Borrower;

(p)	Indonesia JVs: none of the Indonesia JVs has (i) conducted any operations or business since its date of establishment (whether inside or outside of the PRC) or (ii) any assets, liabilities and obligations (whether contingent or otherwise). None of the Borrower, the Corporate Shareholder, Far East Energy and the Personal Shareholders has provided or is under any obligation to provide any funds or financial assistance of any kind to any of the Indonesia JVs or any third parties in connection with the Borrower’s investment in the Indonesia JVs, other than the funds used by the Borrower to subscribe for the equity interests in the Indonesia JVs. The Borrower’s involvement in each of the Indonesia JVs did not, do not, and will not, have any adverse impact on the Borrower’s profit and loss accounts;

(q)	SPVs: none of MI Daan Corporation, MI Moliqing Corporation and MI Miao 3 Corporation has any interest in the PSCs or the Crude Oil Sales Contract;

(r)	Permitted Refinancing: (i) the Facility constitutes a Permitted Refinancing under the refinancing letter agreement dated 19 June 2009 between the Borrower, the Corporate Shareholder, Far East Energy and TPG and (ii) the Share Mortgage (MIEH) constitutes an encumbrance over the shares of the

Corporate Shareholder pursuant to the Standard Bank Facility (as defined in the Second Amended and Restated Articles of Association of the Corporate Shareholder dated 9 July 2009) and falls within the exemption under Article 10(e)(ii) of the Second Amended and Restated Articles of Association of the Corporate Shareholder dated 9 July 2009;

(s)	No immunity: the Borrower is generally subject to civil and commercial law and to legal proceedings and neither the Borrower nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process.
13.2	Continuing Representation and Warranty. The Borrower also represents and warrants to and undertakes with each of the Finance Parties that the foregoing representations and warranties will be repeated on the date of each Advance and each Interest Payment Date with reference to the facts and circumstances subsisting as at the date on which such representations and warranties are deemed to be made.

13.3	Acknowledgement of Reliance. The Borrower acknowledges that each of the Finance Parties has entered into this Agreement in reliance upon the representations and warranties contained in this Clause.

14.	UNDERTAKINGS

14.1	Affirmative Undertakings. The Borrower undertakes and agrees with each Finance Party that from the date of this Agreement and so long as any sums remain owing hereunder and under the other Finance Documents it will, unless the Majority Lenders otherwise agree in writing:
(a)	supply to the Facility Agent or procure the supply by others to the Facility Agent in sufficient number for each Lender:
(i)	as soon as they are available, but in any event within one hundred and twenty (120) days after the end of each financial year of the Borrower, certified copies of its consolidated financial statements in respect of its financial year (including a profit and loss account and balance sheet) audited and certified by a Designated Accounting Firm together with a certificate signed by a director of the Borrower, its Chief Financial Officer or any other duly authorised officer to the effect (aa) that such financial statements are true in all material respects and present fairly the financial position of the Borrower as at the end of, and the results of its operations for, that financial year, (bb) that, at the end of that financial year, the Borrower has complied with the financial undertakings contained in Clause 14.3 (and setting forth the relevant figures and the method of calculation) and (cc) there did not exist any Event of Default or Potential Event of Default as at the end of such year (if an Event of Default or Potential Event of Default did exist, it shall specify the same);

(ii)	as soon as they are available, but in any event within forty-five (45) days after the end of the first half of each financial year of the Borrower, certified copies of its unaudited consolidated financial statements (including a profit and loss account and balance sheet) for that half year together with a certificate signed by a director of the Borrower, its Chief Financial Officer or any other duly authorised officer to the effect (aa) that, based on the information contained in the then latest report issued by Ryder Scott Company Petroleum Consultants or such other independent and reputable oil reserve consultant chosen by and appointed at the cost of the Borrower and reasonably acceptable to the Facility Agent in respect of the oil resource of the Oilfields, such financial statements are true in all material respects and present fairly the financial position of the Borrower as at the end of, and the results of its operations for, that first half, (bb) that, at the end of that first half, the Borrower has complied with the financial undertakings contained in Clause 14.3 (and setting forth the relevant figures and the method of calculation) and (cc) there did not exist any Event of Default or Potential Event of Default as at the end of such half year (if an Event of Default or Potential Event of Default did exist, it shall specify the same);

(iii)	as soon as they are available, but in any event within forty-five (45) days after the end of the first and third quarters of each financial year of the Borrower, certified copies of its unaudited financial statements (including a profit and loss account and balance sheet) for the relevant quarter together with a certificate signed by a director of the Borrower, its Chief Financial Officer or any other duly authorised officer to the effect that (aa) based on the information contained in the then latest report issued by Ryder Scott Company Petroleum Consultants or such other independent and reputable oil reserve consultant chosen by and appointed at the cost of the Borrower and reasonably acceptable to the Facility Agent in respect of the oil resource of the Oilfields, such financial statements are true in all material respects and present fairly the financial position of the Borrower as at the end of, and the results of its operations for, that quarter and (bb) there did not exist any Event of Default or Potential Event of Default as at the end of such quarter (if an Event of Default or Potential Event of Default did exist, it shall specify the same);

(iv)	within 30 days after the approval by the JMC of any Oilfield Project the crude oil production plan for such Oilfield Project for the current and/or subsequent year, a copy of such crude oil production plan;

(v)	within 60 days after any revision of any crude oil production plan for any Oilfield Project is approved by the JMC of such Oilfield Project, a copy of the approved revision of such crude oil production plan;

(vi)	within 30 days after the end of each month, copies of the following documents relating to the Oilfield Projects certified as true copies by the Chief Financial Officer, the Chief Operating Officer, a director or any other duly authorised officer of the Borrower: (aa) the crude oil allocation table for the preceding month and (bb) the crude oil allocation projection for the immediately following three (3) months (including such month), and such crude oil allocation tables and crude oil allocation projections shall include the oil output, the corresponding oil proceeds entitlement, oil proceeds recovery situation and investment recovery amounts;

(vii)	within 30 days after the end of each month, a written report on the most recent developments in respect of the Oilfield Projects;

(viii)	within 30 days after the end of each quarter, a written report on the Borrower’s accounts payable in connection with the Oilfield Projects as at the end of that quarter;

(ix)	promptly on request, such additional financial and other information or data relating to the Borrower, the Corporate shareholder, any Oilfield and/or any Oilfield Project which is in the possession of the Borrower or which the Borrower is reasonably expected to be able to obtain and to the extent not restricted by any confidentiality obligations applicable to it as any Lender or the Facility Agent may from time to time reasonably request;
(b)	keep records and books of account in respect of its business and permit the Facility Agent and/or any professional consultants appointed by the Facility Agent during the continuance of an Event of Default or Potential Event of Default to examine the records and books of account of the Borrower or the Corporate Shareholder;

(c)	promptly inform the Facility Agent of:
(i)	the occurrence of any Event of Default or Potential Event of Default;

(ii)	any litigation, arbitration or administrative proceeding as referred to in Clause 13.1(k);

(iii)	any default under any PSC or the Crude Oil Sales Contract or any termination or written repudiation by PetroChina of any PSC or the Crude Oil Sales Contract, or any event of which it is aware that may lead to any PSC or the Crude Oil Sales Contract to be repudiated or terminated;

(iv)	any Subordinated Indebtedness (as defined in the Subordination Deed) upon the same being provided by the Corporate Shareholder to the Borrower;
(d)	maintain its corporate existence and conduct its business in a proper and efficient manner and in compliance with all laws, regulations, authorisations, agreements and obligations applicable to it and the Oilfield Projects if failure so to comply would have a Material Adverse Effect and pay all taxes imposed on it when due except for such payment of taxes which is being contested in good faith and adequate reserves have been maintained for such taxes and the cost required to contest them;

(e)	procure that:
(i)	the Personal Shareholders will, jointly or individually, beneficially own not less than fifty one per cent (51%) of the entire issued share capital of Far East Energy and maintain the management control of Far East Energy;

(ii)	Far East Energy will beneficially own not less than fifty one per cent (51%) of the entire issued share capital of the Corporate Shareholder and Far East Energy will maintain the management control of the Corporate Shareholder;

(iii)	the Corporate Shareholder will beneficially own the entire issued share capital of the Borrower and maintain the management control of the Borrower;
(f)	maintain in full force and effect all such authorisations as are referred to in Clauses 13.1(h) and 13.1(i), and take immediate steps to obtain and thereafter maintain in full force and effect any other material authorisations which are necessary or advisable for the purposes stated therein;

(g)	ensure that its obligations under this Agreement at all times rank at least pari passu with all other unsecured and unsubordinated obligations of the Borrower;

(h)	use the Facility exclusively for the purposes specified in Clause 2.2;

(i)	if the Borrower or the Corporate Shareholder intends at any time to obtain any financial products or services (including without limitation financing, interest rate swaps, purchase and sale of foreign exchange, RMB to US$ non-deliverable forwards, commodity or oil price swaps or hedging transactions, financial advice or sponsorship for an initial public offering in Hong Kong or the PRC, insurance brokerage services etc.), give (and procure that the Corporate Shareholder will give) a right of first refusal in respect of the provision of such products or services to the Lenders which are the original parties to this Agreement or such member of CITIC Group as designated by such Lenders, provided that the terms offered by the Lenders or any such Subsidiary or related company for such products or services match or are better than those offered by other third party providers and provided further that this paragraph (i) shall not restrict the Borrower or the Corporate Shareholder from seeking fee quotations from any other third party provider in respect of any such financial products or services;

(j)	carry out and maintain appropriate and customary hedging arrangements in accordance with Schedule 4 in respect of the interest rate risks in relation to the Facility and the oil price risks and RMB to US$ foreign exchange risks to which its business are exposed;

(k)	comply with the provisions in Schedule 13 (Insurances);

(1)	continue to engage in business related to oil field exploration, development, investment, extraction and sale or any business reasonably incidental thereto, and will not participate or engage in any business other than that mentioned above;

(m)	procure that the annual production of the Oilfield Projects will not in aggregate materially fall below the level of the crude oil production plan for that year as approved by JMCs of the Oilfield Projects or any subsequent approved revision thereto (for the purpose of this paragraph (m), “materially fall below” means falling below by ten per cent (10%) or more than the level of the then approved production plan or any relevant revised plan);

(n)	procure that all of the Borrower’s oil products under the Oilfield Projects are sold to PetroChina, unless (i) the sale is made to another third party approved in advance by the Majority Lenders, (ii) a pledge is created over the entitlements of the Borrower under the relevant sales contracts with the third party in favour of the Onshore Security Agent or Offshore Security Agent on terms and in a form approved by the Majority Lenders and (iii) the Facility Agent has received evidence satisfactory to it that the sales proceeds to be paid to the Borrower by the third party will be paid directly into such bank account as designated by the Majority Lenders;

(o)	comply with and satisfy all material environmental protection requirements imposed by the applicable laws and regulations and those imposed by the Ministry of Environmental Protection and the environmental protection authorities of the relevant local governments of the places where the Oilfields are located and such other governmental agency in relation to environmental protection matters established under the auspices of any national environmental protection law and pass all relevant inspection and tests of such agencies; in the event of a violation of the relevant laws or regulations or a failure to meet the applicable standards, the Borrower will, as required by such relevant agencies, take all appropriate remedial measures within the prescribed period of time (for the avoidance of doubt, the Borrower shall be deemed to have complied with this provision if the relevant violation or failure is remedied by the Borrower within the applicable time limit as provided aforesaid);

(p)	comply with the provisions in Schedule 5 (Operation of Accounts);

(q)	use its best endeavours, in accordance with any changes from time to time in the applicable laws relating to the Finance Documents to carry out the procedures for all the authorisations, recordals and registrations required for the Finance Documents and other related procedures within the deadlines specified in applicable laws, and provide relevant evidence thereof to the Facility Agent;

(r)	within thirty (30) days after the date of the Tranche A Advance, provide to the Facility Agent

(i)	the evidence referred to in Clause 4.4(a); and

(ii)	a certified true copy of the current “key man” insurance policy taken out by the Borrower and issued by an insurer reasonably acceptable to the Majority Lenders in respect of the loss or incapacity of Mr. Zhang Ruilin in his capacity as the key executive of the Borrower (with the Offshore Security Agent being named as the loss payee under such insurance policy);
(s)	within twenty one (21) days after the date of the Tranche A Advance, provide to the Facility Agent:
(i)	certified true copies of the register of mortgages and charges of the Borrower maintained at its registered office in the Cayman Islands noting the particulars of each of the Charge over Debt Service Reserve Account, the Charge over Offshore Account, the Charge over Onshore Account, the Pledge over Entitlements under PSCs and the Insurance Assignment; and

(ii)	certified true copies of the register of mortgages and charges of the Corporate Shareholder maintained at its registered office in the Cayman Islands noting the particulars of the Share Mortgage (Borrower) and the Subordination Deed;
(t)	within ninety (90) days after the date of this Agreement, provide to the Facility Agent:
(i)	written evidence satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) that it has duly completed the procedures for the following authorisations, registrations and recordals required for the validity and enforceability of the Share Mortgage (FEE), the Charge over Onshore Account, the Charge over Offshore Account, the Charge over Debt Service Reserve Account, the Pledge over Entitlements under PSCs, the Subordination Deed and the Insurance Assignment and the priority of the Offshore Security Agent’s and the Onshore Security Agent’s security interest under such Security Documents:
(aa)	the Share Mortgage (FEE) has been approved by and registered with SAFE;

(bb)	each of the Charge over Onshore Account and the Pledge over Entitlements under PSCs has been registered with SAFE;

(cc)	any other authorisations, registrations and recordals required for such purposes and arisen as a result of the change in the applicable law or regulation after the date of this Agreement,

provided that if the Borrower has provided to the Facility Agent a copy of a letter to SAFE making an attempt to obtain and effect the approval and registrations referred to in paragraphs (aa) to (bb) above, the Borrower shall be deemed to have been in compliance with this provision with respect to such approval and registrations;

(ii)	the written acknowledgement from PetroChina to the notice issued by the Borrower in respect of the Pledge over Entitlements under PSCs (in an agreed form);

(iii)	the acknowledgement(s) from the insurer(s) in respect of the business interruption insurances taken out by the Borrower in accordance with Schedule 13 and the keyman insurances referred to in Clause 14.1(r)(ii) to the notice(s) issued by the Borrower in respect of the Insurance Assignment (in the form specified in the Insurance Assignment);

(iv)	a letter of undertaking issued by the insurance broker of the Borrower in respect of the Material Insurances taken out by the Borrower in accordance with Schedule 13 (in an agreed form);
(u)	within twelve (12) months after the date of this Agreement, provide to the Facility Agent:
(i)	a copy of a letter from PetroChina verifying that the issue of the foreign exchange investments in the Moliqing Oilfield and the Miao 3 Oilfield has been resolved and proceeds from all the PSCs can be paid in US Dollar and remitted outside China;

(ii)	written evidence satisfactory to the Majority Lenders that the Borrower has reached with PetroChina a settlement arrangement in respect of the discussions relating to the potentially over-lifted oil in relation to the Daan Oilfield Project in 2007 and 2008 (which arrangement must include the method for calculating the relevant accounts payable, the amount payable and the time for payment).
14.2	Negative Undertakings. The Borrower undertakes and agrees with each Finance Party that from the date of this Agreement and so long as any sums remain owing hereunder and under the other Finance Documents it will, unless the Majority Lenders otherwise agree in writing:
(a)	not merge or consolidate with any other entity or take any step with a view to dissolution, liquidation or winding-up;

(b)	not purchase or redeem and cancel its registered capital or make a distribution of assets or other capital distribution to its shareholders or make a repayment in respect of loans owing to any of its shareholders or other indebtedness owing to any of its Affiliates or related companies, except for (i) any repayment of loans owing to the Corporate Shareholder by way of set-off against advances made from the Borrower to the Corporate Shareholder arising from the payment of (aa) remunerations of key senior management staff of the Corporate Shareholder or (bb) any other reasonable administrative expenses (as defined below) of the Corporate Shareholder or (ii) the repayment of any other loans owing by the Borrower to the Corporate Shareholder from time to time if, immediately after such repayment, the total amount of indebtedness owing by the Borrower to the Corporate Shareholder then subject to the provisions for subordination contained in the Subordination Deed is not less than the aggregate of the then outstanding principal amount of the Facility and the then available but undrawn Commitments of the Lenders (for the purpose of this paragraph (b), “administrative expenses of the Corporate Shareholder” means the professional fees incurred by the Corporate Shareholder, other expenses incurred by the Corporate Shareholder for the purpose of the initial public offering of its shares, fees payable by the Corporate Shareholder to the relevant stock exchange or other regulatory authorities applicable to the Corporate Shareholder, the remuneration of the support staff of the Corporate Shareholder, the utility and rental expenses and other expenses related to the office equipment of the Corporate Shareholder and any other administrative expenses of the Corporate Shareholder);

(c)	not declare or pay to its shareholders dividends in cash in excess of:
(i)	(in respect of any of its financial years within which no initial public offering of the shares of the Corporate Shareholder takes place) 15% of its consolidated net profit as at the end of such financial year; or

(ii)	(in respect of any of its financial years within which an initial public offering of the shares of the Corporate Shareholder takes place and in respect of each financial year thereafter) 30% of its consolidated net profit as at the end of such financial year (for the avoidance of doubt, the amount of dividends permitted to be paid in any financial year under this paragraph shall be in addition to any IPO Midnight Dividends permitted to be paid in such financial year under the provisions below), in each case except for any cash dividends in an aggregate amount not exceeding US$20,000,000 (the “IPO Midnight Dividends”) that may be paid by the Borrower to the Corporate Shareholder immediately before the initial public offering of the shares of the Corporate Shareholder (but so that, in any event, the aforesaid permitted aggregate amount of IPO Midnight Dividends together with the total amount of loans provided by the Borrower to the Corporate Shareholder as permitted under Clause 14.2(f)(i)(ee) shall not exceed US$30,000,000), provided that, notwithstanding any contrary provisions in this Agreement, no dividend (in cash or otherwise) may be declared or paid by the Borrower to its shareholders at any time during the continuance of an Event of Default;

(d)	not declare or pay to its shareholders any dividends (other than any dividends permitted under Clause 14.2(c)) whether in cash or otherwise, except for any dividends to be paid for the purpose of extinguishing the Borrower’s loan to Far East Energy (the “Deemed Dividends”) if and only if:

(i)	the relevant Deemed Dividends are to be applied to set off or otherwise discharge the obligations owing to the Borrower under the loans referred to in Clause 14.2(f)(i)(bb), and before such Deemed Dividends are declared, a shareholder loan referred to in Clause 14.2(f)(ii)(aa) in an amount not less than the amount of the proposed Deemed Dividends shall have been extended by the Corporate Shareholder to the Borrower subject to the terms of the Subordination Deed; or

(ii)	the relevant Deemed Dividends are to be applied to set off or otherwise discharge the obligations owing to the Borrower by Far East Energy under the loans referred to Clause 14.2(f)(i)(bb) and any other loans (in a total amount equal to the amount of such Deemed Dividends) as approved by the Majority Lenders, and before such Deemed Dividends are declared, the Lenders shall have received (1) evidence reasonably satisfactory to the Majority Lenders that the initial public offering of the shares of the Corporate Shareholder will occur imminently and (2) an undertaking from the Corporate Shareholder in form and substance satisfactory to the Majority Lenders that the Corporate Shareholder will inject into the Borrower by way of equity contribution or shareholder’s loan (subject to the terms of the Subordination Deed) the proceeds of its initial public offering in an amount not less than the amount of the aforesaid loans owing by Far East Energy to the Borrower within ten (10) days after such initial public offering;
(e)	not (and procure that none of its Subsidiaries will) sell, transfer, lease or otherwise assign, deal with or dispose of all or any part of its business or its assets or revenues, whether by a single transaction or by a number of transactions whether related or not (including without limitation the PSCs and Crude Oil Sales Contract and its ownership interest in its Subsidiaries and any joint venture enterprises in which it holds any equity interest (other than PT. MI Energy Indonesia, PT. Excel Delight International Energy, the joint venture established pursuant to a joint venture agreement dated 3 May 2007 between PT. MI Energy Indonesia and PT. Petro Muba and the joint venture established pursuant to a joint venture company dated 2007 between PT. MI Energy Indonesia and Perusahaan Daerah Sarana Pembangunan Muara Enim (collectively, the “Indonesia JVs”)), except as arising from its normal business operations and upon arm’s length terms;

(f)	not (and procure that the Corporate Shareholder will not) directly or indirectly provide any financing, make or grant a loan or advance or guarantee to any person (including without limitation its shareholders) or in any other manner be or become directly or indirectly or contingently liable for, or provide any form of security for, any indebtedness or other obligation of any person (including without limitation its shareholders), except for the following:
(i)	in relation to the Borrower only (details of all loans and guarantees specified below which are in existence as at the date of this Agreement are set out in Schedule 7, and are permitted):
(aa)	the making or granting of loans or guarantees within its ordinary course of business and upon arm’s length terms

(including the loans provided by it to the Corporate Shareholder as referred to in Clause 14.2(h)(ii)(aa)) or guarantees arising from hedging contracts required for its normal business (and not for speculative purposes);

(bb)	the loans provided by it to Far East Energy in an aggregate amount not exceeding US$61,870,000 existing as at the date of this Agreement;

(cc)	the joint and several liabilities imposed upon it under the put option and initial public offering deficiency payment owed to TPG under the Series A Preferred Shares Subscription And Put Option Agreement dated 16 June 2009 between the Corporate Shareholder, the Borrower, Far East Energy and TPG;

(dd)	the joint and several liabilities imposed upon it under the put option and initial public offering deficiency payment owed to Standard Bank plc (“SB”) under (A) the Shares Purchase Agreement dated 12 January 2009 between Far East Energy, the Personal Shareholders and SB (as amended by an amendment agreement dated 24 June 2009 between the Corporate Shareholder, the Borrower, Far East Energy, the Personal Shareholders and SB) and (B) the Option Agreement dated 12 January 2009 between Far East Energy and SB (as amended by a first amendment and restatement agreement dated 26 June 2009 between the Corporate Shareholder, the Borrower, Far East Energy and SB);

(ee)	(subject to Clause 14.2(c)) at any time before the initial public offering of the shares of the Corporate Shareholder occurs, loans which may be provided by the Borrower to the Corporate Shareholder after it has given five (5) Business Days’ written notice to the Facility Agent, provided that the aggregate outstanding amount of all such loans (excluding the loans provided by the Borrower to the Corporate Shareholder as referred to in Clause 14.2(h)(ii)(aa)) shall not exceed US$30,000,000;

(ff)	at any time after the initial public offering of the shares of the Corporate Shareholder occurs, loans which may be provided by the Borrower to the Corporate Shareholder after it has given five (5) Business Days’ written notice to the Facility Agent, provided that the aggregate outstanding amount of all such loans (excluding the loans provided by the Borrower to the Corporate Shareholder as referred to in Clause 14.2(h)(ii)(aa)) shall not exceed the difference between US$40,000,000 and the total outstanding amount of loans provided by it to the Corporate Shareholder pursuant to paragraph (ee) above, provided always that the Borrower shall only be permitted to provide any of the loans referred to in paragraphs (ee) and (ff) above to the Corporate Shareholder subject to its obligations under Clause 5.6 and if all the conditions in (1) to (4) below are complied with:
(1)	no Event of Default has occurred and is continuing as at the time of the provision of such loan;

(2)	the financial covenants contained in Clause 14.3 are complied with as at the time of the provision of such loan;

(3)	the amount standing to the credit of the Debt Service Reserve Account is not less than the Debt Service Reserve Requirement (as defined in Schedule 5) as at the time of the provision of such loan; and

(4)	immediately before and after the provision of such loan, the aggregate amount standing to the credit of the MIE Offshore Account, the MIE Onshore Account, the Debt Service Reserve Account and all other bank accounts of the Borrower (including any joint account opened by the Borrower as operator of any Oilfield Project) (such balances of the other bank accounts to be evidenced by copies of bank statements of such bank accounts) is not less than the higher of (x) thirty per cent, (30%) of the total amount of the capital expenditures of the Oilfield Projects for that financial year of the Borrower as determined with reference to the then latest investment budgets of the Oilfield Projects as approved by the relevant JMCs and (y) RMB300,000,000 (or its equivalent in other currency or currencies) (the “Requisite Amount”) (and the Borrower hereby undertakes to procure that after any of the loans referred to in paragraphs (ee) and (ff) above is provided to the Corporate Shareholder, the daily average balance of the total amount standing to the credit of the aforesaid bank accounts during each month thereafter shall not be less than the Requisite Amount from time to time);
(ii)	in relation to the Corporate Shareholder only (details of all loans and guarantees specified below which are in existence as at the date of this Agreement are set out in Schedule 8, and are permitted):
(aa)	(without prejudice to the Borrower’s obligations in Clause 14.2(b)) the shareholder loans provided by it to the Borrower and funded by investment proceeds of US$50,000,000 from TPG as described in Clause 4.4(a) and other equity or quasi-equity funds of the Corporate Shareholder contributed by TPG or any other investor of the Corporate Shareholder or by initial public offering, placement, rights offering or other equity issue of the shares of the Corporate Shareholder;

(bb)	the joint and several liabilities imposed upon it under the put option and initial public offering deficiency payment owed to TPG under the Series A Preferred Shares Subscription And Put Option Agreement dated 16 June 2009 between the Corporate Shareholder, the Borrower, Far East Energy and TPG;

(cc)	the joint and several liabilities imposed upon it under the put option and initial public offering deficiency payment owed to SB under (A) the Shares Purchase Agreement dated 12 January 2009 between Far East Energy, the Personal Shareholders and SB (as amended by an amendment agreement dated 24 June 2009 between the Corporate Shareholder, the Borrower, Far East Energy, the Personal Shareholders and SB) and (B) the Option Agreement dated 12 January 2009 between Far East Energy and SB (as amended by a first amendment and restatement agreement dated 26 June 2009 between the Corporate Shareholder, the Borrower, Far East Energy and SB);

(dd)	any financing, loan or advance to a third party which principally engages in oil related businesses and such loan is made in connection with merger and acquisition of oil related assets and/or businesses carried out by the Corporate Shareholder;
(g)	not (and procure that none of its Subsidiaries will) create or attempt or agree to create or permit to arise or exist any Encumbrance over all or any part of its property, assets or revenues except (i) any Encumbrance created under the Security Documents, (ii) any Encumbrance created under the Existing Security Documents until such Existing Security Documents are released and discharged by the Existing Agent, or (iii) any lien arising by operation of law within the normal scope of its business and not in connection with the borrowing or raising of money or credit;

(h)	not (and procure that the Corporate Shareholder will not) borrow or permit any borrowing to continue to exist, except for the following:
(i)	in relation to the Borrower only (details of all loans and guarantees specified below which are in existence as at the date of this Agreement are set out in Schedule 9, and are permitted):
(aa)	the Existing Facility;

(bb)	the Loan borrowed from the Lenders pursuant to this Agreement;

(cc)	loans provided to the Borrower by any bank or other financial institution in the PRC, provided that the aggregate outstanding amount of such loans does not at any time exceed US$10,000,000 (or the equivalent amount in RMB);

(dd)	(without prejudice to the Borrower’s obligations in Clause 14.2(b)) the shareholder loans provided to it by the Corporate Shareholder referred to in Clause 14.2(d) or 14.2(f)(ii)(aa);
(ii)	in relation to the Corporate Shareholder only (details of all loans and guarantees specified below which are in existence as at the date of this Agreement are set out in Schedule 10, and are permitted):
(aa)	the loan(s) provided to it by the Borrower required for paying the remunerations of its key senior management staff or its other reasonable administrative expenses (as defined in Clause 14.2(b));

(bb)	the loan(s) provided to it by the Borrower referred to in Clauses 14.2(f)(i)(ee) and 14.2(f)(i)(ff);

(cc)	such other loans as approved by the Majority Lenders;
(i)	not acquire a company or any shares or securities or a business or all or substantially all of the assets of a third party or any interest in any of them;

(j)	not, without the consent of the Majority Lenders, amend or agree to any amendment to any of the agreements referred to in Clause 14.2(f)(i)(cc), Clause 14.2(f)(i)(dd), Clause 14.2(f)(ii)(bb) or Clause 14.2(f)(ii)(cc) if such amendment would increase the liabilities of the Borrower or the Corporate Shareholder as specified in such clauses;

(k)	not enter into any agreement or obligation which might have a Material Adverse Effect.
14.3	Financial Undertakings. The Borrower undertakes and agrees with each Finance Party that from the date of this Agreement and so long as any sums remain owing under this Agreement and the other Finance Documents the Borrower will ensure that, unless the Majority Lenders otherwise agree in writing:
(a)	Consolidated Tangible Net Worth will be not be less than:
(i)	(at any time during the period from the Borrower’s financial year ending 31 December 2009 to its financial year ending 31 December 2011) RMB1,000,000,000;

(ii)	(at any time from and including the first day of the Borrower’s financial year ending 31 December 2012) RMB1,500,000,000;
(b)	the ratio of Consolidated Total Borrowing to Consolidated Tangible Net Worth will not exceed:
(i)	(at any time during the period from the Borrower’s financial year ending 31 December 2009 to its financial year ending 31 December 2010) 140%;

(ii)	(at any time from and including the first day of the Borrower’s financial year ending 31 December 2011) 100%;
(c)	the ratio of Consolidated Total Borrowing to Consolidated EBITDA will not exceed:
(i)	(at any time during the period from the Borrower’s financial year ending 31 December 2009 to its financial year ending 31 December 2010) 270%;

(ii)	(at any time during the period from the Borrower’s financial year ending 31 December 2011 to its financial year ending 31 December 2012) 220%;

(iii)	(at any time from and including the first day of the Borrower’s financial year ending 31 December 2013) 180%;
(d)	the Borrower’s total Capital Expenditure in any financial year will not exceed RMB1,000,000,000 (any revision to be made to such limit arising as a result of the requirements in an annual investment budget of any Oilfield Project approved by the JMC of the relevant Oilfield Project shall be subject to prior written agreement between the Borrower and the Majority Lenders).
The financial undertakings contained in this Clause 14.3 shall be tested for each financial year and the first half of each financial year of the Borrower, and shall be tested by reference to:
(aa)	(with respect to any financial undertaking to be tested in relation to any financial year of the Borrower) the audited consolidated financial statements in respect of the relevant year delivered by the Borrower to the Facility Agent pursuant to Clause 14.1 (a)(i); and

(bb)	(with respect to any financial undertaking to be tested in relation to the first half of any financial year of the Borrower) the unaudited consolidated financial statements in respect of the relevant half-year period delivered by the Borrower to the Facility Agent pursuant to Clause 14.1(a)(ii).
For the purpose of calculating Consolidated EBITDA to determine the compliance of the financial undertaking in Clause 14.3(c) with respect to the first half of each financial year of the Borrower, Consolidated EBITDA for the relevant first half shall be deemed to be in an amount equal to two (2) times the Consolidated EBITDA as determined by reference to the consolidated financial statements with respect to that first half delivered by the Borrower to the Facility Agent pursuant to Clause 14.1(a)(ii).

Terms used in this Clause 14.3 shall have the meanings ascribed to them in Schedule 3.

15.	EVENTS OF DEFAULT

15.1	Events of Default. Each of the following events and circumstances shall be an Event of Default:
(a)	the Borrower fails to pay any amount payable under any Finance Document to which it is a party when due or otherwise in accordance with the provisions thereof unless its failure to pay is caused by administrative or technical error and payment is made within seven (7) Business Days of its due date;

(b)	the Borrower fails duly and punctually to perform or comply with any of its obligations or undertakings under any Finance Document (except for those set forth in paragraphs 3.1 and 4 of Schedule 5) and, in respect only of a failure which in the reasonable opinion of the Facility Agent is capable of remedy and which is not a failure to pay money, does not remedy such failure to the Facility Agent’s satisfaction within twenty one (21) Business Days (or such longer period as the Facility Agent may approve) after receipt of written notice from the Facility Agent requiring it to do so;

(c)	the Borrower fails to perform or comply with any of its obligations or undertakings under paragraphs 3.1 and 4 of Schedule 5 and, in respect only of a failure in respect of its obligations under paragraph 3.1 of Schedule 5 which is solely caused by a default of PetroChina, does not remedy such failure to the Facility Agent’s satisfaction within twenty one (21) Business Days (or such longer period as the Facility Agent may approve) after receipt of written notice from the Facility Agent requiring it to do so;

(d)	any representation or warranty made or deemed to be made by the Borrower or any Security Provider under any Finance Document to which it is a party proves to have been incorrect or misleading in any material respect;

(e)	the Borrower defaults or receives notice of default under any agreement or obligation relating to borrowing or any indebtedness of the Borrower becomes payable or capable of being declared payable before its stated maturity or is not paid when due or any Encumbrance, guarantee or other security now or hereafter created by the Borrower becomes enforceable, provided that no Event of Default will occur under this paragraph (e) if the aggregate amount of the aforesaid borrowing or indebtedness is less than US$3,000,000 (or its equivalent in any other currency);

(f)	any of the authorisations referred to in Clause 13.1 (h) or 13.1 (i) is not granted or ceases to be in full force and effect or is modified in a manner which, in the reasonable opinion of the Majority Lenders, might have a material adverse effect on the business or financial condition of the Borrower or on the Borrower’s ability to perform its obligations under this Agreement or any Finance Document to which it is a party, and in respect only of the non-availability or cessation or modification of any such authorisation which in the reasonable opinion of the Facility Agent is capable of remedy, such non-availability, cessation or modification is not remedied such failure to the

Facility Agent’s satisfaction within twenty one (21) Business Days (or such longer period as the Facility Agent may approve) after receipt of written notice from the Facility Agent requiring it to do so, or if any law, regulation, judgment or order (or the repeal or modification of any of the foregoing) suspends, varies, terminates or excuses performance by the Borrower of any of its obligations under this Agreement or under any Finance Document to which it is a party or purports to do or could do any of the same;

(g)	a creditor takes possession of all or any part of the business or assets of the Borrower having an aggregate value in excess of US$500,000 (or its equivalent in any other currency) and such possession is not discharged within fifteen (15) Business Days or any execution or other legal process is enforced against the business or any asset of the Borrower;

(h)	a petition is presented or a proceeding is commenced or an order or judgement is made or an effective resolution is passed or any other action is taken for the winding-up, insolvency, administration, reorganisation, reconstruction, dissolution or bankruptcy of the Borrower or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Borrower or of all or any part of its business or assets;

(i)	(i) the Borrower suspends or stops payments to its creditors generally or seeks to enter into any composition or other arrangement with its creditors, provided that any such suspension, stop, composition or arrangement shall not constitute an Event of Default under this paragraph (i) if (aa) it is effected in accordance with the normal industry practice of operators with a similar business to the Borrower and is not caused by any financial, operational or business problem of the Borrower which, in the reasonable opinion of the Facility Agent, would have a Material Adverse Effect and (bb) none of the creditors involved has taken any steps or proceedings against the Borrower in respect of the relevant payment and if any step or proceeding is taken by any such creditor, the Borrower has duly made the relevant payment to such creditor within seven (7) Business Days after such step or proceeding or (ii) the Borrower is unable or admits its inability to pay its debts as they fall due or is declared or becomes bankrupt or insolvent;

(j)	any event occurs which in the opinion of the Facility Agent appears to have an effect analogous to the matters set out in paragraphs (g), (h) or (i) above in any jurisdiction in which the Borrower is incorporated or carries on business;

(k)	the Borrower ceases to carry on its business or any substantial part thereof or materially changes the nature or scope of its business or the Borrower disposes of or any governmental or other authority expropriates all or any substantial part of its business or assets;

(l)	any event which has an effect equivalent or similar to any of the events described in any of the above paragraphs occurs, mutatis mutandis, in relation to the Corporate Shareholder or to any Subsidiary of the Borrower or if any such person (being an individual) commits an act of bankruptcy, dies or becomes of unsound mind;

(m)	Mr. Zhang Rui Lin and Mr. Zhao Jiang Wei collectively fail to beneficially own (directly or indirectly) at least 51% of the entire issued share capital of the Corporate Shareholder or the Borrower, provided that, in relation to any failure of Mr. Zhang Rui Lin and Mr. Zhao Jiang Wei to beneficially own at least 51% of the entire issued share capital of the Corporate Shareholder or the Borrower after the initial public offering of the shares in the Corporate Shareholder which is caused by a placing of the shares in the Corporate Shareholder to third party investors of the Corporate Shareholder or the conversion of shares in the Corporate Shareholder by third party investors of the Corporate Shareholders pursuant to convertible instruments issued by the Corporate Shareholder, such failure shall not constitute an Event of Default under this paragraph (m) if such failure is remedied within fourteen (14) days after the occurrence of such failure;

(n)	Mr. Zhang Rui Lin ceases to be the Chairman of the Board of Directors of the Corporate Shareholder;

(o)	Mr. Zhang Rui Lin ceases to maintain an active daily management control over the Corporate Shareholder or the Borrower and such cessation is not remedied within fourteen (14) days the date of such cessation;

(p)	this Agreement, any PSC, the Crude Oil Sales Contract or any other Finance Document ceases for any reason to be in full force and effect or is terminated or repudiated or becomes invalid or unenforceable in any material respect or it becomes impossible or unlawful for the Borrower or any other party thereto to perform any of its material obligations under this Agreement or any other Finance Documents or for a Lender to exercise all or any of its material rights, powers and remedies hereunder or thereunder;

(q)	any dispute occurs under this Agreement, any PSC, the Crude Oil Sale Contract or any other Finance Document or any provision thereof which could have a Material Adverse Effect, or it becomes impossible or unlawful for the Borrower or any other party thereto to perform any of its material obligations under any PSC or the Crude Oil Sale Contract;

(r)	(i) the Daan Oilfield Project or the Moliqing Oilfield Project is terminated or abandoned or (ii) a substantial portion of the assets relating to the Daan Oilfield Project or the Moliqing Oilfield Project is confiscated, seized, repossessed or subject to any enforced compulsory purchase or expropriation;

(s)	the Miao 3 Oilfield Project is terminated or abandoned or a substantial portion of the assets relating to the Miao 3 Oilfield Project is confiscated, seized, repossessed or subject to any enforced compulsory purchase or expropriation, and such termination, abandonment, confiscation, seizure, repossession, purchase or expropriation would have a Material Adverse Effect;

(t)	any event of default (whatsoever called) occurs under any PSC or the Crude Oil Sales Contract which has or, in the reasonable determination of the Facility Agent (acting in good faith) would reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of the Borrower or on the ability of the Borrower to perform its obligations under this Agreement or under any other Finance Document to which it is a party;

(u)	any situation occurs which in the reasonable opinion of the Majority Lenders gives reasonable ground to believe that an event having a Material Adverse Effect has occurred.
15.2	Declarations. At any time during the continuance of an Event of Default the Facility Agent may, and upon written request by the Majority Lenders shall, by written notice to the Borrower:
(a)	declare the Loan, accrued interest and all other sums payable hereunder to be, whereupon they shall become, immediately due and payable without further demand, notice or other legal formality of any kind; and

(b)	declare the Facility terminated whereupon the obligation of the Lenders to make further Advances hereunder shall immediately cease.
16.	DEFAULT INTEREST

16.1	Rate of Default Interest. If the Borrower fails to pay any sum payable under this Agreement when due, the following provisions shall apply:
(a)	Normal Default Interest. Subject as provided in Clause 16.1(b), the Borrower shall pay interest on such sum from and including the due date to the date of actual payment (after as well as before judgment) at the rate per annum determined by the Facility Agent to be the aggregate of:
(i)	two per cent (2%);

(ii)	the Margin; and

(iii)	LIBOR (as determined by the Facility Agent on such date or dates on or after the due date for payment as the Facility Agent may select) calculated with reference to Interest Periods of the length last chosen by the Borrower under this Agreement for any purpose and such amounts as the Facility Agent, acting reasonably, considers appropriate or, if any of the circumstances described in Clause 8.2 applies, the rate from time to time certified by each respective Lender or the Facility Agent (as the case may be) to be the rate representing the cost to it of funding the unpaid sum by whatever means it considers to be appropriate.
The Facility Agent shall notify the Borrower and the Lenders of the duration of each such funding period and each interest rate determined under this Clause.

(b)	Modification for Advances. Where the unpaid sum is of principal which became due and payable on a date during, but not the last day of, an Interest Period relating thereto and none of the circumstances described in Clause 8.2 apply in relation to such Interest Period, the first period selected by the Facility Agent under Clause 16.1(a) in respect of such amount shall equal the unexpired portion of the Interest Period and, for the duration of such period, there shall be substituted for the rate specified in Clause 16.1(a) the rate of two per cent (2%) above the rate calculated in accordance with (in respect of any sum in relation to the Term Loan) Clause 7.2 and (in respect of any sum in relation to a Tranche C Advance (other than the Final Tranche C Advance made pursuant to Clause 6.7) Clause 7.5 (including the Margin) and applicable to the unpaid amount immediately before it fell due.
16.2	Calculation of Default Interest. Interest at the rate or rates determined from time to time as aforesaid shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 360 day year, shall be compounded at the end of each successive funding period considered appropriate by the Facility Agent for the purposes of Clause 16.1 and shall be payable from time to time on demand.

17.	INDEMNITIES, SET-OFF AND PRO RATA SHARING

17.1	General Indemnity. The Borrower shall indemnify each Finance Party against all losses, liabilities, damages, costs and expenses which such Finance Party may incur as a consequence of the information produced or approved by the Borrower being or being alleged to be misleading or deceptive in any respect or any Event of Default or any other breach by the Borrower of any of its obligations under any Finance Document to which it is a party.

17.2	Currency Indemnity. US Dollars shall be the currency of account and of payment in respect of sums payable under the Finance Documents. If an amount is received in another currency, pursuant to a judgment or order or in the liquidation of the Borrower or otherwise, the Borrower’s obligations under the Finance Documents to which it is a party shall be discharged only to the extent that the Finance Parties may purchase US Dollars with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in US Dollars which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under the relevant Finance Document, the Borrower shall indemnify the Finance Parties against the shortfall. This indemnity shall be an obligation of the Borrower independent of and in addition to its other obligations under the Finance Documents and shall take effect notwithstanding any time or other concession granted to the Borrower or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or analogous process) of the Borrower.

17.3	Set-Off. During the continuance of an Event of Default each Finance Party shall have the right, without notice to the Borrower or any other person, to set off and apply any credit balance on any account (whether subject to notice or not and whether matured or not and in whatever currency) of the Borrower with such Finance Party, and any other indebtedness owing by such Finance Party to the Borrower, against the liabilities of the Borrower under the Finance Documents to which it is a party, and each Finance Party is authorised to purchase with the monies standing to the credit of any such account such other currencies as may be necessary for this purpose. Each Finance Party (other than the Facility Agent) shall forthwith notify the Facility Agent of the exercise of any right under this Clause, and forthwith upon receiving such notice the Facility Agent shall notify the Borrower of the same.

17.4	Pro Rata Sharing. If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower or otherwise in respect of sums due from the Borrower (other than in accordance with Clause 12.2 or the terms of any Fee Letter) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 12.2 or the terms of the relevant Fee Letter, without taking account of any tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with this Clause 17.4.
The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with this Clause 17.4. On a distribution by the Facility Agent under this Clause 17.4, the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution. If and to the extent that the Recovering Finance Party is not able to rely on its rights of subrogation, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable. If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(i)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to this Clause 17.4 shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(ii)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

This Clause 17.4 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower. A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if it notified that other Finance Party of the legal or arbitration proceedings and that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

17.5	No Encumbrance. Clause 17.4 shall not constitute and shall not be construed as constituting an Encumbrance by any Lender over all or any part of any sum received or recovered by it in the manner set out in Clause 17.4.

18.	THE FINANCE PARTIES

18.1	Appointment.
(a)	Each of the Finance Parties (other than the Facility Agent) hereby appoints the Facility Agent to act as its agent in relation to the administration of the Facility and authorises the Agent to take such action on its behalf and to exercise and enforce such rights, powers and discretions as are expressly or by implication delegated to the Agent by the terms of this Agreement and such rights, powers and discretions as are reasonably incidental thereto.

(b)	Each of the Finance Parties (other than the Offshore Security Agent) hereby appoints the Offshore Security Agent to act as its agent and trustee in relation to the Offshore Security Documents and authorises the Offshore Security Agent to enter into the Offshore Security Documents on its behalf and authorises the Offshore Security Agent to settle the rights, benefits and interests as described in each Offshore Security Document on trust on its behalf and authorises the Offshore Security Agent to take such action on its behalf and to exercise and enforce such rights, powers and discretions as are expressly or by implication delegated to the Offshore Security Agent by the terms of the Offshore Security Documents and such rights, powers and discretions as are reasonably incidental thereto.

(c)	Each of the Finance Parties (other than the Onshore Security Agent) hereby appoints the Onshore Security Agent to act as its agent in relation to the Onshore Security Documents and authorises the Onshore Security Agent to enter into the Onshore Security Documents on its behalf and authorises the Onshore Security Agent to take such action on its behalf and to exercise and enforce such rights, powers and discretions as are expressly or by implication delegated to the Onshore Security Agent by the terms of the Onshore Security Documents and such rights, powers and discretions as are reasonably incidental thereto.

18.2	Covenant to Pay. Without prejudice to its respective obligations to the Finance Parties under the other provisions of the Finance Documents to which it is a party, the Borrower undertakes to each of the Offshore Security Agent and the Onshore Security Agent to pay to it from time to time on demand (any such demand being expressed to be made under this Clause) all amounts from time to time due and payable by it for the account of any other party to this Agreement pursuant to any Finance Document to the extent not already paid. Any payment made pursuant to any such demand shall, to the extent of such payment, also discharge the Borrower’s obligation to make payment for the account of the person concerned.

18.3	Nature of Duties. The duties and functions of the Facility Agent, the Offshore Security Agent and the Onshore Security Agent shall be of a mechanical and administrative nature only. Neither the Facility Agent, the Offshore Security Agent nor the Onshore Security Agent shall be deemed to be a trustee of any Finance Party except as specified in the Finance Documents nor shall be deemed to be an agent or trustee of the Borrower for any purpose except as specified in Clause 22.6. The Facility Agent, the Offshore Security Agent and the Onshore Security Agent shall have no duties or obligations except those expressly set out in the Finance Documents.

18.4	Specific Duties. The Facility Agent shall:
(a)	promptly account to each Lender for its due proportion of all payments received by the Facility Agent from the Borrower or otherwise in connection with the Facility;

(b)	promptly inform each Lender of:
(i)	the contents of any document which the Facility Agent receives in respect of the Facility and which it considers to be material; and

(ii)	any Event of Default of which an officer of the Facility Agent acting in respect of the Finance Documents and in his capacity as such has actual knowledge;
(c)	except as otherwise provided in this Agreement, take or refrain from taking any action in accordance with any lawful and proper instructions given to it by the Majority Lenders, and any such instructions shall be binding on all the Finance Parties, and the Facility Agent shall have no liability to the Borrower or any other Finance Party if it acts (or refrains from taking any action) in accordance with any lawful and proper instructions of the Majority Lenders;

(d)	consult with the other Finance Parties to the extent practicable before making any declaration or demand under Clause 15.2 or effecting any amendment or waiver under Clause 19.
18.5	Rights and Powers. The Facility Agent may:
(a)	perform any of its duties and functions through its directors, officers, employees or agents;

(b)	engage and pay for the advice or services of lawyers, accountants or other professional advisers or experts as the Facility Agent may consider necessary or desirable and rely and act upon such advice;

(c)	refrain from exercising any of its rights, powers and discretions unless and until instructed to do so, and as to the manner of doing so, by the Majority Lenders, and refrain from acting upon any instructions to take enforcement action until it has been indemnified or secured to its satisfaction against any liabilities, costs and expenses which it may incur;

(d)	(but shall not be obliged to) in the absence of any instructions from the Majority Lenders (or, if appropriate, the Lenders), act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties;

(e)	refrain from taking any action which in its opinion would or might contravene any law or regulation or render it liable to any person, and do all things which in its opinion may be necessary in order to comply with any law or regulation;

(f)	if any Finance Party owes an amount to the Facility Agent under any Finance Document, after giving notice to that Finance Party deduct an amount not exceeding the amount owed by the Finance Party from any payment which the Facility Agent would otherwise be obliged to make to that Finance Party under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed to the Facility Agent, and for the purposes of the Finance Documents that Finance Party shall be regarded as having received any amount so deducted;

(g)	disclose to the other Finance Parties any information which, in the opinion of the Facility Agent, is received by it in its capacity as the Facility Agent;

(h)	deduct from any amount received by it for the account of the other Finance Parties pro rata any unpaid fees, costs and expenses of the Facility Agent incurred by it in connection with the Finance Documents;

(i)	assume that no Event of Default or Potential Event of Default has occurred, that any representation made by the Borrower or any Security Provider in or in connection with any Finance Document is true and that no party is in breach of its obligations under any Finance Document unless the Facility Agent receives specific written notice to the contrary;

(j)	rely upon any communication or document which it believes to be genuine and, as to any matters of fact which can reasonably be expected to be within the knowledge of any other party to any Finance Document, rely upon a certificate signed by or on behalf of that party;

(k)	assume that each Lending Office is that identified in Schedule 1 or in the Novation Certificate under which any Transferee became a party to this Agreement until it has received from the relevant Lender or Transferee a notice designating another office as its Lending Office and may act upon such notice until the same is superseded by a further such notice; and

(l)	deposit any instruments, documents or deeds delivered to it with any bank or professional custodian or with its or any Finance Party’s legal advisers and shall not be liable for any loss thereby incurred in the absence of any gross negligence or wilful default by it and the Facility Agent shall not be in any way liable for any loss incurred through the misconduct or default of such delegate.
18.6	No Liability to Finance Party. The Facility Agent shall have no liability or obligation to any other Finance Party:
(a)	as a result of any failure or delay by the Borrower or any other party in performing its respective obligations under any Finance Document;

(b)	for the authorisation, execution, legality, validity, enforceability, effectiveness, genuineness or sufficiency of any Finance Document or any other document relevant to this transaction or for the collectability of any sum payable under any Finance Document;

(c)	for:
(i)	the accuracy or completeness of any information supplied by any person at any time whether or not such information was or is circulated by the Facility Agent;

(ii)	the accuracy of any representation, warranty or statement (whether written or oral) made in or at any time in connection with any Finance Document;
(d)	to take any steps to ascertain whether an Event of Default or Potential Event of Default has occurred or whether the Borrower or any other party is otherwise in breach of any of its respective obligations or any representation or warranty under any Finance Document;

(e)	to provide any credit or other information relating to the Borrower or any Security Provider or otherwise relating to the Facility, except as expressly stated in this Agreement;

(f)	to account for any sum received by the Facility Agent (other than for the account of the other Finance Parties) by way of fees or reimbursement of expenses in connection with any Finance Document or for any benefit received by it arising out of any present or future banking or other relationship with the Borrower or any Security Provider or any person connected with the Borrower or any Security Provider;

(g)	for any delay (or any related consequences) in crediting an account with any amount required to be paid by the Facility Agent under any Finance Document if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose;

(h)	as a result of any act or omission by the Facility Agent or any director, officer, employee or agent of the Facility Agent in connection with the Facility, except in the case of the Facility Agent’s gross negligence or wilful misconduct.
Each other Finance Party agrees that it will not seek to make any claim against any director, officer, employee or agent of the Facility Agent in respect of any of the matters described in this Clause 18.6.

18.7	No Liability to Borrower. The Facility Agent shall have no liability or obligation to the Borrower as a result of any failure or delay by any Finance Party or any other party in performing its respective obligations under any Finance Document.

18.8	Indemnity. The Lenders shall indemnify the Facility Agent upon demand from and against all claims, actions, liabilities, damages, penalties, losses, costs and expenses (including legal fees) which the Facility Agent may incur in any way relating to or arising out of any Finance Document or relating to or arising out of any action taken or omitted to be taken by the Facility Agent in seeking to protect, exercise or enforce the rights of the Finance Parties or otherwise in connection with the Facility, (including, without limitation, the costs, charges and expenses referred to in Clauses 11.4 and 11.5) unless and to the extent that any of the foregoing results directly from the Facility Agent’s gross negligence or wilful misconduct. The Lenders shall be severally liable under the foregoing indemnity in proportion to their respective Participations in the Loan or, if no Advance has yet been made, in proportion to their respective Commitments, in each case calculated at the time of the Facility Agent’s demand, or, if the Loan has been fully repaid, in proportion to their respective Participations in the Loan immediately before such repayment. The Borrower shall immediately on demand reimburse each Lender for any payment made under this Clause.

18.9	Acknowledgement by other Finance Parties. Each of the other Finance Parties acknowledges to and agrees with the Facility Agent that:
(a)	it has itself been and will continue to be solely responsible for making its own independent analysis of and investigations into the status, creditworthiness, prospects, business, operations, assets and condition of the Borrower, each Security Provider and any other person referred to herein and for making its own decisions as to the entering into or the taking or not taking of any action in connection with this transaction;

(b)	any due diligence in respect of the Borrower, the Security Providers and the transactions contemplated under the Finance Documents required to comply with the requirements under the applicable law relating to anti-money laundering shall remain the responsibility of each other Finance Party, and it is expressly agreed that the Borrower shall, and shall procure each of the Security Providers to, provide any information required by any Finance Party as soon as practicable for the purpose of complying with such Finance Party’s obligations under the applicable law relating to anti-money laundering;

(c)	it has not relied upon any representation or statement made by the Facility

Agent as being an inducement to enter into any of the Finance Documents.
18.10	Certifications by Facility Agent. Where any provision of any Finance Document provides that the Facility Agent may certify or determine an amount or rate payable by the other Finance Parties or any of them, a certificate by the Facility Agent as to such amount or rate shall be conclusive and binding on each such other Finance Party in the absence of manifest error.

18.11	No Restriction of Business. The Facility Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise such rights and powers as if it was not acting as an agent and trustee in relation to any of the Finance Documents. The Facility Agent may engage in any banking or other business with the Borrower or any Security Provider or any person connected with the Borrower or any Security Provider and may treat as confidential, and shall not be obliged to disclose to any other Finance Party, any information which it receives in connection with such other business.

18.12	Resignation of Facility Agent. The Facility Agent may resign at any time by giving not less than thirty (30) days’ prior written notice to the Lenders and the Borrower. The Majority Lenders, on behalf of the Finance Parties, shall have the right to appoint a successor Facility Agent, but if they do not do so within the period of such notice the retiring Facility Agent may appoint a successor Facility Agent. The Facility Agent’s resignation shall not take effect until a successor Facility Agent has been appointed. Upon such appointment the successor Facility Agent shall succeed to and become vested with all the rights, powers, discretions and duties of the retiring Facility Agent and the retiring Facility Agent shall be discharged from any further duties and obligations hereunder. The parties to this Agreement agree to execute whatever documents may be necessary to effect such a change of Facility Agent. After any retiring Facility Agent’s resignation the provisions of this Clause 18 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Facility Agent.

18.13	Security Agent. The following provisions shall apply to the Offshore Security Agent in its capacity as trustee in relation to any of the Offshore Security Documents and the Onshore Security Agent in its capacity as agent in relation to any of the Onshore Security Documents.
(a)	each of the Offshore Security Agent and the Onshore Security Agent:
(i)	may accept without enquiry or objection such title as the Borrower or the relevant Security Provider may have to any assets which are subject to any of the Security Documents to which it is a party and shall not be liable for any lack of or defect in such title, whether apparent or not and whether capable of remedy or not;

(ii)	may procure that any investment or all or any part of the property and assets charged or assigned under the Security Documents to which it is a party, or the proceeds thereof, is held and/or registered in the name of its nominee;

(b)	neither the Offshore Security Agent nor the Onshore Security Agent:
(i)	shall be liable for any omission or delay in giving notice to any third party, or effecting any filing or registration, or obtaining any authorisation, or otherwise perfecting the security constituted by any of the Security Documents to which it is a party;

(ii)	shall be obliged to hold any share certificates, title or other documents relating to the assets charged under any of the Security Documents to which it is a party in its own possession or to take any steps to protect or preserve such documents, and may permit the Borrower or the relevant Security Provider (or its lawyers or representatives) to retain such documents in its possession if it is reasonable in the circumstances;
(c)	unless provided otherwise in any Security Document to which it is a party, monies which are received by the Offshore Security Agent or the Onshore Security Agent and held by it as trustee in relation to any of the Security Documents to which it is a party may be invested in its name or under its control in any investment authorised by Hong Kong law for the investment of trust money by trustees or in any other investments which may be selected by it, and if not otherwise invested such monies may be placed on deposit in its name or under its control at such bank or institution (including the Offshore Security Agent or the Onshore Security Agent) and upon such terms as it may think fit;

(d)	each of the Finance Parties (other than the Offshore Security Agent) authorises the Offshore Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the Security Documents to which it is a party as trustee, as agent or as otherwise provided, and confirms that the Offshore Security Agent shall have an independent right to release from any Security Document to which it is a party any asset permitted to be disposed of under this Agreement or the relevant Security Document and authorises the Offshore Security Agent to execute any document which is reasonably required to achieve the release of any property or asset subject to the relevant Security Document to which it is a party as permitted or required by the terms of this Agreement or the relevant Security Document;

(e)	each of the Finance Parties (other than the Onshore Security Agent) authorises the Onshore Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the Security Documents to which it is a party as agent or as otherwise provided, and confirms that the Onshore Security Agent shall have an independent right to release from any Security Document to which it is a party any asset permitted to be disposed of under the relevant Security Document and authorises the Onshore Security Agent to execute any document which is reasonably required to achieve the release of any property or asset subject to the relevant Security Document as permitted or required by the terms of the relevant Security Document;

(f)	each of the Offshore Security Agent and the Onshore Security Agent may

appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act as a trustee or agent, either separately or jointly with it, in relation to any of the Security Documents to which it is a party if it considers that such an appointment is necessary or desirable for the purpose of conforming with any legal requirement in any relevant jurisdiction or otherwise for the purpose of holding, administering, protecting or enforcing any of the Security Documents to which it is a party, and any such trustee or agent shall have such powers and discretions (not exceeding those conferred it) and such obligations as shall be conferred or imposed on it by it;

(g)	in relation to any Security Document governed by a law other than Hong Kong or Chinese law, each Finance Party:
(i)	shall execute and deliver any Security Document which, under applicable law, cannot be entered into by the Offshore Security Agent on its behalf, for example, because the security constituted by the Security Document must be entered into by it as creditor having a pro rata claim of the claims secured thereby;

(ii)	shall grant the Offshore Security Agent power of representation in relation to the execution, enforcement and administration of the Security Documents; and

(iii)	shall enter into such notarial deeds or other deeds or documents as are required under any applicable law relating to the security constituted by the Security Documents to enable the Offshore Security Agent or another attorney-in-fact to execute any Security Document on such Finance Party’s behalf and administer and enforce such security;
(h)	Clauses 18.5 to 18.12 shall also apply to each of the Offshore Security Agent and the Onshore Security Agent as if references therein to the Offshore Security Agent or, as the case may be, the Onshore Security Agent.
18.14	No Partnership. Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership between any of the parties to this Agreement.

18.15	Change of Name and Reorganisation of Lenders. In the event that any Lender changes its name or enter into any reorganisation, merger, amalgamation and consolidation with any other entity, such Lender shall at the request of the Facility Agent and at its own cost provide a legal opinion in form and substance satisfactory to the Facility Agent confirming that the surviving entity shall assume the obligations of such Lender under the Finance Documents by not later than 15 days (or such longer period as the Facility Agent may agree in writing) after the change in name, reorganisation, merger, amalgamation and consolidation takes effect. Should such Lender fail to do so, the Facility Agent shall be entitled (but not obliged) to require such Lender to transfer its rights and obligations under the Finance Documents in accordance with Clause 22.4.

19.	AMENDMENT

Any amendment or waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by or on behalf of the party against whom the amendment or waiver is asserted. For these purposes, any amendment or waiver which is made in writing by the Facility Agent at the direction of the Majority Lenders shall be binding on all Finance Parties, except that the written approval of all Lenders is required where that amendment or waiver relates to:
(a)	an increase of the Facility or of any Lender’s Commitment or the length of the Tranche A Availability Period, the Tranche B Availability Period or the Tranche C Availability Period or the amount or currency of or the due date for any payment of principal or interest on the Loan;

(b)	a reduction in the rate or rates of interest or any commitment or other fees or other amounts payable to the Lenders hereunder;

(c)	any voluntary or mandatory prepayment;

(d)	any amendment of the definition of “Majority Lenders” or of the provisions of this Clause;

(e)	the provision of any guarantee of or security for the Borrower’s obligations under this Agreement or the release or amendment of any Security Document or the release of any security created thereby; or

(f)	any provision of this Agreement which expressly requires the consent of all Lenders.
Any amendment affecting the rights of the Facility Agent, the Offshore Security Agent or the Onshore Security Agent shall also require the consent of the Facility Agent, the Offshore Security Agent or, as the case may be, the Onshore Security Agent. Without prejudice to the generality of the foregoing, any amendment of any provision of this Agreement shall only be effective if signed by the Borrower.

20.	WAIVER AND SEVERABILITY

Time is of the essence of this Agreement but no failure or delay by any Finance Party in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.

21.	MISCELLANEOUS

21.1	Execution. This Agreement shall become effective as of the date hereof.

21.2	Entire Agreement. The Finance Documents constitute the entire obligation of the Finance Parties and supersede any previous expressions of intent or understandings in respect of this transaction.

21.3	Publicity. No announcement or other publicity in connection with this Agreement or relating in any way to the Facility shall be made or arranged except with the Facility Agent’s and the Borrower’s prior written consent.

21.4	Counterparts.
(a)	This Agreement (i) may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement; and (ii) the executed signature pages of each party to this Agreement may be collated into and attached to any number of single copies of this Agreement, pursuant to paragraph (b) below, as if each of them had been executed by the parties in a single copy, and this has the same effect as if this Agreement had been executed in the relevant number of single copies,

(b)	If the parties to this Agreement choose to execute the same in accordance with paragraph (a)(ii) above, each party will transmit its signed signature page(s) either to (i) Baker & McKenzie (or such other person authorised by each party to this Agreement) or (ii) the Facility Agent (or such other person authorised by the Facility Agent) (each person referred to in paragraphs (i) and (ii) above a “Recipient”), and the Recipient shall be and shall be deemed to be authorised by each such party, upon receipt of the executed signature pages of each party to this Agreement, to collate and attach them into single copies of this Agreement (with one executed signature page of each party being collated into and attached to one such single copy). For the avoidance of doubt, the Recipient shall have no further duties connected with its position as Recipient.
21.5	“Know your customer” checks.
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or the composition of the shareholders of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
22.	ASSIGNMENT, NOVATION AND LENDING OFFICES

22.1	The Borrower. The Borrower shall not assign or transfer all or any part of its rights or obligations under this Agreement.

22.2	Assignment and Novation. A Lender may:
(a)	assign all or any part of its rights under the Finance Documents in accordance with Clause 22.3; or

(b)	transfer by novation all or a portion of its rights, benefits and obligations under the Finance Documents in accordance with Clause 22.4,
(any such assignment or transfer by novation being referred to in this Clause 22 as a “transfer”). The Borrower shall execute and do all such documents, acts and things as the Facility Agent may reasonably require for perfecting and completing any such transfer.

22.3	Assignment by Lenders. Subject to Clause 22.5, any Lender may at any time without the consent of any person assign all or any of its rights under the Finance Documents to any other person, Provided that:
(a)	any transfer of rights together with a novation of obligations to the same person may only be made in accordance with the novation procedure set out in Clause 22.4; and

(b)	no such assignment shall take effect until the proposed assignee has (i) agreed with the Facility Agent and the other Lenders that it shall be under the same obligations towards each of them as it would have been under if it had been a party hereto as a Lender, (ii) paid the Facility Agent for its own account a fee of one thousand US Dollars (US$1,000) and (iii) paid all sums which have been demanded under Clause 22.8.
22.4	Novation by Lenders. Subject to Clause 22.5, any Lender may at any time transfer by novation all or part of its rights, benefits and/or obligations under or arising out of the Finance Documents to any person. Such transfer shall be effected by:
(i)	the Eligible Transferee delivering a completed original Novation Certificate duly executed by such Lender and the intended Transferee to the Facility Agent (for this purpose only, for itself and as agent for and on behalf of the Borrower and the other Lenders) together with a fee for the account of the Facility Agent of one thousand US Dollars (US$1,000); and

(ii)	the Facility Agent executing such Novation Certificate to acknowledge receipt thereof.
Upon delivery and execution of a Novation Certificate in accordance with the above conditions, all parties to this Agreement agree that, on the later of the date specified as the Transfer Date in such Novation Certificate and the fifth (5th) Business Day following the date of receipt thereof by the Facility Agent (unless the Facility Agent agrees a shorter period):
(a)	to the extent only that in such Novation Certificate the Lender which is party thereto seeks to transfer its rights and/or its obligations under the Finance Documents, the Borrower and such Lender shall each be released from further obligations to the other hereunder and their respective rights against the other shall be cancelled (such rights and obligations being referred to in this Clause 22.4 as “discharged rights and obligations”);

(b)	the Borrower and the Transferee which is party to such Novation Certificate shall each assume obligations towards the other and/or acquire rights against the other which differ from such discharged rights and obligations only insofar as the Borrower and such Transferee have assumed and/or acquired the same in place of the Borrower and such Lender; and

(c)	the Facility Agent, such Transferee, the other Lenders, the Offshore Security Agent and the Onshore Security Agent shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Lender with the rights and obligations acquired or assumed by it as a result of such transfer.
22.5	Consent of Borrower. Notwithstanding any contrary provisions in this Agreement, the prior written consent of the Borrower is required for an assignment or transfer by a Lender pursuant to this Clause to any person not being an Eligible Transferee, unless such assignment or transfer is made at a time when an Event of Default is continuing. In the event that consent of the Borrower is not required for an assignment or transfer pursuant to this Clause, the Facility Agent shall inform the Borrower of any such assignment or transfer promptly after such assignment or transfer.

22.6	Authority. Each of the Borrower, the other Lenders, the Offshore Security Agent and the Onshore Security Agent hereby irrevocably authorises the Facility Agent without further reference to it to acknowledge receipt of each Novation Certificate delivered to it in accordance with Clause 22.4 by its execution thereof. Upon receipt of any Novation Certificate, the Facility Agent shall send a copy thereof to the Borrower but the Borrower agrees that failure to do so shall not invalidate any transfer. The Facility Agent shall incur no liability to the Borrower, any Lender by virtue of its acting in accordance with the provisions of this Clause.

22.7	Reliance. The Facility Agent and the Borrower may rely on and act in accordance with any Novation Certificate which has been delivered to and accepted by the Facility Agent in accordance with Clause 22.4 and which appears to be complete and regular on its face. Neither of them shall incur any liability to any party by so doing and the Facility Agent shall not be obliged to check or enquire whether a purported Transferee is an Eligible Transferee Provided that if it has actual notice that any proposed Transferee is not an Eligible Transferee and the transfer is not otherwise in compliance with Clause 22.5, the Facility Agent is hereby authorised and is required to refuse to accept the relevant Novation Certificate.

22.8	Reimbursement of Facility Agent. Any Lender seeking to effect any transfer under this Clause 22 shall reimburse the Facility Agent on demand for all costs, charges and expenses (including legal fees on a full indemnity basis) reasonably incurred in connection therewith.

22.9	Payments. The Facility Agent shall distribute payments received by it in relation to all or any part of a share of Commitment or Participation to the Lender indicated in the records of the Facility Agent as being so entitled on that date Provided that the Facility Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to any part of this Clause to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

22.10	Participations. A Lender may at any time grant one or more participations in its rights and/or obligations under the Finance Documents but no other party thereto shall be concerned in any way with any participation so granted.

22.11	Disclosure. A Finance Party may disclose to:
(a)	any actual or potential successor;

(b)	any other person:
(i)	to (or through whom) that Finance Party assigns or transfers (or may assign or transfer) all or any of its rights or obligations under the Finance Documents;

(ii)	with (or through whom) that Finance Party enters (or may potentially enter) into any participation or hedging arrangement in relation to this

Agreement or any other transaction under which payments are to be made by reference to this Agreement, the Borrower or any Security Provider;
(c)	any Holding Company of such Finance Party;

(d)	any Subsidiary of such Finance Party or of its Holding Company;

(e)	its head office and any other branch, office or unit;

(f)	any other Finance Party;

(g)	any other Security Provider; or

(h)	any other person permitted by the Borrower or any other Security Provider; or

(i)	any professional adviser and other person which provides services of any kind to such Finance Party in connection with the operation of its business (including, without limitation, any rating agency, insurer or insurance broker, direct or indirect provider of credit protection, debt collection agency, credit reference agency or contractor), on a confidential basis such information about the Borrower, any other Security Provider and the Finance Documents as such Finance Party shall consider appropriate. Any Finance Party and any person to whom disclosure has been made pursuant to this Clause may also make such disclosures as may be required by or pursuant to any applicable (i) law or regulation of Hong Kong or elsewhere and (ii) (whether or not having the force of law) any guideline, directive or request from a governmental, intergovernmental or supranational body, authority, agency, department or regulatory, self-regulatory or other authority or organisation of Hong Kong or elsewhere with which such Finance Party or other person is customarily expected to comply.

22.12	Lending Offices. Each Lender shall act initially through its Lending Office specified in Schedule 1 and may act subsequently through any of its other offices as selected by it from time to time. A Lender shall promptly notify the Facility Agent of any change of its Lending Office.

22.13	Relevant Costs. If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Lending Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the new Lender or Lender acting through its new Lending Office under Clause 9 or 10 or 11.6, then the new Lender or Lender acting through its new Lending Office is only entitled to receive payment under those Clauses to the same extent as the existing Lender or

Lender acting through its previous Lender Office would have been if the assignment, transfer or change had not occurred.

23.	NOTICES

23.1	Delivery. Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other parties):

To the Borrower:	MI Energy Corporation
Room 402, Block C
Yuanda Center
Huizhong Road, Chaoyang
Beijing
PRC

	Fax Number	:	(8610) 5123 8866
	Attention	:	Mr. Zhang Rui Lin / Mr. Forrest
Dietrich / Mr. Allen Mak

To the Facility Agent:	CITIC Ka Wah Bank Limited
9/F, Lippo Centre, Tower One
89 Queensway
Hong Kong

	Fax Number	:	(852) 3603 4398
	Attention	:	Ms. Janice Sze/Ms. Windy Lau
and to the Lenders at their respective Lending Offices.

23.2	Deemed Delivery. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when despatched with electronic confirmation of complete and error-free transmission, Provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

23.3	Facility Agent. All communications between the Lenders and the Borrower in relation to this Agreement shall be made through the Facility Agent.

23.4	Language. Each notice, demand or other communication hereunder and any other documents required to be delivered hereunder shall be either in English or Chinese accompanied by a certified translation thereof into the English language.

24.	GOVERNING LAW AND JURISDICTION

24.1	Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

24.2	Jurisdiction. The Borrower irrevocably agrees for the benefit of each of the Finance Parties that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong and irrevocably submits to the non-exclusive jurisdiction of such courts.

24.3	Process Agent. The Borrower hereby appoints Law Debenture Services (H.K.) Limited (the “Process Agent”) to be its agent to accept on behalf of the Borrower service of process issued by the Facility Agent in relation to this Agreement. In the event of any action being commenced in relation to this Agreement, the Borrower agrees that the process by which such action is commenced shall be sufficiently served on the Borrower, and shall be deemed to have been so served, if addressed to the Process Agent and left at or sent by post to the following address:
Room 3105, Alexandra House
18 Chater Road, Central, Hong Kong
or to the registered office for the time being of the Process Agent. Notice of any change of Process Agent and/or its address for service in Hong Kong may be given to the Facility Agent in writing by the Borrower, in which case the new details of the new Process Agent and/or address will only apply with effect from the fifteenth (15th) day after receipt of such notice by the Facility Agent. If service of process on the Process Agent is impracticable because the address for service has ceased to exist or otherwise, the Borrower agrees that, so long as the Facility Agent has arranged for the relevant documents to be couriered to the Borrower’s address as set out in Clause 23.1 (whether or not the Borrower has received such documents), the process shall be sufficiently served by inserting an advertisement of such process in an issue of a daily newspaper in Hong Kong, whereupon service shall be deemed to have been effected on the day of publication of such advertisement.

24.4	No Limitation on Right of Action. Nothing herein shall limit the right of the Finance Parties to commence any legal action against the Borrower and/or its property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

24.5	Waiver; Final Judgment Conclusive. The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the choice of Hong Kong as the venue of any legal action arising out of or relating to this Agreement and agrees not to claim that any court thereof is not a convenient or appropriate forum. The Borrower also agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

24.6	Waiver of Immunity. The Borrower irrevocably and unconditionally waives any immunity to which it or its property may at any time be or become entitled, whether characterised as sovereign immunity or otherwise, from any set-off or legal action in Hong Kong or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment.

25.	LANGUAGE

This Agreement shall be prepared and executed in both English and Chinese. In case of any inconsistency between the English version and the Chinese version of this Agreement, the English version shall prevail.
IN WITNESS whereof this Agreement has been executed by the parties hereto on the date stated at the beginning of this Agreement.

Schedule 1
The Lenders

	Tranche A	Tranche B	Tranche C
Name and Lending Office	Commitment	Commitment	Commitment
CITIC Ka Wah Bank Limited 9/F., Lippo Centre, Tower One 89 Queensway Hong Kong	US$48,500,000	US$30,000,000	US$7,500,000 plus, subject to Clause 4.7, such portion of any Additional Tranche C Amount as in the proportion which its Tranche A Commitment bears to the aggregate Tranche A Commitments of all Lenders
Fax Number : (852) 3603 4333
Attention : Mr. Benjamin Ng / Mr. Mark Ng

CITIC Ka Wah Bank (China) Limited, Beijing Branch	US$14,000,000		Subject to Clause 4.7, such portion of any Additional Tranche C Amount as in the proportion which its Tranche A Commitment bears to the aggregate Tranche A Commitments of all Lenders
Room 3201-3205, Full Tower No. 9 Dongsanhuanzhonglu Chaoyang District Beijing People’s Republic of China

Fax Number: (8610) 8591 1168
Attention: Mr. Frederick Wan / Ms. Helen Huang

	Tranche A	Tranche B	Tranche C
Name and Lending Office	Commitment	Commitment	Commitment
China CITIC Bank Corporation Limited, Guangzhou Branch	US$62,500,000	US$30,000,000	US$7,500,000 plus, subject to Clause 4.7, such portion of any Additional Tranche C Amount as in the proportion which its Tranche A Commitment bears to the aggregate Tranche A Commitments of all Lenders
48/F, CITIC Plaza 233 Tianhe Road North 510613 Guangzhou People’s Republic of China
Fax Number : (8620) 8752 0176
Attention : Ms. Chen Hua / Mr. Chen Gu

Total:	US$125,000,000	US$60,000,000	US$15,000,000 plus, subject to Clause 4.7, any Additional Tranche C Amount

Schedule 2
Form of Novation Certificate

To:	CITIC Ka Wah Bank Limited
as agent for itself and on behalf of the Finance Parties and the Borrower each as defined below and as agent and trustee under the Offshore Security Documents and as agent for the Onshore Security Agent under the Onshore Security Documents
NOVATION CERTIFICATE
Relating to the agreement (the “Facility Agreement”) dated                     2009 whereby a loan facility was made available to MI Energy Corporation (the “Borrower”) by the Lenders (as therein defined) on whose behalf CITIC Ka Wah Bank Limited (the “Facility Agent”) acted as agent in connection therewith. Terms defined in the Facility Agreement shall have the same meanings when used herein.
1.	[ ] (the “Transferor”) confirms the accuracy of the summary of its Participation in the Facility set out in the Schedule below and requests [ ] (the “Transferee”) to accept and procure the transfer to the Transferee of [the whole] / [[ ] per cent] of its [Tranche A] / [Tranche B] / [Tranche C] Commitment and/or its Participation in the [Tranche A] / [Tranche B] / [Tranche C] Loan and the corresponding benefit of the Security Documents by countersigning and delivering this Novation Certificate to the Facility Agent at its address for the service of notices specified in the Facility Agreement.

2.	The Transferee hereby requests the Facility Agent to accept this Novation Certificate as being delivered to the Facility Agent pursuant to Clause 22.4 of the Facility Agreement so as to take effect in accordance with the terms thereof on [ ] 200• (the “Transfer Date”) or on such later date as may be determined in accordance with the terms of Clause 22.4 and confirms and agrees as contemplated by such Clause.

3.	The Transferee hereby:
(a)	undertakes with the Transferor and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of any Finance Document are expressed to be assumed by it after receipt of this Novation Certificate by the Facility Agent and satisfaction of the conditions (if any) subject to which this Novation Certificate is expressed to take effect;

(b)	appoints the Facility Agent to act as its agent as provided in the Facility Agreement;

(c)	appoints the Offshore Security Agent to act as its agent and trustee as provided in the Offshore Security Documents and authorises it, in its capacity as trustee to settle the rights, benefits and interests as described in each Offshore Security Document on trust on its behalf;
(d)	appoints the Onshore Security Agent to act as its agent as provided in the Onshore Security Documents;

(e)	expressly agrees to all the terms of the Facility Agreement and the Security Documents.
4.	The Transferee warrants that it has received copies of the Facility Agreement and each of the Security Documents together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Transferor or any other Finance Party to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such document or information and further agrees that it has not relied and will not rely on the Transferor or any other Finance Party to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to any Finance Document.

5.	Neither the Transferor nor the Facility Agent (either on its own behalf or on behalf of any other Finance Party or other person) makes any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating thereto or assumes any responsibility for the financial condition of the Borrower, any Security Provider or any other party or for the performance and observance by the Borrower or any other party of any of its obligations under the Finance Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6.	By its execution of this Novation Certificate, the Transferee hereby represents to the Transferor and each of the other parties to the Finance Documents that:
(a)	it is an Eligible Transferee; and

(b)	it is duly incorporated, validly existing, has full power, authority and legal right to enter into the transactions contemplated by, and perform the obligations assumed pursuant to, this Novation Certificate and the relevant Finance Documents and has taken all necessary action to authorise execution of this Novation Certificate.
7.	The Transferor hereby gives notice that nothing herein or in any Finance Document (or any document relating thereto) shall oblige the Transferor to:
(a)	accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under any Finance Document hereby transferred; or

(b)	support any losses directly or indirectly sustained or incurred by the Transferee (i) by reason of the non-performance by the Borrower or any other party to any Finance Document or any document relating thereto of its obligations under any such document or (ii) otherwise.
The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.
8.	This Novation Certificate and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of Hong Kong.

The Schedule
Transferor’s Participation in the Facility

Tranche A Commitment	Participation in the Tranche A Loan

Tranche B Commitment	Participation in the Tranche B Loan

Tranche C Commitment	Participation in the Tranche C Loan
Amount to be Transferred

Tranche A Commitment	Tranche A Participation
%	%

Amount:	Amount:

US$	US$

Tranche B Commitment	Tranche B Participation
%	%

Amount:	Amount:

US$	US$

Tranche C Commitment	Tranche C Participation
%	%

Amount:	Amount:

US$	US$

[Transferor]	[Transferee]

By:	By:
Date	Date:
Address:
Tel:
Fax:

Bank account(s)
for payments:
Receipt acknowledged.

Facility Agent
By:
Date:

•	This Novation Certificate is not a security and is of no value to any person other than the Transferor, the Transferee and the Borrower.

Schedule 3
Financial Definitions
For the purpose of Clause 14.3, unless the context requires otherwise:
“Borrowed Money” means indebtedness (other than ordinary trade indebtedness) incurred in respect of (a) money borrowed from any bank or financial institution which carries out banking business and (b) any bond, convertible bond or note;
“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with GAAP, would be treated as capital expenditure;
“Consolidated EBITDA” means, in relation to the Borrower and its Subsidiaries, in respect of any financial period, their consolidated earnings before Consolidated Interest Expense, taxation, depreciation and amortization after exceptional items, determined by reference to the Relevant Financial Statements
“Consolidated Interest Expense” means, in relation to the Borrower and its Subsidiaries on a consolidated basis, in respect of any financial period, the aggregate amount of interest payable by the Borrower and its Subsidiaries in respect of Borrowed Money during such financial period;
“Consolidated Tangible Net Worth” means, in relation to the Borrower and its Subsidiaries on a consolidated basis, the aggregate of the shareholder equity of the Borrower as shown in the Relevant Financial Statements of the relevant financial year of the Borrower or the relevant half year, after adding back:
(a)	the aggregate amount of Deemed Dividends declared by the Borrower up to the end of such financial year or half year;

(b)	the aggregate amount of IPO Midnight Dividends paid by the Borrower up to the end of such financial year or half year;

(c)	the aggregate value of the put option arrangements entered into by the Borrower with Standard Bank plc with respect to the price of crude oil which has been written off up to the end of such financial year or half year (provided that the maximum aggregate value of such write off shall not exceed RMB 227,673,000 (or its equivalent in any other currency));
but after:
(i)	deducting therefrom to the extent not already deducted or written off in determining reserves any amount attributable to intangible assets including, goodwill arising on the consolidation of a future Subsidiary;

(ii)	making such adjustments as may be appropriate to reflect any variation in the amount of such paid-up share capital or the amounts standing to the credit of such reserves (other than profit and loss account) which shall have occurred since the date of the Relevant Financial Statements or which would result from any transaction for the purpose of which the Consolidated Tangible Net Worth is being computed or any transaction to be carried out contemporaneously therewith and so that for this purpose if the Borrower proposes to issue or has issued shares for cash and the issue has been underwritten by a financial institution or financial institutions satisfactory to the Facility Agent then such shares shall be deemed to have been issued and the amount (including any premium) of the subscription moneys payable in respect thereof (not being moneys payable later than four (4) months after the date of allotment) shall be deemed to have been paid up at the date on which the issue of such shares was underwritten and such underwriting became unconditional;
(iii)	deducting therefrom, to the extent included in such reserves as a result of the acquisition by the Borrower of a controlling interest or jointly controlled interest in a subsidiary and if not otherwise deducted, any amount attributable to the interests of the Borrower or its Subsidiaries in that subsidiary or jointly controlled subsidiary outside such group of companies insofar as the same exceeds the cost of such interests; and
(iv)	making such other adjustments (if any) as the auditors for the time being of the Borrower consider appropriate (including proper adjustments to take account of any minority or other interests in any subsidiary);
“Consolidated Total Borrowing” means the aggregate indebtedness of the Borrower and its Subsidiaries owed in respect of Borrowed Money;
“GAAP” means the then accounting principles adopted by the Borrower (which shall be either the International Financial Reporting Standards or the generally accepted accounting principles in the United States of America);
“Relevant Financial Statements” means, at any particular time, the then latest consolidated financial statements of the Borrower delivered to the Facility Agent pursuant to Clause 14.1(a)(i) or 14.1(a)(ii).

Schedule 4
Hedging Policy
Oil hedging
•	Not to engage in speculative oil hedging

•	Oil hedging to cover a reasonable portion of the Borrower’s portion of monthly oil production

•	When determining oil hedging, take into account the following factors:
1)	annual projections of oil production

2)	forward curve of oil prices

3)	expected investments into drilling each year and the level of production derived from such investment

4)	other factors which may affect oil hedge (eg tax, government policies/law, bank requirements, IPO requirements, etc)
•	Oil hedging should not cover an excessively long period where oil prices cannot be ascertained with a reasonable degree of certainty. Oil hedging should be restricted to cover a reasonable period where there oil prices can be determined with a reasonable degree of certainty (eg Up to 2 years).

•	Hedging should concentrate on protecting downside; upside should be retained by the Borrower.

•	Hedging should be to manage oil price risk, and must not introduce additional risk or uncertainty to the Borrower’s future income.

•	Hedging must consider the uncertainty in the spread between the hedge marker price and the Borrower’s contract price.

•	All oil hedging to be approved by Board of Directors of the Borrower.
Interest hedging
•	Not to engage in speculative interest hedging

•	Interest hedging should be considered when current interest rates are very low and there is a reasonable assumption that interest rate will increase in the foreseeable future

•	Interest hedging will be considered when there is a bank loan outstanding where the interest rate is a floating rate

•	Interest hedging should only be considered when it reduces risk and uncertainty in the amount of future interest payments that may need to be made by the Borrower, and when such payments are critical to the Borrower’s future financial performance.

•	When determining interest rate hedging, the following factors should be considered:
1)	Tenor of bank loan with floating interest rate

2)	Forward curve of interest rate

3)	Cost of interest swap compared to current interest rate

4)	Likelihood of actual interest rate exceeding interest rate swap during interest hedging period

5)	Do not commit to interest hedging for full amount of loan to allow for future interest rate hedging on portion of loan not covered by interest rate hedge depending on how interest rates move in the future

6)	Other factors (eg tax, government policies/law, bank requirements, IPO requirements, etc)
•	Interest hedging should not cover an excessively long period where interest rates cannot be ascertained with a reasonable degree of certainty. Interest hedging should be restricted to cover a reasonable period where interest rates can be determined with a reasonable degree of certainty (eg Up to 2 years)

•	All interest rate hedging to be approved by the Board of Directors of the Borrower
RMB Hedging
•	Not to engage in speculative RMB hedging

•	RMB hedging should be considered when there is a reasonable assumption that RMB will strengthen against US$ in the foreseeable future

•	RMB hedging will be considered when there is a US$ bank loan outstanding or when we are listed (ie to provide for dividends to shareholders)

•	RMB hedging will be considered when necessary to protect the amount needed to be invested for project development and operations.

•	RMB hedging will consider oil price dependency on strength/weakness of the US$, that is, the Borrower’s income is linked to the US$, but its expenditures are linked to the RMB.

•	When determining RMB hedging, the following factors should be considered:
1)	Tenor of bank loan and the debt servicing (principle, interest and fees) required each period

2)	Forward curve of RMB/US$

3)	Cost of RMB/US$ swap compared to current exchange rate for RMB/US$

4)	Likelihood of actual RMB/US$ rate exceeding RMB/US$ swap rate during RMB/US$ hedging period

5)	Cashflow projections during the tenor of US$ bank loan

6)	Amount of RMB cashflow generated from the Moliqing Oilfield and the Miao 3 Oilfield and RMB denominated expenses for all oilfields and Beijing office expenses

7)	Any excess RMB cashflows after taking into account (6) can be considered for RMB/US$ hedging to the extent required to service US$ loan, pay dividends, settle US$/HK$ expenses, overseas M&A, etc

8)	Do not commit to RMB hedging for full amount of loan to allow for RMB interest rate hedging on portion of loan not covered by interest rate hedge depending on how interest rates move in the future

9)	Other factors (eg tax, government policies/law, bank requirements, IPO requirements, etc)
•	RMB/US$ hedging should not cover an excessively long period where RMB/US$ exchange rates cannot be ascertained with a reasonable degree of certainty. RMB/US$ hedging should be restricted to cover a reasonable period where RMB/US$ exchange rates can be determined with a reasonable degree of certainty (eg Up to 2 years)

•	All RMB/US$ hedging to be approved by the Board of Directors of the Borrower

Schedule 5
Operation of Accounts
1.	Establishment of Accounts
1.1	The Borrower has established with the Facility Agent (a) the MIE Offshore Account and (b) the Debt Service Reserve Account and, in accordance with the terms of this Agreement, shall maintain such accounts.
1.2	The Borrower has established with the Onshore Account Bank the MIE Onshore Account and, in accordance with the terms of this Agreement, shall maintain such account.
1.3	The Borrower has established with the Facility Agent the Main Operating Account and, in accordance with the terms of this Agreement, shall maintain such account. For the avoidance of doubt, the Facility Agent shall provide standard banking services with respect to the Main Operating Account in accordance with the General Terms and Conditions of the Facility Agent as published and amended from time to time.
1.4	The Borrower shall not, without the prior written notice to the Facility Agent, open any bank account with any bank, other than the Existing Accounts.
1.5	The Borrower hereby authorises and agrees that each of the Facility Agent and the Onshore Security Agent may at any time obtain from the Onshore Account Bank copies of the full statement of the balance of and payments into and from the MIE Onshore Account from time to time.
2.	Interest
Any amounts from time to time standing to the credit of the MIE Offshore Account, the MIE Onshore Account and/or the Debt Service Reserve Account shall bear interest in the currency in which such amount is denominated in accordance with the rates of interest generally applicable to similar accounts held with the Facility Agent and Onshore Account Bank respectively. All interest earned on the balance standing to the credit of any such account shall be credited to the account in respect of which the same was earned. The Borrower shall be entitled to put any amounts standing to the balance of such accounts (or any amount thereof) into time deposits and other liquid investments with the Facility Agent or Onshore Account Bank (as applicable), provided that no Blocking Event (as defined below) is continuing.
3.	Deposits
3.1	The Borrower shall procure that (aa) PetroChina will pay all amounts payable to the Borrower under the PSCs to (in respect of amounts paid in RMB) the MIE Onshore Account and (in respect of amounts paid in US Dollars) the MIE Offshore Account in accordance with the terms of its acknowledgement letter described in Clause 14.1(t)(ii) and PetroChina will pay all amounts payable to the Borrower under the Crude Oil Sales Contract to (in respect of amounts paid in RMB) the MIE Onshore Account and (in respect of amounts paid in US Dollars) the MIE Offshore Account and (bb) PetroChina will comply with the arrangements under the acknowledgement letter referred to in Clause 14.1(t)(ii) and will not amend or modify any of such arrangements without the prior written consent of the Facility Agent.
3.2	If at any time PetroChina pays the amounts payable to the Borrower under the PSCs and the Crude Oil Sales Contract to the bank account (account number: ) opened by the Borrower with the Existing Agent, the Borrower shall within fourteen (14) days after the payment of such amounts into such bank account arrange for such amounts to be transferred to the MIE Offshore Account.
4.	Withdrawals
4.1	Upon receipt of any payment by PetroChina into the MIE Onshore Account or the MIE Offshore Account, the Borrower shall be entitled to withdraw an amount of up to 10% of such amount and use such amount for onward transmission to Global Oil Corporation (notwithstanding that a Blocking Event may be continuing at such time).
4.2	Subject to the provisions below and paragraph 4.3 of this Schedule 5, the Borrower shall be entitled to withdraw amounts standing to the credit of the MIE Onshore Account, MIE Offshore Account or Debt Service Reserve Account (but, in relation to the Debt Service Reserve Account, only to the extent that the balance of such account exceeds the Debt Service Reserve Requirement) for any purpose, except as otherwise restricted under this Agreement:
(a)	(in relation to any withdrawal from the MIE Offshore Account or the Debt Service Reserve Account) the Borrower shall have delivered a certificate (in the form set out in Schedule 12) signed by a Director or the Chief Financial Officer of the Borrower to the Facility Agent (i) stating that none of the Blocking Events is continuing as at the date of the certificate and (in the case of a withdrawal from the MIE Offshore Account) specifying that such withdrawal is to be made for the purpose(s) as specified in paragraph (c) below (and such certificate may request an immediate withdrawal), or, (ii) specifying each Blocking Event that is continuing as at the date of the certificate, the purpose of such withdrawal (which, in the case of a withdrawal from the MIE Offshore Account, shall be the purpose(s) as specified in paragraph (c) below)_and specifying a date of withdrawal not sooner than the date falling three (3) Business Days after the date of such certificate;

(b)	(in relation to any withdrawal from the MIE Onshore Account) the Borrower shall have delivered a certificate (in the form set out in Schedule 12) signed by a Director or the Chief Financial Officer of the Borrower to the Onshore Security Agent (i) stating that none of the Blocking Events is continuing as at the date of the certificate and specifying that such withdrawal is to be made for the purpose(s) as specified in paragraph (d) below (and such certificate may request an immediate withdrawal), or, (ii) specifying each Blocking Event that is continuing as at the date of the certificate, the purpose of such withdrawal and specifying a date of withdrawal not sooner than the date falling three (3) Business Days after the date of such certificate;

(c)	the amounts withdrawn by the Borrower from the MIE Offshore Account shall only be applied for the purposes and in the order of priority set out below:
(i)	to make payment of the amounts referred to in paragraph 4.1 of this Schedule 5;

(ii)	to make payment of taxes and royalties incurred or required to be paid by the Borrower;

(iii)	to transfer to the joint accounts opened with China CITIC Bank Corporation Limited, Beijing Anzhen Branch by the Borrower as operator of the Oilfield Projects the amounts required for the exploration, investment, extraction, operation and development of the Oilfield Projects;

(iv)	to make payment of amounts due and payable under the Finance Documents or to fund the Debt Service Reserve Account up to the Debt Service Reserve Requirement;

(v)	if elected by the Borrower, to make repayment of shareholder’s loans to its shareholder(s) as permitted under Clause 14.2(b);

(vi)	if elected by the Borrower, to make payment of dividends to the Corporate Shareholder as permitted under Clause 14.2(c) and 14.2(d) or to provide loans to the Corporate Shareholder as permitted under Clause 14.2(f);

(vii)	to transfer to the Main Operating Account any other amounts;
(d)	all amounts withdrawn from the MIE Onshore Account shall be applied towards, after paying the amounts referred to in paragraph 4.1 of this Schedule 5, paying or discharging the development and production costs, daily operating expenses or taxes or royalties in respect of the Oilfields;

(e)	if any withdrawal is made for the purpose of the payment of dividends by the Borrower to its shareholders, such payment shall be in compliance with the provisions in Clauses 14.2(c) and 14.2(d);

(f)	if any withdrawal is made for the purpose of the provision of loans by the Borrower to the Corporate Shareholders, such payment shall be in compliance with the provisions in Clauses 14.2(f).

4.3	At any time that (a) an Event of Default has occurred and for so long as the same is continuing, (b) the financial covenants set out in Clause 14.3 are not satisfied, or (c) the Debt Service Reserve Account is not funded to the amount of the Debt Service Reserve Requirement (each a “Blocking Event”), the Facility Agent may notify (with a simultaneous copy of such notice to the Borrower setting out reasonable details of the relevant Blocking Event(s)) (i) itself in its capacity as account bank for the MIE Offshore Account and/or the Debt Service Reserve Account, and/or (ii) the Onshore Account Bank as account bank of the MIE Onshore Account, of the occurrence and continuance of such event and upon receipt of such notice by the Facility Agent or the Onshore Account Bank (as relevant) until revocation of such notice by the Facility Agent (to be given promptly after such Blocking Event ceases to continue, with a copy to the Borrower):
(a)	the Borrower shall not be permitted to request any transfers, payments or withdrawals from the MIE Offshore Account, MIE Onshore Account and/or Debt Service Reserve Account (as notified) unless the relevant transfer, payment or withdrawal has been approved by the Facility Agent, provided that, for the avoidance of doubt, the parties to this Agreement agree that the Facility Agent may deliver a notice that only imposes partial limits or restrictions on withdrawals from such account(s);

(b)	the MIE Offshore Account, MIE Onshore Account and/or Debt Service Reserve Account (as notified) shall be operated, and transfers and withdrawals shall be made, solely on the instructions of the Facility Agent.
5.	MIE Onshore Account
5.1	The Borrower shall be entitled to, from time to time, open a new bank account (the “Replacement Onshore Account”) with the Onshore Account Bank and designate such new account as the MIE Onshore Account in accordance with the terms of the Charge over Onshore Account, provided that the account that was previously the MIE Onshore Account (the “Old Onshore Account”) shall remain open until such time as PetroChina commences to pay all amounts payable (in respect of amounts to be paid in RMB) to the Borrower under the PSCs and the Crude Oil Sales Contract to the Replacement Onshore Account, and prior to such time the Borrower shall, within fourteen (14) days after the payment of such amounts into the Old Onshore Account, arrange for such amounts to be transferred to the Replacement Onshore Account.
5.2	After the Facility Agent (acting reasonably) is satisfied that PetroChina has commenced to pay all amounts under the PSCs and the Crude Oil Sales Contract into the MIE Offshore Account (but in any event not before the date on which the Facility Agent has received the evidence referred to in Clause 14.1(u)(i)), the Charge over Onshore Account shall, promptly at the request of the Borrower and at the cost of the Borrower, be released, and the Borrower shall be entitled to close the MIE Onshore Account.

6.	Debt Service Reserve Account
6.1	The Borrower shall ensure that payments are made into the Debt Service Reserve Account as required to ensure that the balance standing to the credit of the Debt Service Reserve Account is at least equal to the Debt Service Reserve Requirement.
6.2	The Borrower may, on or prior to any repayment date that occurs under Clause 5.1 or Clause 6.5 or any Interest Payment Date, either pay an appropriate additional amount into the Debt Service Reserve Account or pay the amounts required to be paid on such repayment date or Interest Payment Date directly to the Facility Agent. Sums standing to the credit of the Debt Service Reserve Account shall on each repayment date that occurs under Clause 5.1 or Clause 6.5 or Interest Payment Date, if necessary and to the extent not paid directly to the Facility Agent, be distributed by the Facility Agent in payment to the Lenders (pro rata) of principal and interest due but unpaid on such repayment date or, as the case may be, Interest Payment Date.
6.3	If the Borrower or any Security Provider fails to make any payment of any amount under the Finance Documents on the due date for payment, the Facility Agent may (and the Borrower hereby irrevocably authorises and instructs the Facility Agent to) transfer, without any prior notice to or authority from the Borrower, from the Debt Service Reserve Account to the bank account of the Facility Agent such sum in an amount not exceeding the amount due and payable but unpaid by the Borrower or such Security Provider for the purpose of making such payment in accordance with the Finance Documents. If any such transfer is made by the Facility Agent pursuant to this paragraph 6.3, the Facility Agent shall notify the Borrower in writing promptly after such transfer.
6.4	If the amount standing to the credit of the Debt Service Reserve Account is at any time less than the Debt Service Reserve Requirement, the Facility Agent may give a written notice to the Borrower notifying it of such event (with reasonable details of the relevant shortfall). If the Borrower fails to, within twenty (20) Business Days after the date of the written notice of the Facility Agent, pay into the Debt Service Reserve Account such additional amounts as are required to ensure that immediately after such payment the amount standing to the credit of the Debt Service Reserve Account is at least equal to the Debt Service Reserve Requirement, the Facility Agent may (and the Borrower hereby irrevocably authorises and instructs the Facility Agent to) transfer, without any prior notice to or authority from the Borrower, from the MIE Offshore Account to the Debt Service Reserve Account such sum in an amount not exceeding the shortfall in the Debt Service Reserve Requirement. If any such transfer is made by the Facility Agent pursuant to this paragraph 6.4, the Facility Agent shall notify the Borrower in writing promptly after such transfer.
6.5	In this Schedule 5, “Debt Service Reserve Requirement” means at any time the aggregate amounts (as certified by the Facility Agent in accordance with

Clause 12.7 from time to time and containing reasonable details of such calculation) of scheduled principal and interest and other sums (including commitment fees) due and payable by the Borrower under the Finance Documents up to and including the date falling six months thereafter.

7.	Main Operating Account
The Borrower shall procure that all payments to be made by it to any third party shall be effected through the Main Operating Account, except that:
(a)	the Borrower may make payments permitted under paragraphs 4.2(c)(i) to (vi) of this Schedule 5 directly through the MIE Offshore Account;

(b)	the Borrower may transfer from the Main Operating Account to the US Bank Account (as defined in Schedule 14) the amounts required to pay the remuneration of senior management and the other staff employed by the office of the Borrower in the United States, the legal and other professional fees, insurance premium and the other administrative expenses incurred by the office of the Borrower in the United States for the purpose of discharging such amounts;

(c)	during each calendar month, the Borrower may transfer from the Main Operating Account to any of its bank accounts such other amount and may pay such other amount to any third party through any such bank account, Provided that:
(i)	the amount of each such transfer (other than any transfer to the US Bank Account pursuant to paragraph (b) above) shall not exceed US$300,000 (or its equivalent in any other currency);

(ii)	the aggregate amount of all such transfers (other than any transfer to the US Bank Account pursuant to paragraph (b) above) during such calendar month shall not exceed US$1,000,000 (or its equivalent in any other currency); and

(iii)	before each such transfer (other than any transfer to the US Bank Account pursuant to paragraph (b) above) is effected, the Borrower shall have provided with the Facility Agent a copy of the relevant document evidencing the purpose for which the funds to be transferred are to be used.
8.	Account Mandates
8.1	In the event of any conflict between any mandate or other account opening documents entered into by the Borrower with the Facility Agent and/or the Onshore Account Bank and the terms of this Schedule 5, the terms of this Schedule 5 shall prevail (but only to the extent that the Facility Agent and/or Onshore Account Bank would not be in breach of any applicable law as a result).

8.2	No right of set-off or other right given by applicable law or under any mandate or other account opening documents entered into by the Borrower in relation to the Main Operating Account shall be used for the benefit of the Finance Parties in relation to any payments due and payable by the Borrower under the Finance Documents except during the continuance of an Event of Default.

Schedule 6
List of Existing Encumbrances of the Borrower
1.	The Existing Security Documents to which the Borrower is a party.
2.	Deposit of up to RMB47,000,000 with Shanghai Pudong Development Bank as guarantee for the obligations of Guotai Oil Development Corporation.

Schedule 7
List of Existing Loans and Guarantees given by the Borrower
1.	US Dollar loan provided to Far East Energy in the principal amount of US$11,873,439.68.
2.	US Dollar loan provided to the Corporate Shareholder in the principal amount of US$216,650.85.

Schedule 8
List of Existing Loans and Guarantees given by the Corporate Shareholder
1.	US Dollar loan provided to the Borrower in the principal amount of US$49,999,992.25.

Schedule 9
List of Existing Indebtedness of the Borrower
1.	The Existing Facility.
2.	US Dollar loan provided by the Corporate Shareholder in the principal amount of US$49,999,992.25.

Schedule 10
List of Existing Indebtedness of the Corporate Shareholder
1.	US Dollar loan provided by the Borrower in the principal amount of US$216,650.85.

Schedule 11
Status Report of the Conditions Precedent

Schedule 12
Form of Withdrawal Certificate
To: [CITIC Ka Wah Bank Limited] / [China CITIC Bank Corporation Limited, Guangzhou Branch]
From: MI Energy Corporation
Date: [       ]
Proposed withdrawal from Account (No: [       ])
1.	We refer to the US$200,000,000 facility agreement dated [ ] 2009 (the “Facility Agreement”) entered into between, among others, ourselves as borrower, the lenders named therein and CITIC Ka Wah Bank Limited as facility agent. Terms defined in the Facility Agreement have the same meaning when used in this certificate.

2.	This is a withdrawal certificate referred to in paragraph 4.2[(a)]/[(b)] of Schedule 5 to the Facility Agreement.

3.	We wish to make a withdrawal from our account (No: [ ]) with you on the following terms:
(a)	Withdrawal date: [ ] [Note: If any of the conditions in 5(a) to (c) below is not satisfied, the requested withdrawal date cannot be earlier than 3 Business Days after the date of this certificate];

(b)	Amount of withdrawal: [US$]/[RMB][ ];

(c)	[Purpose of withdrawal: [ ].]* / [The withdrawal is to be made for the purpose set out in paragraph [4.2(c)[ ]] / [4.2(d)] of Schedule 5 to the Facility Agreement.]**
4.	Our payment instructions are: [ ].

5.	[We confirm that, as at the date of this certificate:
(a)	no Event of Default has occurred and is continuing;

(b)	the financial covenants set out in clause 14.3 of the Facility Agreement are satisfied; and

(c)	the Debt Service Reserve Account is funded to the amount of the Debt Service Reserve Requirement.]***
OR
[Note: If any of the above conditions is not satisfied, specify details of the relevant condition(s)]

Yours faithfully,
For and on behalf of

MI Energy Corporation

Name:
Note
*	-	Applicable for any withdrawal from the MIE Onshore Account or the Debt Service Reserve Account or the MIE Offshore Account if any of the conditions in 5(a) to 5(c) is not satisfied.
**	-	Applicable for any withdrawal from the MIE Offshore Account or the MIE Onshore Account if the conditions in 5(a) to 5(c) are satisfied.
***	-	Not required for any withdrawal from the MIE Onshore Account or the MIE Offshore Account if made to pay Global Oil Corporation.

Schedule 13
Part I
Insurances
1.	The Borrower shall effect and maintain or cause to be effected and maintained for so long as any sums remain owing under this Agreement and any other Finance Documents:
(a)	all such insurance over its assets and undertaking (i) as would be maintained as a matter of good oil and gas industry practice (“good industry practice”) and by an operator with a similar business to the Borrower in the relevant jurisdiction, and (ii) as may be required to be maintained by it by any applicable law or by the terms of any of the PSCs; and

(b)	insurances relating to the Oilfields covering property damage, operator’s extra expenses (including control of well, limited redrilling, seepage and pollution, clean-up and contamination), business interruption and third party liability, in accordance with and as more fully described in Part II of this Schedule 13 as varied from time to time in accordance with paragraphs 3 and 6 of Part I of this Schedule 13 (the “Material Insurances”).
2.	The Borrower shall procure that all Material Insurances shall be placed and maintained with reputable Chinese insurers and that seventy per cent. (70%) of such insurance shall be reinsured offshore with reinsurers which, at each inception or renewal of the relevant Material Insurances:
(a)	are rated at least A- by Standard & Poor’s or an equivalent rating by A.M. Best or any other rating agency approved from time to time by the Facility Agent (such approval not to be unreasonably withheld or delayed) (and, if such reinsurer has an equivalent rating from two or more such rating agencies, all such ratings must be A- or equivalent); or
(b)	are otherwise approved in writing by the Facility Agent (acting reasonably and after consultation with the Insurance Adviser) prior to the relevant inception or renewal.
3.	With respect to the Material Insurances effected by it pursuant to paragraph 1(b) of Part I of this Schedule 13, the Borrower shall maintain those endorsements listed in Part III of this Schedule 13 to the extent that such provisions are normally maintained from time to time as a matter of good industry practice provided that the Borrower will notify the Facility Agent 45 days prior to the replacement or renewal of any Material Insurances if it believes that any of the endorsements listed in Part III of this Schedule 13 are not maintained as a matter of good industry practice.
4.	If any Adverse Variation is proposed to be made to the terms of any Material Insurance, the Borrower shall promptly after becoming aware of the same, give written notice thereof to the Facility Agent. No Adverse Variation to any Material Insurance shall be effected or agreed by the Borrower unless the Facility Agent (acting reasonably in consultation with the Insurance Adviser) notifies the Borrower in writing that such Adverse Variation is either not material to the Finance Parties or is otherwise acceptable. The Facility Agent will not unreasonably withhold or delay such notification.
5.	The Borrower shall procure that the Offshore Security Agent receives a broker’s letter of undertaking from any insurance broker acting on its behalf in relation to any placement or renewal of the Material Insurances, substantially in the agreed form or otherwise acceptable to the Facility Agent (acting reasonably in consultation with the Insurance Adviser).
6.	If at any time the Insurance Adviser confirms that any Material Insurance on the terms complying with this Schedule 13 is not available in the PRC or international insurance or reinsurance market or is subject to premiums or endorsements which are not reasonable or such insurance or reinsurance is not available on reasonable commercial terms, the Borrower will (notwithstanding any provision to the contrary under the Finance Documents) not be required to maintain such Material Insurances until such time as the Insurance Adviser confirms that such Material Insurances have become available on reasonable commercial terms (including without limitation cost).
7.	The Borrower shall take all reasonable action to comply or procure compliance at all times with the terms and conditions of all Material Insurances, and use reasonable efforts to procure that nothing is at any time done, or suffered to be done, whereby any Material Insurance may be impaired, suspended or rendered void or voidable in whole or in part, or any claim becomes uncollectable in full or in part, including, without limitation complying with all of the requirements imposed on it under the Material Insurances.
8.	Subject to paragraphs 9 and 10 of Part I of this Schedule 13, the Borrower shall have the sole conduct of claims under the Material Insurances arising out of any loss but shall keep the Facility Agent informed at regular intervals (and in any event at least once every six (6) months while any such claim is continuing) of the progress of such claim and the application of any resulting insurance proceeds. That information shall identify for each claim under each Material Insurance the type of claim, the amount of the claim, the current status of that claim and such further information relating to that claim as the Facility Agent may reasonably request.
9.	The Borrower shall promptly supply to the Facility Agent details of any claim made under any Material Insurance for an amount which is, net of the applicable deductible, in excess of US$1,000,000 (or its equivalent in other currencies) per occurrence or where the amount of the claim, net of the applicable deductible, when aggregated with all other amounts claimed under any Material Insurances during the period of twelve (12) months ending on the date of such claim, exceeds US$3,000,000 (or its equivalent in other currencies).

10.	The Borrower shall not negotiate, compromise or settle any claim for either:
(a)	less than 75% of the full amount of the relevant claim; or

(b)	more than US$500,000 less than the full amount of the relevant claim, without the written consent of the Majority Lenders (with such consent not to be unreasonably withheld or delayed).

Part II
Material Insurances
1.	ALL RISKS (INCLUDING MACHINERY BREAKDOWN) INSURANCE -FIXED ASSETS

Minimum Cover:	“All Risks” of physical loss of or damage to all real and personal onshore property (including, but not limited to, the buildings, structures, equipment, spares and consumables, terminal, pipelines and everything connected therewith) comprising the Oilfields and or leased equipment and machinery. Including inland transit within the People’s Republic of China.

Minimum Sum insured:	As necessary according to the PSCs and confirmed by the Facility Agent. To include sublimit for unscheduled properties, items under care, custody and control that are not scheduled and unscheduled property in transit

Maximum Deductible:	To be approved by the Facility Agent (acting in consultation with the Insurance Adviser). Preferably US$100,000 e.e.o. but US$50,000 in respect of transit coverage.

Insured Parties:	The Borrower and, if required under the PSCs, PetroChina, Global Oil Corporation and the JMC.

Required Extensions:	(a)	Cost escalation clause/additional cost

	(b)	strikes, riots and civil commotion and

	(c)	removal of wreck (25% of sum insured);

	(d)	additional costs of complying with public/local authority requirements;

	(e)	automatic reinstatement of sum insured;

	(f)	interim payments clause;

	(g)	basis of settlements clause;

	(h)	capital additions clause; and

	(i)	debris removal, demolition costs and

professional fees; and

	(j)	coverage for property in the course of construction, installation or erection

	(k)	suitable multiple insured clause.

Other terms	The policy must include standard industrial all risks wording in respect of the processing assets, including but not limited to electrical sub-station and the central processing station.
2.	OPERATOR’S EXTRA EXPENSES incl, Control of Well, Redrilling / Extra Expenses, Seepage and Pollution, Clean-up and Contamination

Form of wordings	EED — 8/86 with suitable endorsements as per Interest

Minimum combined limit	US$10,000,000 combined single limit, any one limit occurrence.

But US$1,000,000 e.e.o. in respect of Care, Custody and Control.

Maximum Deductible:	All except CCC (see below):

As agreed by the Facility Agent (acting in consultation with the Insurance Adviser). Preferably combined single of less than US$500,000

Care, Custody and Control cover:

As agreed by the Facility Agent (acting in consultation with the Insurance Adviser). Preferably US$50,000 e.e.o.

Insured Parties:	The Borrower and, if required under the PSCs, CNPC/PetroChina, Global Oil Corporation and the JMC.

Main exclusions:	As agreed by the Majority Lenders (acting in consultation with the Insurance Adviser).

Required Extensions:	(a) Underground Blowout

(b) Care, Custody and Control

(c) Suitable Multiple Insured Clause (6 paragraphs only)

(d) Evacuation Expenses if profile of risk

changes to higher exposure
3.	BUSINESS and CONTINGENT BUSINESS INTERRUPTION FOLLOWING ALL RISKS (INCLUDING MACHINERY BREAKDOWN)

Minimum Cover:	Financial loss sustained as a result of any occurrence covered by the All Risks policy described in item 1 above which causes interruption in the normal commercial operations of the Borrower, including but not limited to:

(a) debt servicing and hedging costs (which includes interest, principal payments, commitment fees, agency fees, other fees and all other amounts owed to the Finance Parties); and

(b) all amounts incurred by the Borrower by way of fixed expenses, contractual payment obligations (as and if contemplated under the PSCs), interest, default interest and extension payments unless otherwise agreed by the Facility Agent (acting in consultation with the Insurance Advisor), in each case until the date on which all amounts owing under the Finance Documents are discharged in full.

Minimum Sum insured:	An amount not less than the aggregate of (a) the debt servicing costs referred to in paragraph (a) under the heading “Minimum Cover” above, and (b) the amounts referred to in paragraph (b) under the heading “Minimum Cover” above provided that, in each case, the Minimum Sum insured shall be no less that the highest amount determined by reference to “Minimum Cover” above in each of the three Indemnity Periods next following the date on which the Minimum Sum insured is determined.

Indemnity Period:	A minimum of 6 months from the date following the date of occurrence.

Maximum Deductible:	To be approved by the Facility Agent (acting in consultation with the Insurance Advisor), but no more than 60 days.

Insured Parties:	The Borrower, Offshore Security Agent (on behalf of the Finance Parties) to be named loss payee.

Required Extensions:	(a)	Delay or interruption caused by a risk of a type indemnifiable under the All Risks (including Machinery Breakdown) section of the package policy which occurs in the vicinity of the Oilfields and which hinders or prevents access to the Oilfields. Including the Increased Cost Of Working;

	(b)	payment on account / interim payment clause, together with requested Lenders’ endorsements plus Multiple Insured Clause (6 paragraphs);

	(c)	suppliers’ and customers’ premises extensions, if relevant and not contractually protected through other means, including at least the Contingent Business Interruption in respect of the oil pipelines used but not owned by the Borrower; and

	(d)	cut-through clause if insurer not rated appropriately.

Main exclusions:	Permitted to include the following exclusions and others as may be agreed by the Facility Agent (acting in consultation with the Insurance Adviser):

	(a)	loss caused by failure of the insured to obtain or extend any permit, lease, licence or purchase order commitment; and

	(b)	fines or damages for breach of contract for late or non-completion of orders.
4.	COMPREHENSIVE GENERAL LIABILITY INSURANCE

Minimum Cover:	Occurrence-based insurance in respect of all sums which any insured becomes legally liable to pay in respect of legal and contractual liability to third parties (including other insured parties in accordance with the cross-liability clause) for:

	(a)	death or bodily injury, or

	(b)	damage to third party property,

arising out of the conduct of the Borrower’s business, and professional costs (including legal defence costs) and expenses incurred in dealing with any claim. Using LSW 244 with 168 hour discovery period.

Minimum limit of liability:	For any one occurrence US$15,000,000.

Maximum Deductible:	Not to exceed US$50,000 each claim for damage to third party property. None for injury to / death of individuals.

Insured Parties:	The Borrower and, if required under the PSCs, CNPC/PetroChina, Global Oil Corporation and the JMC.

Geographical Limit:	Worldwide.

Jurisdiction:	Worldwide (excluding USA and Canada).

Required Extensions:	(a)	Liabilities arising from sudden, unintended and unexpected seepage, pollution and contamination;

	(b)	Lenders’ endorsements

	(c)	a cross-liability clause

	(d)	cut-through clause if insurer not rated appropriately

	(e)	Deletion of exclusion 4a to Energy Exclusions LSW 245.
5.	WORKMEN’S COMPENSATION/EMPLOYER’S LIABILITY

The Borrower must, in accordance with applicable laws and regulations:
(a)	procure that there is in effect a policy or policies of insurance to indemnify the legal and contractual liabilities of the Borrower and all its sub-contractors of any tier for the accidental death or injury of any staff or employee of the Borrower or its nominated agents, representatives or agents during the course of his employment in connection with the Borrower’s business anywhere in the People’s Republic of China; and

(b)	use its best endeavours to procure that there is in effect a policy or policies of insurance to indemnify the legal and contractual liabilities of PetroChina together with Global Oil Corporation and all their sub-contractors of any tier in respect of the accidental death or injury of any staff or employee of PetroChina together with Global Oil Corporation and sub-contractors of any tier or their nominated agents, representatives or agents during the course of his employment in connection with the Borrower’s business anywhere in the People’s Republic of China.

6.	KEYMAN INSURANCES

Insured Person:	Mr. Zhang Rui Lin.

Minimum sum insured:	RMB10,000,000.

Minimum Term:	5 years.

Loss Payee:	Offshore Security Agent (on behalf of the Finance Parties).
7.	OTHER INSURANCES
Motor insurance as required by the relevant local law, and all other insurances, potentially including aviation liability insurance, which are required to be purchased pursuant to Part I of this Schedule 13. Insurances are to be purchased in the name of the Borrower, with the Finance Parties being named as co-insureds if the Facility Agent so requires, and for such sums insured as the Borrower and the Facility Agent shall agree or, failing that, as a prudent operator of the Borrower’s business (acting in accordance with good insurance practices) would purchase.

Part III
Insurance Policy Endorsements
All policies relating to the Material Insurances must contain the following provisions or endorsements:
1.	In this endorsement it is agreed that:
Borrower means MI Energy Corporation.
JMC means Joint Management Committee.
GOC means Global Oil Corporation.
PetroChina means PetroChina Company Limited.

PSC means Production Sharing Contract.
Termination Date means the date on which all present and future obligations of the Borrower to the Finance Parties under the Finance Documents have been unconditionally and irrevocably discharged in full.
Finance Parties means the banks and other institutions which are loss payees hereunder and are involved in providing financing to the Borrower pursuant to a US$200,000,000 facility agreement dated [ ] 2009. The phrase includes any agent and/or trustee, assignee, transferee, successor or novated, replacement or additional creditor of or in relation to any of the foregoing.
Insureds means, severally, the insureds named in this insurance policy.
Facility Agent means CITIC Ka Wah Bank Limited acting in that capacity for the Finance Parties and includes its successors from time to time in that capacity.
Offshore Security Agent means CITIC Ka Wah Bank Limited acting in that capacity for the Finance Parties and includes its successors from time to time in that capacity.
Material Insurances means:
(a)	property all risks (including machinery breakdown) insurance — fixed assets

(b)	Operator’s Extra Expense (O.E.E.)

(c)	Comprehensive General Liability Insurance

(d)	business interruption and contingent business interruption insurance following all risks
Comprehensive General Liability Insurance means insurance in respect of all sums which any Insured becomes liable to pay in respect of legal liability to third parties.

2.	[The Insurers acknowledge that they have been notified that the Borrower has assigned by way of first ranking security to the Finance Parties all its rights title and interest in this insurance (or reinsurance as applicable) and in the subject matter of this insurance (or reinsurance as applicable), and confirm that other than the notification under the security referred to in paragraph 3 below, they have not been notified of any other assignment of or security interest in the Borrower’s interest in this insurance (or reinsurance as applicable).
3.	The Insurers acknowledge that the Finance Parties and their respective officers, directors, employees, agents and assigns are each loss payees under this policy. The Insurers waive all rights of contribution against any other insurance (or reinsurance as applicable) effected by the Finance Parties or their directors, officers, employees, agents or assigns.][1]
4.	The Insurers acknowledge receipt of consideration for their insurance (or reinsurance as applicable) hereunder and waive any claim that they might otherwise have against such party in respect of any premium payable in respect of this insurance (or reinsurance as applicable).
5.	The Insurers acknowledge that the Insurance is primary to and not excess to (except in respect of layers of third party cover effected specifically for the Borrower) or contributing with any other insurance (or reinsurance as applicable) maintained by any Insured. The Insurers waive all rights of contribution against any other insurances (or reinsurances as applicable) effected by the Insured.
6.	The Insurers waive any claim for average or contribution in respect of any other insurance (or reinsurance as applicable) of the insured risks or any other insurance (or reinsurance as applicable) effected by the Finance Parties or their directors, officers or employees.
7.	The Insurers agree that each of the Insureds shall, for the purpose of this policy, be treated as an individually and separately insured (or re-insured as applicable) party to the insurance (or reinsurance as applicable) contract, and each shall be separately insured from any other insured person in respect of its own insurable rights and interest, provided that the total liability of the Insurers under each Part of this policy to the Insured collectively shall not (unless the policy specifically permits otherwise) exceed the Limit of Indemnity stated to be insured thereby. The liability of the Insurers under this policy to any one Insured shall not be conditional upon the due observance and fulfilment by any other insured (or re-insured as applicable) party of the terms and conditions of this policy or of any contractual, pre-contractual or non-contractual duties imposed by law or contract upon that insured party relating thereto, and shall not be affected by any failure in such observance or fulfilment by any such other insured party. Without prejudice to the protections afforded to the Insured by this endorsement, no one Insured represents or warrants the adequacy or accuracy of any information provided or representation made by or on behalf of any other Insured.
8.	The Insurer hereby agrees to waive all rights of subrogation which it may have or acquire against any of the parties comprising the Insureds, their affiliates, their

[1]	To be included in endorsements relating to business interruption insurance and keyman insurance only.

consultants, officers, directors and employees, and other parties to the extent required by contract.
9.	The Insurers acknowledge, for the benefit of the Insureds, that:
(a)	they have received adequate information in order to evaluate the risk of insuring (or re-insuring) the Borrower in respect of the risks hereby insured on the assumption that such information is not materially misleading;

(b)	there is no information which has been relied on or is required by Insurers in respect of their decision to make the Finance Parties or their directors, officers, employees or agents loss payees;

(c)	no person has been authorised to make any representation on behalf of any of the Finance Parties or their directors, offices, employees or agents in relation to their becoming or being loss payees under this policy;

(d)	no Insured will be penalised or prejudiced in any way nor shall any of this policy be rendered void by any non-disclosure of any information the disclosure of which is prohibited or restricted by the laws, regulations, decrees or policies of the People’s Republic of China or any provincial, municipal or local government or any department, agency or bureau thereof or judicial body of the People’s Republic of China having jurisdiction over the Borrower or any part of its business; and

(e)	the Finance Parties shall have no duty of disclosure except in relation to information made available to them by any other Insured relating to the Borrower or any part of its business, provided such information is not confidential.
10.	If an Insured shall provide or suppress any information or make any claim knowing the same to be false or fraudulent as regards amount or otherwise, the benefit to him of insurance (or re-insurance as applicable) under this policy shall become void and all his claims hereunder shall be forfeited.
(a)	The rights and indemnity of any Insured who is not guilty of any fraud, misrepresentation, non-disclosure or breach of condition shall not be prejudiced or affected by any fraud, misrepresentation, non-disclosure, breach of warranty or breach of condition by any other parties comprising the Insured.

(b)	In any situation where it may be alleged that there has been a failure by any Insured to advise material alterations or that there has been non-disclosure or misrepresentation of information originally supplied, the Insurer shall not exercise any rights to avoid the Policy as against the Insurer if such failure, non-disclosure or misrepresentation was innocent and free of any fraudulent conduct or intent to deceive, and provided the same shall be advised to the Insurer as soon as it shall become known and any reasonable retrospective amendment of premium and/or terms accepted by the Insured.

(c)	For the purposes of the indemnity granted by this policy claims made by any of the parties defined as the Insured against any other party so described shall be treated as though the party claiming was not named as the Insured in this policy, provided always that nothing herein shall increase the limit of liability under this policy.
11.	[The Insurers shall not be entitled to offset any sums payable to the Finance Parties against premium or other moneys owing by the Borrower, nor any sums owing to the Borrower under this policy against any moneys owing by the Borrower under any other policy or contract.][2]
12.
(a)     The Insurers’ right to repudiate, avoid, rescind or terminate this contract or to treat the contract as terminated or suspended or to deny any otherwise valid claim shall be limited to those circumstances in which the contract expressly so provides, and each Insurer waives any right that it would otherwise have to do so in any other circumstances on any ground.

(b)	Except in respect of any fraud on the part of an Insured, the Insurer waives any right that it may have at law to claim damages against any person.
13.	Currency Conversion Clause:
This clause applies in circumstances where an Insured has suffered a loss in a currency other than US dollars. An Insured suffers a loss in the currency or currencies in which that Insured has actually incurred (or, failing that, has booked) the loss, liability or expense for which it is claiming under this policy. In such circumstances the Insured is entitled to indemnity or reimbursement for his loss under this policy, subject to any applicable limit specified in the policy, by applying the Relevant Rate of Exchange as at the Relevant Date.
The Relevant Rate of Exchange is rate determined by the Facility Agent for this purpose by reference to its spot rate of exchange in Hong Kong for the purchase of the currency in which the loss has been suffered by the Insured with US dollars at or about 11.00 am on the Relevant Date or, if no such spot rate exists on the Relevant Date, by such other method as the Facility Agent (in consultation with the Borrower) reasonably determines.
The Relevant Date is:
(a)	in the case of loss or damage to property, the date or dates on which the claimant Insured becomes obliged to pay for its repair, reinstatement or replacement or (if earlier) the date on which the Insurers settle the claim of the Insured;

(b)	in the case of a liability (or cross-liability) to a third party, the date on which the claimant Insured becomes obliged to discharge that liability;

[2]	To be included in endorsements relating to business interruption insurance and keyman insurance only.

(c)	in the case of a claim for business or contingent business interruption, the last date of the period of interruption to which the claim relates; and
(d)	in any other case, the date on which the claim is first presented as a quantified claim to the Insurers by the Insured.
The amount which the Insured is entitled to be indemnified or reimbursed pursuant to this clause is called the Insured Loss.
14.	For the benefit of the Finance Parties (until the Termination Date), the Insured Parties irrevocably authorise and instruct the Insurer to pay, and the Insurer agrees to pay, all claims, returned premiums and any other moneys payable to any of them until the Termination Date under or in relation to this endorsement as follows:
(a)	if the sum recoverable is in respect of third party claims to be paid directly to a third party under the Comprehensive General Liability Insurance, such sums shall be paid directly to that third party;

(b)	if the sum recoverable is in respect of Business and Contingent Business Interruption Insurance sums shall be paid:
(i)	(unless an Event of Default is continuing and if the sums recoverable do not exceed RMB10,000,000 (or the equivalent in any other currency)) to the Borrower;

(ii)	(if the sums recoverable exceed RMB10,000,000 (or the equivalent in any other currency)) to the Offshore Security Agent or such other party as the Offshore Security Agent may specify;
(c)	if the sum recoverable is in respect of Keyman Insurance sums shall be paid to the Offshore Security Agent or such other party as the Offshore Security Agent may specify;

(d)	to the extent that sub-paragraph (a) to (c) above does not apply or payments have not been made to the third party or named insured (as the case may be) as contemplated therein, to one of the following bank accounts of the Borrower in accordance with the instructions of the Facility Agent:

MIE Offshore Account:
Bank name:	CITIC Ka Wah Bank Limited
Account name:	MI Energy Corp USD Collection Acc
Account number:

Daan USD:
Bank Name:	China CITIC Bank Corporation Limited, Beijing Anzhen Branch
Account Name:	MI (only Chinese translation of ‘MI Energy Corporation’, but not MIE (China))
Account number:	_

Daan RMB:
Bank Name:	Agricultural Bank of China, Songyuan Branch
Account Name:	MI (only Chinese translation of ‘MI Energy Corporation’, but not MIE (China))
Account number:

Moliqing USD:
Bank Name:	China CITIC Bank Corporation Limited, Beijing Anzhen Branch
Account Name:	MI (only Chinese translation of ‘MI Energy Corporation’, but not MIE (China))
Account number:

Moliqing RMB:
Bank Name:	Agricultural Bank of China, Songyuan Branch
Account Name:	MI (only Chinese translation of ‘MI Energy Corporation’, but not MIE (China))
Account number:

Miao3 USD:
Bank Name:	China CITIC Bank Corporation Limited, Beijing Anzhen Branch
Account Name:	MI (only Chinese translation of ‘MI Energy Corporation’, but not MIE (China))
Account number:

Miao3 RMB:
Bank Name:	Agricultural Bank of China, Songyuan Branch
Account Name:	MI (only Chinese translation of ‘MI Energy Corporation’, but not MIE (China))
Account number:
provided that all such payments shall be made by the Insurer without any deduction or set-off on any account or of any kind. Any monies received by the Insurer from any facultative re-insurers of the risks insured under this policy shall be received and held by the Insurer in trust for the relevant claimant Insured. A payment to the loss payee in accordance with this paragraph shall, to the extent of that payment, discharge the liability of the Insurer to pay the Borrower or other claimant insured. Each payment by the Insurer to a third party of a claim against the Borrower under a Comprehensive General Liability Insurance insured (or re-insured as applicable) by the Insurer shall be applied directly to discharge fully and finally an insured liability of the

Borrower to that third party. The arrangements in this clause shall continue to apply notwithstanding the liquidation or insolvency of the Borrower or the Insurer.
15.	Each Insurer severally agrees that neither the sums insured (or re-insured as applicable) nor the risks covered under this policy and any renewal of it by that Insurer will be reduced or amended in any way, and that no deductible, excess or retention will be increased, without the prior written agreement of the Facility Agent.
16.	The Insurers shall give to the Facility Agent:
(a)	at least 45 days’ notice in writing if any Insurer intends to cancel or suspend this insurance (or reinsurance as applicable) or any cover under this insurance (or reinsurance as applicable) for any reason;

(b)	at least 45 days’ notice in writing before avoiding for non payment of any outstanding premium in order to give an opportunity for that premium to be paid within the notice period;

(c)	at least 45 days’ notice in writing before any reduction in limits or coverage, any increase in deductibles or any termination before the original expiry date is to take effect;

(d)	notice as soon as is reasonably practicable and in any event within ten days of any such act, omission or event of any act or omission or of any event of which the Insurer has knowledge and which the Insurer considers may invalidate or render unenforceable in whole or in part this insurance (or reinsurance as applicable) or any claim under it which might entitle the Insurer to terminate rescind or repudiate this policy in whole or in part, or treat it as avoided, terminated or suspended against any insured (or re-insured) party;

(e)	at least 45 days’ notice in writing if they have not agreed to renew this Insurance at its next expiry date (or have been invited to do so);

(f)	notice promptly (and in any event, within five days) if the Borrower has not renewed this policy on or at least 45 days before its expiry date; and

(g)	at least 45 days’ notice in writing (or such lesser period as may be specified from time to time in respect of war and kindred perils) prior to any action or event which might make the policy void or voidable to the extent it is aware of the same.

The policy will not be cancelled or the coverage so altered or affected before the expiry of the notice periods referred to above.
17.	None of the Finance Parties is liable for the payment of any premium under this policy, but this does not relieve the Borrower from its obligations to pay any premium due under this policy.
18.	Neither the Offshore Security Agent nor the Facility Agent is an agent or trustee of any party other than the Finance Parties or, as the case may be, the Finance Parties for receipt of any notice or any other purpose in relation to this insurance (or reinsurance as applicable).
19.	All notices or other communications under or in connection with this policy will be given in writing or by fax. Any such notice will be deemed to be given as follows:
(a)	if in writing, when delivered; and

(b)	if by fax, on the date on which it is transmitted but only if (i) immediately after the transmission, the sender’s fax machine records the correct answerback (ii) the transmission date is a normal business day in the country of the recipient at the time of transmission and is recorded as received before 5 p.m. on that date in the recipient’s time zone, failing which it shall be deemed to be given on the next normal business day in the recipient’s country.

The address and fax number of the Offshore Security Agent for all notices under or in connection with this policy are those notified from time to time by the Facility Agent for this purpose to the Insurer. The initial address and fax number of the Offshore Security Agent are as follows:

The Offshore Security Agent: CITIC Ka Wah Bank Limited

Address:	9th Floor, Lippo Centre, Tower One
89 Queensway, Hong Kong
Fax No:	(852) 3603 4398
Attention:	Ms. Janice Sze / Ms. Windy Lau
20.	Notwithstanding any other provision of this endorsement, this endorsement shall be governed and interpreted in accordance with PRC law. Each Insurer submits irrevocably to the jurisdiction of the PRC courts for the determination of any and all issues arising out of or in connection with this endorsement (including its validity and enforceability). Without prejudice to any other mode of service, each Insurer:
(a)	agrees to maintain an agent for service of process in PRC for so long as any obligation under this endorsement is outstanding and to keep the Borrower and the Facility Agent informed as to the identity of that agent;

(b)	agrees that failure by a process agent to notify it of the service of any process will not invalidate the proceedings concerned;

(c)	agrees that if the appointment of any person mentioned paragraph (a) above ceases to be effective, it shall immediately appoint a further person in PRC to accept service of process on its behalf there and, failing such appointment within 15 days, the Offshore Security Agent is entitled to appoint such person by notice to the relevant Insurer.
21.	Each Insurer agrees that, in the event of damage to the insured property there shall be no obligation on the Insured to reinstate or replace such property. If such property is not reinstated or replaced the Insured shall nevertheless be entitled to receive as indemnity the amounts payable calculated in accordance with this policy as if such reinstatement or replacement had been effected.

22.	Each Insurer agrees:
(a)	that each provision of this endorsement as applicable to it is reasonable;

(b)	not to contest the enforceability of any such provision in any proceeding arising out of or in connection with this contract or its purported repudiation, avoidance or termination;

(c)	not to rely on any finding that any wider duty (including any pre-contractual or other non-contractual duty) was owed to Insurers than is expressed in this contract to be owed and that any such duty owed was breached (whether by any Insured or any agent of an Insured or any other person) to decline any claim or to repudiate, avoid or terminate this contract even such breach of duty was negligent;

(d)	that each such provision is severable from every other provision of this contract and is intended by it to be valid, binding and enforceable in accordance with its terms notwithstanding any purported repudiation, avoidance or termination; and

(e)	that the provisions of this specifically negotiated endorsement override any inconsistent or incompatible provision elsewhere in the contract.
23.	This provision of this endorsement may only be amended by written agreement between duly authorised representatives of the parties, such amendment to be endorsed on the contract policy.
24.	This endorsement overrides any conflicting provision in any policy to which it applies.

Schedule 14
The Existing Accounts
(a)	the MIE Offshore Account;
(b)	the Debt Service Reserve Account;
(c)	the MIE Onshore Account;
(d)	the Main Operating Account;
(e)	the US Dollar bank account opened by the Borrower with The Hongkong and Shanghai Banking Corporation Limited, Causeway Bay Branch (No.: ) (the “HSBC Bank Account”);
(f)	the US Dollar bank account opened by the Borrower with Woodforest National Bank, Houston (No.: ) (the “US Bank Account”);
(g)	the US Dollar bank account opened by the Borrower with Standard Bank plc, London (No.: );
(h)	the US Dollar bank account opened by the Borrower with Standard Bank plc, London (No.: );
(i)	the US Dollar bank account opened by the Borrower with Standard Bank plc, London (No.: );
(j)	the US Dollar bank account opened by the Borrower with The Hongkong and Shanghai Banking Corporation Limited, Causeway Branch (No.: );
(k)	the RMB bank account opened by the Borrower with Shanghai Pudong Development Bank, Dalian Branch (No.: );
(l)	the RMB bank account opened by the Borrower with Shanghai Pudong Development Bank, Beijing Branch (No.: );
(m)	the RMB bank account opened by the Borrower with China CITIC Bank Corporation Limited, Beijing Anzhen Branch (No.: );
(n)	the US Dollar bank account opened by the Borrower with China CITIC Bank Corporation Limited, Beijing Anzhen Branch (No.: );
(o)	the Hong Kong Dollar bank account opened by the Borrower with China CITIC Bank Corporation Limited, Beijing Anzhen Branch (No.: );

(p)	the RMB bank account opened by the Borrower with China CITIC Bank Corporation Limited, Beijing Anzhen Branch (No.: );
(q)	the US Dollar bank account opened by the Borrower with China CITIC Bank Corporation Limited, Beijing Anzhen Branch (No.: );
(r)	the RMB bank account opened by the Borrower with China CITIC Bank Corporation Limited, Beijing Anzhen Branch (No.: );
(s)	the US Dollar bank account opened by the Borrower with China CITIC Bank Corporation Limited, Beijing Anzhen Branch (No.: );
(t)	the RMB bank account opened by the Borrower with China CITIC Bank Corporation Limited, Beijing Anzhen Branch (No.: );
(u)	the RMB bank account opened by the Borrower with Agricultural Bank of China, Songyuan Branch (No.: ).
The Borrower hereby gives notice to the Facility Agent that it intends to open two RMB bank accounts with Agricultural Bank of China, Songyuan Branch.

THE BORROWER

SIGNED for and on behalf of MI ENERGY CORPORATION by Forrest Dietrich	) ) )	/s/ Forrest Dietrich

THE LENDERS

SIGNED for and on behalf of CITIC KA WAH BANK LIMITED by Sunny Ng Stephen Ching	) ) ) )	/s/ Sunny Ng /s/ Stephen Ching

SIGNED for and on behalf of CITIC KA WAH BANK (CHINA) LIMITED, BEIJING BRANCH by Eric Jor Frederick Wan	) ) ) )	/s/ /s/

SIGNED for and on behalf of CHINA CITIC BANK CORPORATION LIMITED, GUANGZHOU BRANCH by	) ) ) )	/s/

THE FACILITY AGENT

SIGNED for and on behalf of CITIC KA WAH BANK LIMITED by Sunny Ng Stephen Ching	) ) ) )	/s/ Sunny Ng /s/ Stephen Ching

THE ONSHORE SECURITY AGENT

SIGNED for and on behalf of CHINA CITIC BANK CORPORATION LIMITED, GUANGZHOU BRANCH by	) ) ) )	/s/

THE OFFSHORE SECURITY AGENT

SIGNED for and on behalf of CITIC KA WAH BANK LIMITED by Sunny Ng Stephen Ching	) ) ) )	/s/ Sunny Ng /s/ Stephen Ching

The Appendix
Form of Notice of Drawing
From: MI Energy Corporation
To:       CITIC Ka Wah Bank Limited
200•
Dear Sirs,
US$200,000,000 Term Loan and Revolving Credit Facility:
Facility Agreement dated [      ] 2009
We refer to the above Facility Agreement, and hereby give notice that we wish to draw [a Tranche A Advance] / [a Tranche B Advance] / [a Tranche C Advance] under the [Tranche A Facility] / [Tranche B Facility] / [Tranche C Facility] on                                          200• in the amount of US$                                        .
The proceeds of such Advance are to be used exclusively for the purposes specified in the Facility Agreement.
The proceeds of such Advance should be disbursed as follows:
[Note: To insert amount and account details]
[(i)	In relation to a portion of the proceeds of such Advance in the amount of US$[Note: This amount shall not exceed US$122,000,000] which are required for discharging the principal, accrued interest and other fees and expenses under the Existing Facility:
[Note: To insert details of bank account of Standard bank]
(ii)	In relation to a portion of the proceeds of such Advance in an amount of US$ [ ] which are required for paying the arrangement fee referred to in clause 11.3 of the Facility Agreement:
[Note: To insert details of bank account of the Facility Agent/]*
The first Interest Period in relation to the Advance shall be [      ] month(s) (subject as provided in clause [7.2 / 7.4] of the Facility Agreement).
We confirm that:
(a)	the representations and warranties set out in clause 13.1 of the Facility Agreement, repeated with reference to the facts and circumstances subsisting at the date of this

*	Applicable to Tranche A Advance only.

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notice, remain true and correct in all material respects;
(b)	no Event of Default or Potential Event of Default has occurred which remains unwaived or unremedied or would result from the making of such Advance;
[(c)	the proceeds of such Advance are to be utilised for such purposes and in such amount as permitted under our latest annual budgeted plan of capital expenditure in respect of the [ ] Oilfield Project as approved by the JMC of such Oilfield Project.].‡‡‡
Terms defined in the Facility Agreement have the same meanings when used in this notice.
For and on behalf of
MI Energy Corporation

‡‡‡	Applicable to Tranche B Advance only

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